Exhibit 10.1

$1,000,000,000

CREDIT AGREEMENT

Dated as of April 13, 2004

among

THE PREMCOR REFINING GROUP INC.

as Borrower

and

THE LENDERS AND ISSUERS PARTY HERETO

and

CITICORP NORTH AMERICA, INC.

as Administrative Agent

and

FLEET NATIONAL BANK,

as Syndication Agent

and

BANK ONE, NA

and SUNTRUST BANK

as Co- Documentation Agents

* * *

CITIGROUP GLOBAL MARKETS INC.

as Book Manager and Arranger

WEIL, GOTSHAL & MANGES LLP

767 FIFTH AVENUE

NEW YORK, NEW YORK 10153-0119

CREDIT AGREEMENT, dated as of April 13, 2004, among THE PREMCOR REFINING GROUP INC., a Delaware corporation (the “Borrower”), the Lenders (as defined below), the Issuers (as defined below), CITICORP NORTH AMERICA, INC. (“Citicorp”), as agent for the Lenders and the Issuers and as agent for the Secured Parties under the Collateral Documents (in such capacities, the “Administrative Agent”), FLEET NATIONAL BANK, as syndication agent (the “Syndication Agent”) and BANK ONE, NA and SUNTRUST BANK, as co-documentation agents (each in such capacities, the “Co-Documentation Agents”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders and Issuers make available for the purposes specified in this Agreement a revolving credit and letter of credit facility; and

WHEREAS, the Lenders and Issuers are willing to make available to the Borrower such revolving credit and letter of credit facility upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1 Defined Terms

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Issuer” means a United States domestic bank or United States branch of a foreign bank, in each case rated “A-” or higher by S&P and “A3” or higher by Moody’s.

“Account” has the meaning given to such term in the UCC.

“Account Debtor” has the meaning given to such term in the UCC.

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Affected Lender” has the meaning specified in Section 2.17 (Substitution of Lenders).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer of such Person, and each Person that is the beneficial owner of 5% or more of any class of Voting Stock of such Person. For the purposes of

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this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent Affiliate” has the meaning specified in Section 10.3(c) (Posting of Approved Electronic Communications).

“Agreement” means this Credit Agreement.

“Applicable Lending Office” means, with respect to each Revolving Credit Lender, its Domestic Lending Office in the case of a Base Rate Loan, and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Margin” means (a) during the period commencing on the Closing Date and ending on the date falling six months after the Closing Date with respect to (i) Revolving Loans and Swing Loans maintained as Base Rate Loans, a rate equal to 1.25% per annum and (ii) Revolving Loans maintained as Eurodollar Rate Loans, a rate equal to 2.25% per annum and (b) thereafter, as of any date of determination, a per annum rate equal to the rate opposite the applicable type of Loan and the then applicable Average Monthly Available Credit on such date, as set forth below:

AVERAGE MONTHLY AVAILABLE CREDIT	BASE RATE LOANS	EURODOLLAR RATE LOANS
Less than or equal to $200,000,000	1.50%	2.50%
Greater than $200,000,000 but less than or equal to $450,000,000	1.25%	2.25%
Greater than $450,000,000 but less than or equal to $700,000,000	1.00%	2.00%
Greater than $700,000,000	0.75%	1.75%

“Applicable Unused Commitment Fee Rate” means 0.50% per annum.

“Approved Account Debtor” means an Account Debtor of any Loan Party approved by the Administrative Agent in its reasonable discretion, including (as of the Closing Date, but without limiting the ability of the Administrative Agent in its reasonable discretion to exclude such Account Debtors for the purposes of this definition as a result of events occurring after the Closing Date) those set forth on Schedule 1.1(b) (Approved Account Debtors).

“Approved Account Debtor Receivable” means, (a) an Eligible Receivable carried on the books of a Loan Party as to which the Account Debtor is an Approved Account Debtor or (b) any Eligible Receivable as to which an Acceptable Issuer has issued an irrevocable standby letter of credit in the amount of such Eligible Receivable for the benefit of a Loan Party and on which such Loan Party may draw in the event of a default by the Account Debtor with respect to such Eligible Receivable; provided that such letter of credit is subject to a valid, first priority perfected Lien in favor of the Administrative Agent as security for the Secured Obligations or that Citibank is the collecting bank for such letter of credit and a copy of such letter of credit has been delivered to the Administrative Agent; and provided, further, that the proceeds of any drawing under such letter of credit are to be deposited into a Cash Collateral Account.

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“Approved Deposit Account” means a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Loan Party with a Deposit Account Bank. “Approved Deposit Account” includes all monies on deposit in a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement to the Guaranty, any joinder to the Pledge and Security Agreement and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any Financial Statement, financial and other report, notice, request, certificate and other information or material; provided, however, that, “Approved Electronic Communication” shall exclude (i) any Notice of Borrowing, Letter of Credit Request, Swing Loan Request, Notice of Conversion or Continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.8 (Optional Prepayments) and Section 2.9 (Mandatory Prepayments) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III (Conditions To Loans And Letters Of Credit) or Section 2.4(a)(Letters of Credit; Synthetic Tranche Credit-Linked Deposit Account) or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 10.3(a) (Posting of Approved Electronic Communications).

“Approved Fund” means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

“Approved Securities Intermediary” means a Securities Intermediary or Commodity Intermediary selected or approved by the Administrative Agent.

“Arranger” means Citigroup Global Markets Inc., in its capacity as sole arranger and sole book runner.

“Asset Sale” has the meaning specified in Section 8.4 (Sale of Assets).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Revolving Credit Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A (Form of Assignment and Acceptance).

“Availability Reserve” means, as of two Business Days after the date of written notice of any determination thereof to the Borrower by the Administrative Agent, such amounts

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as the Administrative Agent may from time to time establish against the Facility, in the Administrative Agent’s sole discretion exercised reasonably and in accordance with customary business practices for comparable asset based transactions, in order to cover (a) the amount of any unpaid storage and throughput obligations for Petroleum Inventory located at a location leased by any Loan Party, or owned by any Person other than a Loan Party, for which the Administrative Agent has not received a Landlord Waiver or Bailee’s Letter (as applicable) from the landlord or owner of such property, (b) expenses of insuring or similarly preserving the value of the Collateral or of preserving the Administrative Agent’s Lien thereon and (c) any other unanticipated liabilities of the Loan Parties arising after the Closing Date, including rent, customs charges, sales taxes, excise taxes, other taxes and levies, fees, assessments, other governmental charges, ERISA and similar liabilities; provided, that the aggregate amount of such reserves at any time shall be net of the amount of Excess Available Cash at such time which may be used by the Administrative Agent to set-off the foregoing items reserved for.

“Available Credit” means, at any time, (a) the lesser of (i) the then effective Revolving Credit Commitments and (ii) the Borrowing Base at such time, minus (b) the sum of (i) the aggregate Revolving Credit Outstandings at such time and (ii) any Availability Reserve in effect at such time.

“Average Monthly Available Credit” means, as of any date of determination, the average amount of the Available Credit at the close of business on each Business Day during the calendar month most recently ended.

“Bailee’s Letter” means a letter in form and substance acceptable to the Administrative Agent and executed by any Person (other than the Borrower) that is in possession of Inventory on behalf of the Borrower pursuant to which such Person acknowledges, among other things, the Administrative Agent’s Lien with respect thereto.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b) the sum (adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25%) of:

(i) 0.5% per annum;

(ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of

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recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States; and

(iii) the average during such three-week period of the maximum annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits in the United States; and

(c) 0.5% per annum plus the Federal Funds Rate.

“Base Rate Loan” means any Swing Loan or any other Loan during any period in which it bears interest based on the Base Rate.

“Blackstone Affiliates” means Blackstone Capital Partners III Merchant Banking Fund L.P., a Delaware limited partnership, Blackstone Offshore Capital Partners III L.P., a Delaware limited partnership, Blackstone Family Investment Partnership III L.P., a Delaware limited partnership, each of their respective Affiliates that is not an operating company or controlled by an operating company and each general partner of any of them who is a partner or employee of The Blackstone Group L.P. and their families, related trusts and controlled entities.

“Blocked Account Agreement” has the meaning specified in the Pledge and Security Agreement.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrower’s Accountants” means Deloitte & Touche LLP, or other independent nationally-recognized public accountants as selected by the Borrower and, if such other accountants are not one of PricewaterhouseCoopers, Ernst & Young LLP and KPMG International, as are reasonably acceptable to the Administrative Agent.

“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments.

“Borrowing Base” means, as of any date of determination, the sum, without duplication, of the following amounts as set forth in the latest Borrowing Base Certificate delivered pursuant to, and subject to the provisions of, Section 6.12(a)) (Borrowing Base Determination):

(a) 100% of Eligible Cash and Cash Equivalents, plus

(b) 95% of Eligible Investments, plus

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(c) 85% of Eligible Receivables, which may be increased (at the written request of the Borrower to the Administrative Agent) to 90% with respect to Approved Account Debtor Receivables, plus

(d) 80% of Eligible Petroleum Inventory, plus

(e) 80% of Eligible Petroleum Inventory-Not-Received, plus

(f) 100% of Paid but Unexpired Standby Letters of Credit; less

(g) the greater of (i) the aggregate amount of net Obligations pursuant to Hedging Contracts and Cash Management Obligations that in each case have not been cash-collateralized and (ii) zero ($0).

“Borrowing Base Certificate” means a certificate of the Borrower substantially in the form of Exhibit J (Form of Borrowing Base Certificate).

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, a day on which dealings in Dollar deposits are also carried on in the London or other applicable offshore interbank market.

“Capital Expenditures” means, for any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person and its Subsidiaries, excluding interest capitalized during construction.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all obligations of such Person or any of its Subsidiaries under Capital Leases.

“Cash Collateral Accounts” means each Deposit Account or Control Account that is (a) established by the Borrower or the Administrative Agent from time to time to receive cash and Permitted Investments (or purchase cash or Permitted Investments with funds received) from the Loan Parties or their Subsidiaries or Affiliates or Persons acting on their behalf pursuant to the Loan Documents, (b) with such depositaries and securities intermediaries as the Administrative Agent may determine or otherwise approve in its sole discretion, (c) in the name of the Administrative Agent or the Borrower, (d) under the Administrative Agent’s control in accordance with the provisions of Section 7.12 (Control Accounts; Approved Deposit Accounts) and the Pledge and Security Agreement and (e) in the case of a Securities Account, with respect to which the Administrative Agent shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto.

“Cash Consideration” means, with respect to any Asset Sale, the sum of (i) cash and Permitted Investments, (ii) any liabilities of the Borrower and its Restricted Subsidiaries

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which, as at the date of such Asset Sale, appeared in the most recent Financial Statements and which are irrevocably assumed by the purchaser and (iii) any notes or other obligations which are converted to cash within 180 days of such Asset Sale, which in each case are paid to the Borrower or a Restricted Subsidiary as the purchase price for such Asset Sale.

“Cash Equivalents” means any Permitted Investment in (i) the Citi Institutional Cash Reserves Class O money market fund or (ii) shares of any other money market fund constituting a Permitted Investment and approved in writing by the Administrative Agent (such approval not to be unreasonably withheld) for the purposes of this definition.

“Cash Interest Expense” means, with respect to any Person for any period, the Interest Expense of such Person for such period less the Non-Cash Interest Expense of such Person for such period.

“Cash Management Document” means any certificate, agreement or other document executed by any Loan Party in respect of the Cash Management Obligations.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided by the Administrative Agent, any Lender or Issuer, or any of their respective Affiliates, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“CGCP Plant” means the coke gasification and cogeneration power plant located at the Delaware Refinery.

“Change of Control” means the occurrence of any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended), other than Blackstone Affiliates and Occidental Affiliates, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 35% or more of the issued and outstanding Voting Stock of the Parent, (b) during any period of twelve consecutive calendar months, individuals who, at the beginning of such period, constituted the board of directors of the Parent (together with any new directors whose election by the board of directors of the Parent or whose nomination for election by the stockholders of the Parent was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office, (c) the Parent shall cease to own and control all of the economic and voting rights associated with all of the outstanding Stock of Holdings (except by reason of Holdings merging into the Parent), (d) Holdings, or (if Holdings is merged into the Parent) the Parent, shall cease to own and control all of the economic and voting rights associated with all of the outstanding Stock of the Borrower, (e) any outstanding Stock of Holdings or the Borrower shall be subject to any Lien (other than a Lien, if any, in favor of the Administrative Agent as security for the Secured Obligations) or (f) a “change of control” under, and as defined in, any Indenture.

“Citibank” means Citibank, N.A., a national banking association.

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“Citicorp” has the meaning specified in the preamble to this Agreement.

“Closing Date” means the first date on which any Loan is made or any Letter of Credit is Issued or deemed issued pursuant to Section 2.4(k)(l) (Letters of Credit).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Collateral Document.

“Collateral Documents” means the Pledge and Security Agreement, the Deposit Account Control Agreements, the Securities Account Control Agreements, the PACC Security Agreement and any other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Secured Obligations.

“Commodity Account” has the meaning given to such term in the UCC.

“Commodity Intermediary” has the meaning given to such term in the UCC.

“Compliance Certificate” has the meaning specified in Section 6.1(d) (Financial Statements).

“Common Security Agreement” means the Amended and Restated Common Security Agreement dated as of June 6, 2002 among PAFC, PACC, Sabine, Sabine LLC, Neches, the Borrower, Deutsche Bank Trust Company Americas, as Collateral Trustee for the Secured Parties named therein, HSBC Bank USA, as Capital Markets Trustee for the Capital Markets Senior Lenders named therein, and Deutsche Bank Trust Company Americas, as Depository Bank, as the same may hereafter be amended, amended and restated, supplemented or otherwise modified, refinanced or replaced, in each case in accordance with the terms thereof and of this Agreement.

“Confidential Information Memorandum” means the Confidential Information Memorandum, dated as of March 2004, provided by the Borrower to the Lenders in connection with the Facility.

“Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Net Income” means, for any Person for any period, the Consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period; provided, however, that (a) the net income of any other Person in which such Person or one of its Restricted Subsidiaries has a joint interest with a third party (which interest does not cause the net income of such other Person to be Consolidated into the net income of such Person) shall be included only to the extent of the amount of dividends or distributions paid to such Person or Restricted Subsidiary, (b) the net income of any Restricted Subsidiary of such Person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, (c) the net income of any Unrestricted Subsidiary shall be excluded and (d) extraordinary gains and losses and any one-time increase or decrease to net income that is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP shall be excluded.

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“Consolidated Operating Cash Flow” means, for any Person for any period, Consolidated Net Income from continuing operations of such Person and its Restricted Subsidiaries without giving effect to gains and losses on securities transactions (net of related taxes) for such period, increased by the sum of (a) Consolidated Fixed Charges of such Person and its Restricted Subsidiaries which reduced Consolidated Net Income for such period, (b) Consolidated income tax expense (net of taxes relating to gains and losses on securities transactions) of such Person and its Restricted Subsidiaries which reduced Consolidated Net Income for such period and (c) Consolidated depreciation and amortization expense (including amortization of purchase accounting adjustments) of such Person and its Restricted Subsidiaries and other non-cash items to the extent any of which reduced Consolidated Net Income for such period, all as determined for such Person and its Consolidated Restricted Subsidiaries in accordance with GAAP for the four full Fiscal Quarters for which Financial Statements are available as of the date of determination.

“Consolidated Operating Cash Flow Ratio” means, with respect to any Person as of any date of determination, the ratio of (a) Consolidated Operating Cash Flow of such Person and its Restricted Subsidiaries for the four Fiscal Quarters for which Financial Statements are available immediately prior to such date to (b) the aggregate Fixed Charges of such Person and its Restricted Subsidiaries for such four Fiscal Quarters, such Fixed Charges to be calculated on the basis of the amount of Indebtedness and preferred stock of such Person and its Restricted Subsidiaries outstanding on such date of determination and assuming the continuation of market interest rate levels prevailing on such date in any calculation of interest rates in respect of floating interest rate obligations; provided, however, that if such Person or any of its Restricted Subsidiaries shall have acquired, sold or otherwise disposed of any Material Asset or engaged in any Equity Issuance with respect to its Stock or Stock Equivalents, or received Net Cash Proceeds from the issuance of the Parent’s or Holdings’ Stock or Stock Equivalents, during such four Fiscal Quarters, or during the period from the end of such four Fiscal Quarter Period up to the date of determination, the calculation required in clause (a) above will be made giving effect to such acquisition, sale, disposition, Equity Issuance or other investment of the Net Cash Proceeds thereof as if such transaction had occurred at the beginning of such four Fiscal Quarter Period on a Pro Forma Basis; provided, that any such pro forma calculation may include adjustments which, in the reasonable opinion of the Borrower are appropriate (and are set forth in a certificate provided to the Administrative Agent by a Responsible Officer) to reflect operating expense reductions reasonably expected to result from the acquisition of such Material Asset or to eliminate the effect of any extraordinary accounting event with respect to any acquired Person on Consolidated Net Income.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws, operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

“Contaminant” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a

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contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, MTBE, asbestos and polychlorinated biphenyls.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Control Account” means a Securities Account or Commodity Account that is the subject of an effective Securities Account Control Agreement and that is maintained by any Loan Party with an Approved Securities Intermediary. “Control Account” includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

“Corporate Chart” means a corporate organizational chart, list or other similar document in each case in form reasonably acceptable to the Administrative Agent and setting forth, for each Person that is a Loan Party, that is subject to Section 7.11 (Additional Collateral and Guaranties) or that is a Subsidiary of any of them, (a) the full legal name of such Person (and any trade name, fictitious name or other name such Person may have had or operated under), (b) the jurisdiction of organization, the organizational number (if any) and the tax identification number (if any) of such Person, (c) the location of such Person’s chief executive office (or sole place of business), (d) the number of shares of each class of such Person’s Stock authorized (if applicable), the number outstanding as of the date of delivery and the number and percentage of such outstanding shares for each such class owned (directly or indirectly) by any Loan Party or any Subsidiary of any of them and (e) the full legal name of each intermediate and ultimate holding company with respect to such Loan Party, and (to the extent not included in clause (d) above) of each other Subsidiary of each such Person, and the number and percentage of shares of each class of such Loan Party’s, other Subsidiary’s and intermediate holding company’s Stock, respectively held by each such Person.

“Crude Oil Supply Agreements” means the crude oil supply agreement dated as of March 3, 2003, as amended, between the Borrower and MSCG, and any other similar or “line-fill” agreement which is entered into by any Loan Party with MSCG or with any other Person (which is not an Affiliate of a Loan Party) from time to time.

“Cumulative Cash Flow” means, for the period beginning on January 1, 2004 and ending on the applicable measurement date, (a)(i) EBITDA of the Borrower and its Restricted Subsidiaries plus (ii) cumulative cash equity contributions made by Holdings or Parent to the Borrower and its Restricted Subsidiaries plus (iii) cumulative cash interest income of the Borrower and its Restricted Subsidiaries plus (iv) borrowings, other than under this Agreement, that are permitted under Section 8.1 (Indebtedness) plus (v) Net Cash Proceeds received by the Borrower and its Restricted Subsidiaries from Asset Sales plus (vi) cash dividends paid to the Borrower and its Restricted Subsidiaries by any of the Unrestricted Subsidiaries plus (vii) the amount of available unrestricted, non-operating cash-on-hand of the Borrower equal to $400,000,000 minus (b)(i) Cash Interest Expense of the Borrower and its Restricted Subsidiaries, (ii) cash dividends or distributions paid by the Borrower and its Restricted Subsidiaries (other than to the Borrower or another Restricted Subsidiary), (iii) cash taxes paid by the Borrower and its Restricted Subsidiaries, (iv) Capital Expenditures made by the Borrower and the Restricted

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Subsidiaries in cash, (v) cash payments by the Borrower and its Restricted Subsidiaries of principal (other than the Obligations) on Indebtedness, (vi) Investments made by the Borrower and its Restricted Subsidiaries pursuant to Sections 8.3(e)(iii), (h), (i), (j) and (k) (Investments), (vii) cash payments made by the Borrower and its Restricted Subsidiaries with respect to any long-term non-cash accruals (including any environmental, legal, severance and restructuring non-cash accruals) which were expensed by the Borrower and its Restricted Subsidiaries prior to the Closing Date and (viii) cash payments made by the Borrower and its Restricted Subsidiaries with respect to any non-cash accruals which were added-back in the calculation of EBITDA for such period, in each case on a cumulative basis during such period and determined on a Consolidated basis.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a) Liens with respect to the payment of taxes, fees, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(b) Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, material men, warehousemen or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c) Liens arising and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs or performance bonds;

(d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(e) encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business other than through a Capital Lease; and

(g) judgment Liens or other judicial attachment Liens; provided, that (i) the enforcement of all such Liens shall have been stayed and (ii) no such judgment or other judicial attachment constitutes an Event of Default pursuant to Sections 9.1(f), (g) or (p) (Events of Default).

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

“Default” means an Event of Default or any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Delaware Refinery” means the refining complex located at Delaware City, Delaware acquired, or to be acquired, by the Borrower pursuant to the Delaware Refinery Acquisition.

“Delaware Refinery Acquisition” means the acquisition by the Borrower from Motiva Enterprises LLC of the Delaware Refinery, the CGCP Plant and related inventories and any future earn-out payments by the Borrower to Motiva Enterprises LLC with respect to such acquisition.

“Deposit Account” has the meaning given to such term in the UCC.

“Deposit Account Bank” means a financial institution selected or approved by the Administrative Agent.

“Deposit Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.

“Direct Tranche Commitment” means, as to each Direct Tranche Lender, the commitment of such Direct Tranche Lender to make Revolving Loans and acquire interests in other Revolving Credit Outstandings under the Direct Tranche Facility in the aggregate principal amount not to exceed the amount set forth opposite such Direct Tranche Lender’s name on Schedule I (Revolving Credit Commitments) under the caption “Direct Tranche Commitments,” as amended to reflect each Assignment and Acceptance executed by such Direct Tranche Lender and as such amount may be reduced pursuant to this Agreement.

“Direct Tranche Facility” means the portion of the Facility in which Direct Tranche Lenders shall advance Loans and participate in Letters of Credit having Letter of Credit Outstandings not in excess of the aggregate of the Direct Tranche Commitments, subject to Section 2.4(g)(ii), as may be increased or reduced from time to time pursuant to the terms of this Agreement.

“Direct Tranche Lenders” means the Revolving Credit Lenders each having a Direct Tranche Commitment or, following the Revolving Credit Termination Date, Revolving Credit Outstandings under the Direct Tranche Facility.

“Direct Tranche Ratable Portion” means, as to any Direct Tranche Lender, its Direct Tranche Commitment (or, following the Revolving Credit Termination Date, its Revolving Credit Outstandings, including any participation in such Revolving Credit Outstandings pursuant to this Agreement) divided by the Direct Tranche Commitments (or Revolving Credit Outstandings, as applicable) for all the Direct Tranche Lenders.

“Documentary Letter of Credit” means any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Borrower or any of its Subsidiaries in the ordinary course of its business.

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

“Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in another currency, the equivalent of such amount in Dollars determined by using the rate of exchange quoted by Citibank in New York, New York at 11:00 a.m. (New York time) on the date of determination (or, if such date is not a Business Day, the last Business Day prior thereto) to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of Dollars with such other currency or (c) if no such quote is available, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Revolving Credit Lender, the office of such Revolving Credit Lender specified as its “Domestic Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Revolving Credit Lender or such other office of such Revolving Credit Lender as such Revolving Credit Lender may from time to time specify to the Borrower and the Administrative Agent.

“Domestic Person” means any “United States person” under and as defined in Section 7701(a)(30) of the Code.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any state of the United States of America or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, (a) Consolidated Net Income of such Person for such period plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items, (iv) depreciation, depletion and amortization expenses and (v) all other non-cash charges and non-cash losses for such period, including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants minus (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any credit for income tax, (ii) interest income, (iii) gains from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) from the sale, exchange or other disposition of capital assets by such Person and (v) any other non-cash gains or other items which have been added in determining Consolidated Net Income, including any reversal of a charge referred to in clause (b)(v) above by reason of a decrease in the value of any Stock or Stock Equivalent.

“Eligibility Reserves” means, effective as of two Business Days after the date of written notice of any determination thereof to the Borrower by the Administrative Agent, such amounts as the Administrative Agent (in its sole discretion exercised reasonably and in accordance with its customary business practices for comparable asset based transactions), may from time to time establish against the gross amounts of Eligible Receivables, Eligible Petroleum Inventory, and Eligible Petroleum Inventory-Not-Received to reflect risks or contingencies arising after the Closing Date that may affect any one or more class of such items and that have not already been taken into account in the calculation of the Borrowing Base set forth in the Borrowing Base Certificate most recently provided by the Borrower at such time pursuant to Section 6.12(a) (Borrowing Base Determination).

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

“Eligible Assignee” means (a) a Lender or an Affiliate or Approved Fund of any Lender, (b) a commercial bank having total assets whose Dollar Equivalent exceeds $5,000,000,000, (c) a finance company, insurance company or any other financial institution or Fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, whose Dollar Equivalent exceeds $250,000,000 (or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or Fund, reasonably acceptable to the Administrative Agent and the Borrower) or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, whose Dollar Equivalent exceeds $250,000,000.

“Eligible Carrier” means any of the carriers and pipeline companies listed on Schedule 1.1(a) (Eligible Carriers) or otherwise approved from time to time by the Administrative Agent in its reasonable discretion.

“Eligible Cash and Cash Equivalents” means any and all cash and Cash Equivalents of the Borrower and the Guarantors which are held in a Cash Collateral Account less any intercompany payables or other amounts owed by the Borrower to any of the Project Companies with respect to the purchase and sale of Petroleum Products.

“Eligible Investments” means any and all Permitted Investments owned by the Borrower and the Guarantors which are held by the Administrative Agent and in each case under the Administrative Agent’s control in accordance with the provisions of Section 7.12 (Control Accounts; Approved Deposit Accounts) and the Pledge and Security Agreement, and which is subject to a valid, first priority perfected Lien in favor of the Administrative Agent as security for the Secured Obligations.

“Eligible Petroleum Inventory” means Petroleum Inventory, subject to such Eligibility Reserves as the Administrative Agent may reasonably establish with respect thereto from time to time, that:

(a) (i) is subject to a valid, first priority perfected Lien in favor of the Administrative Agent as security for the Secured Obligations; provided, however, that such requirement shall not apply to Petroleum Inventory which is in transit on the high seas and is supported by a Letter of Credit, the inclusion of which Inventory in the Borrowing Base shall be limited as provided in the last proviso of this definition of Eligible Petroleum Inventory or (ii) has been delivered to an Eligible Carrier subject to a valid, first priority perfected Lien in favor of the Administrative Agent as security for the Secured Obligations in each jurisdiction where required, and either (x) no document of title is issued with respect to such Petroleum Inventory by such Eligible Carrier, or (y) if a document of title is issued with respect to such Petroleum Inventory by such Eligible Carrier, the original of such document of title is delivered to the Administrative Agent or its designated bailee or agent; provided, however, that Eligible Petroleum Inventory shall not include any amount attributable to Inventory described in the immediately preceding clause (ii) of this paragraph (a) which at any time is in excess of the amount which is equal to (x) $150,000,000 multiplied by (y) the number of refineries operated by the Borrower and its Restricted Subsidiaries at such time;

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

(b) is in good saleable condition, is not deteriorating in quality and is not obsolete, and is of a quality which (in the locations where sold by the Loan Parties) is marketable at prevailing market prices for such products and meets all applicable governmental regulations and standards at the place of intended sale;

(c) is owned by the Borrower, PACC or a Guarantor (provided all documentation necessary to provide the Administrative Agent with a first priority, perfected Lien thereon shall be in full force and effect) or, in the case of Inventory described in clause (ii) of paragraph (a) above, the Borrower or a Restricted Subsidiary has the absolute and unconditional right to obtain such Inventory (or Inventory equivalent to such Inventory) from an Eligible Carrier, in each case, free and clear of any and all Liens whatsoever, other than those in favor of the Administrative Agent as security for the Secured Obligations and Customary Permitted Liens (including Liens in favor of any applicable Eligible Carrier securing transportation costs) securing amounts which have been disclosed in writing by the Borrower to the Administrative Agent for the purposes of calculating any Availability Reserve with respect thereto;

(d) is located at a location owned or leased by a Loan Party, the Pipeline Subsidiary or The Premcor Pipeline Company or has been delivered to an Eligible Carrier under an arrangement described in clause (ii) of paragraph (a) above;

(e) is not commingled with Inventory of any Person other than the Loan Parties or has been delivered to an Eligible Carrier under an arrangement described in clause (ii) of paragraph (a) above, or has been delivered to any other Person which has executed and delivered to the Administrative Agent a Bailee’s Letter or Landlord Waiver as applicable; provided, however, that failure to deliver such executed Bailee’s Letter or Landlord Waiver shall not of itself make such Petroleum Inventory ineligible if the Administrative Agent shall have established an Availability Reserve with respect to amounts which are or may reasonably be expected to become payable to such bailee or landlord, as applicable, as the Administrative Agent shall reasonably determine to be appropriate;

(f) with respect to Petroleum Inventory of PACC, the Borrower shall have delivered to the Administrative Agent a duly executed intercreditor and collateral access agreement referred to in Section 7.13(b) (Collateral Access Agreements); and

(g) is otherwise satisfactory to the Administrative Agent, in its reasonable discretion; provided, that Eligible Petroleum Inventory shall not include any amount which is attributable to Petroleum Inventory in transit on the high seas unless such Petroleum Inventory (i) is supported by a Documentary Letter of Credit Issued under this Agreement or (ii) is supported by a Standby Letter of Credit issued under this Agreement and, with respect to this clause (ii), does not at any time exceed $100,000,000 in the aggregate.

“Eligible Petroleum Inventory-Not-Received” means, at any date of determination, the aggregate value (determined as provided below), of Petroleum Inventory contracted for purchase by the Borrower, PACC or a Guarantor (including pursuant to any Crude Oil Supply Agreements), subject to such Eligibility Reserves as the Administrative Agent may establish with respect thereto from time to time, that:

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

(a) is subject to no Liens other than those granted pursuant to the Collateral Documents and Customary Permitted Liens securing amounts which have been disclosed in writing by the Borrower to the Administrative Agent for the purposes of calculating any Availability Reserve with respect thereto;

(b) has not, as of such date of determination, been delivered to an Eligible Carrier;

(c) has not been included as Eligible Petroleum Inventory in the then effective Borrowing Base Certificate but will be eligible for inclusion in the Borrowing Base upon delivery of such Petroleum Inventory to the Borrower, PACC or a Guarantor;

(d) is in good saleable condition, is not deteriorating in quality and is not obsolete, and is of a quality which (in the locations where sold by the Borrower, PACC or any Guarantor) is marketable at prevailing market prices for such products and meets all applicable governmental regulations and standards at the place of intended sale;

(e) with respect to Petroleum Inventory contracted for purchase by PACC, the Borrower shall have delivered to the Administrative Agent a duly executed intercreditor and collateral access agreement referred to in Section 7.13(b) (Collateral Access Agreements); and

(f) the title to which has passed to the applicable Loan Party, or will pass to the applicable Loan Party not later than upon payment of the purchase price thereof, which unpaid obligation of such Loan Party is supported by (A) a Documentary Letter of Credit Issued under this Agreement which Documentary Letter of Credit requires the original bill of lading (or other original Document of Title (as defined in the UCC)) relating to such Petroleum Inventory to be delivered to the applicable Issuer or its designee in connection with a drawing under such Documentary Letter of Credit, or (B) a Standby Letter of Credit Issued under this Agreement which Standby Letter of Credit provides that the beneficiary thereunder is not permitted to make any drawing thereunder until the beneficiary has delivered a certificate to the Issuer thereof certifying that delivery of such Petroleum Inventory has been made by the beneficiary (to be paid for by such drawing) to the Borrower, PACC or a Guarantor and payment therefor is past due and owing, and such Petroleum Inventory, in the case of subclause (B) of this clause (f), is to be delivered to the Borrower, PACC or a Guarantor not more than thirty (30) days from the date such Petroleum Inventory was shipped to a the Borrower, PACC or a Guarantor by the seller thereof and, if delivered to a carrier, such carrier is an Eligible Carrier;

provided, however, that for purposes of inclusion of such Petroleum Inventory in the Borrowing Base, such Petroleum Inventory shall be valued at (i) if the purchase price thereof has been prepaid pursuant to a Crude Oil Supply Contract, the amount so prepaid by the applicable Loan Party or (ii) if the purchase price thereof has not been so prepaid, the amount of such Letter of Credit, issued specifically for purchase of such Petroleum Inventory from the applicable supplier thereof, for payment to such supplier.

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

“Eligible Receivables” means, at any given time, the aggregate amount of all Accounts, carried on the books of the Borrower or a Guarantor in accordance with GAAP arising from the sale or exchange of Inventory in the ordinary course of business with any Person (other than any Affiliate of the Loan Parties), subject to such Eligibility Reserves as the Administrative Agent may establish with respect thereto from time to time, and which:

(a) are invoiced upon delivery of such Inventory (or if such delivery is made pursuant to a contract between a the Borrower or a Guarantor and the Account Debtor, the invoice is issued not later than 50 days after such delivery; provided that such invoicing procedure is in the ordinary course of such Loan Party’s business and any Inventory to which such invoice relates has been shipped to the customer and shall be excluded from the Eligible Inventory calculation of the Borrowing Base) and which Accounts are originally due within 30 days of the original invoice date thereof (or with respect to Account Debtors which are railroad companies or purchasers of asphalt within forty-five (45) days of the original invoice date thereof) and are not more than thirty (30) days past due;

(b) constitute the valid, binding and legally enforceable obligation of the Account Debtor and are not subordinate to any other claim against such Account Debtor;

(c) are not evidenced by any instrument, unless such instrument has been delivered to, and is subject to a valid, first priority perfected Lien in favor of, the Administrative Agent as security for the Secured Obligations;

(d) are owned by the Borrower or a Guarantor free and clear of all Liens, other than those in favor of the Administrative Agent pursuant to the Collateral Documents and Customary Permitted Liens securing amounts which have been disclosed in writing by the Borrower to the Administrative Agent for the purposes of calculating any Availability Reserve with respect thereto;

(e) are not the subject of a return, rejection, loss of or damage to the goods, the sale of which gave rise to the Accounts, or any request for credit or adjustment, or any other dispute with the Account Debtor on the Accounts and all actions required to be performed by the Loan Parties with respect to such Accounts have been performed (unless such return or rejection has been made, such loss or damage has been compensated, or such credit or adjustment has been allowed and, in each case, has been reflected in the amount of such Eligible Receivable on the applicable Borrowing Base Certificate);

(f) if the Account Debtor on any such Accounts is located outside the United States, such Accounts are payable in full in Dollars and either (i) the Account Debtor has been approved in writing by the Administrative Agent, or (ii) an Acceptable Issuer has issued an irrevocable letter of credit in the amount of such Accounts for the benefit of the Borrower or a Guarantor and on which such Loan Party may draw in the event of a default by such Account Debtor in respect of such Accounts, provided that such letter of credit is subject to a valid, first priority perfected Lien in favor of the Administrative Agent as security for the Secured Obligations or that the Administrative Agent or an Affiliate thereof is the collecting bank for such letter of credit and a copy of such letter of credit has been delivered to the Administrative Agent and, provided, further, that the proceeds of any drawing under such letter of credit are to be deposited into a Cash Collateral Account;

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

(g) are owing by an Account Debtor which has not been determined to be uncreditworthy in the reasonable opinion of the Administrative Agent as notified in writing to the Borrower by the Administrative Agent; provided, that any Account of any Account Debtor which is so determined to be uncreditworthy shall not be excluded from Eligible Receivables solely on the basis of such determination if an Acceptable Issuer has issued an irrevocable letter of credit in the amount of such Account for the benefit of the Borrower or a Guarantor and on which such Loan Party may draw in the event of a default by such Account Debtor in respect of such Account and (i) such letter of credit is subject to a valid, first priority perfected Lien in favor of the Administrative Agent as security for the Secured Obligations or the Administrative Agent or an Affiliate thereof is the collecting bank for such letter of credit and a copy of such letter of credit has been delivered to the Administrative Agent and (ii) the proceeds of any drawing under such letter of credit are to be deposited into a Cash Collateral Account;

(h) are owing by an Account Debtor which has not (i) filed or had filed against it, any bankruptcy or similar proceeding, (ii) failed, (iii) suspended business operations, (iv) become insolvent, (v) called a meeting of its creditors for the purpose of obtaining any material financial concession or accommodation, or (vi) had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs (this paragraph (h) shall not apply if and to the extent an Acceptable Issuer has issued an irrevocable standby letter of credit in the amount of such Eligible Receivable for the benefit of the Borrower or a Guarantor and on which such Loan Party may draw in the event of a default by the Account Debtor with respect to such Eligible Receivable; provided, that such letter of credit is subject to a valid, first priority perfected Lien in favor of the Administrative Agent as security for the Secured Obligations or the Administrative Agent or an Affiliate thereof is the collecting bank for such letter of credit and a copy of such letter of credit has been delivered to the Administrative Agent; and provided, further, that the proceeds of any drawing under such letter of credit is to be deposited into a Cash Collateral Account);

(i) are subject to a valid, first priority perfected Lien in favor of the Administrative Agent as security for the Secured Obligations;

(j) are due from an Account Debtor to the extent that such Accounts due from such Account Debtor and its Affiliates do not exceed in the aggregate an amount equal to (i) if such Account Debtor is an Approved Account Debtor, 25% of the aggregate of all Accounts at such time and (ii) otherwise, 10% of the aggregate of all Accounts at such time;

(k) are due from an Account Debtor as to which, if any of its and its Affiliates’ outstanding Accounts have become ineligible or have been determined by the Administrative Agent in accordance with the provisions hereof to be ineligible, such ineligible Accounts are less than 50% of all the outstanding Accounts of such Account Debtor and its Affiliates;

(l) are denominated in Dollars and are not payable outside the United States or Canada;

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

(m) are not due from an Account Debtor which is a Governmental Authority unless approved by the Administrative Agent and the applicable Loan Party has assigned its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers; and

(n) otherwise have not been determined to be unsatisfactory to the Administrative Agent, in its reasonable discretion, as notified in writing to the Borrower by the Administrative Agent;

less any and all offsets, counterclaims or contracts in respect thereof, including all federal taxes, state taxes (including any state environmental clean-up fund fee or any similar tax or levy) and other taxes (but excluding income taxes) in respect thereof, in each case with respect to any such taxes, to the extent that a Lien on the assets of any Loan Party securing such taxes has arisen. For the purpose of this definition, to the extent that the applicable Loan Party is at any time directly or contingently indebted for any reason to any Account Debtor, the Accounts owing to such Loan Party, as applicable by such Account Debtor shall be deemed to be subject to an offset, counterclaim or contra in the amount of such Indebtedness; provided, that to the extent that any Indebtedness of a Loan Party to any Account Debtor is secured by a Letter of Credit, the portion of the Indebtedness so secured (not to exceed the lesser of (i) the face amount of the Letter of Credit and (ii) the outstanding amount of such Indebtedness) shall not be deemed to be an offset, counterclaim or contra with respect to the Accounts of such Account Debtor owing to the applicable Loan Party.

“Entitlement Holder” has the meaning given to such term in the UCC.

“Entitlement Order” has the meaning given to such term in the UCC.

“Environmental Laws” means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human or animal health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.) (“CERCLA”); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.) (“RCRA”); the Toxic Substance Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and each of their state and local counterparts or equivalents and any transfer of ownership notification or approval statute.

“Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies),

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and whether arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to any environmental, health or safety condition or to any Release or threatened Release and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” has the meaning given to such term in the UCC.

“Equity Issuance” means the issue or sale of any Stock or Stock Equivalents of the Parent, Holdings, the Borrower or any Subsidiary of the Borrower by the Parent, Holdings, the Borrower or any such Subsidiary to any Person other than the Parent, Holdings, the Borrower or any Subsidiary of the Borrower, the Net Cash Proceeds of which are received by the Borrower or any of its Subsidiaries.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with the Borrower or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a reportable event described in Section 4043(b) or 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a Title IV Plan or a Multiemployer Plan, (b) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan, (d) notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan, (h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on the Borrower or any of its Subsidiaries or any ERISA Affiliate or (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.

“Eurodollar Base Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, the rate of interest determined by the Administrative Agent to be the rate per annum at which deposits in Dollars are offered by the principal office of Citibank in London to major banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Eurodollar Rate Loan of Citibank for a period equal to such Interest Period.

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

“Eurodollar Lending Office” means, with respect to any Revolving Credit Lender, the office of such Revolving Credit Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Revolving Credit Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Revolving Credit Lender as such Revolving Credit Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the Eurodollar Base Rate by (b)(i) a percentage equal to 100% minus (ii) the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the Eurodollar Rate is determined) having a term equal to such Interest Period.

“Eurodollar Rate Loan” means any Loan that, for an Interest Period, bears interest based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.1 (Events of Default).

“Excess Availability” means, as of any date of determination, the amount, if any, by which (a) the sum of (i) the Maximum Credit (but excluding, from the Borrowing Base calculation for the purposes of this definition, all Eligible Cash and Cash Equivalents) plus (ii) Excess Available Cash exceeds (b) the Revolving Credit Outstandings at such time.

“Excess Available Cash” means, at any time the amount of unrestricted cash-on-hand of the Borrower which has been placed in a Cash Collateral Account and which constitutes Eligible Cash and Cash Equivalents.

“Existing Agent” means Deutsche Bank Trust Company Americas, in its capacity as administrative agent under the Existing Credit Agreement.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of February 11, 2003, among the Borrower, the institutions party thereto as lenders and issuing banks and the Existing Agent.

“Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans, Swing Loans and Letters of Credit.

“Facility Increase” has the meaning specified in Section 2.18 (Facility Increase).

“Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Board of Directors of the Borrower or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such Business Day by a financial institution of recognized standing regularly dealing in Securities of such type and selected by the Administrative Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letter” shall mean the letter dated as of March 12, 2004, addressed to the Borrower from Citicorp and the Arranger and accepted by the Borrower on March 12, 2004, with respect to certain fees to be paid from time to time to Citicorp and the Arranger.

“Financial Asset” has the meaning given to such term in the UCC.

“Financial Covenant Debt” of any Person means Indebtedness of the type specified in clauses (a), (b), (d), (e), (f) and (h) of the definition of “Indebtedness” and non-contingent of obligations of the type specified in clause (c) of such definition.

“Financial Statements” means the financial statements of the Borrower and its Subsidiaries delivered in accordance with Section 4.4 (Financial Statements) and Section 6.1 (Financial Statements).

“Fiscal Quarter” means each of the three month periods ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve month period ending on December 31.

“Fitch” means Fitch, Inc.

“Fixed Charges” means, with respect to any Person for any period, the sum, determined on a Consolidated basis in accordance with GAAP, of (a) the Cash Interest Expense of such Person and its Restricted Subsidiaries for such period, (b) the principal amount of Consolidated Financial Covenant Debt of such Person and its Subsidiaries having a scheduled

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due date during such period and (c) all cash dividends payable by such Person and its Restricted Subsidiaries on Stock in respect of such period to Persons other than such Person and its Restricted Subsidiaries.

“Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

“General Intangible” has the meaning given to such term in the UCC.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange.

“Guarantor” means each Subsidiary of the Borrower that becomes a party to the Guaranty following the Closing Date, including, as of the Closing Date, the Pipeline Subsidiary. None of the Project Companies shall be required to be a Guarantor.

“Guaranty” means the guaranty, in substantially the form of Exhibit H (Form of Guaranty), executed by the Guarantors.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide

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assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Holdings” means Premcor USA Inc., a Delaware corporation.

“Immaterial Subsidiary” means each Subsidiary of the Borrower, the assets of which, individually or in the aggregate for all such Subsidiaries, have a Fair Market Value not exceeding $1,000,000; provided, however, that Premcor Investments Inc. shall not be prevented from being an Immaterial Subsidiary by reason of it holding an intercompany payable owed by the Parent (in an outstanding amount not exceeding $9,500,000) so long as such intercompany payable is forgiven or cancelled within 10 days following the Closing Date.

“Indebtedness” of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or that bear interest, (c) all reimbursement and all obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are not overdue, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person and the present value of future rental payments under all synthetic leases, (g) all Guaranty Obligations of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person and (j) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including Accounts and General Intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Matter” has the meaning specified in Section 11.4 (Indemnities).

“Indemnitee” has the meaning specified in Section 11.4 (Indemnities).

“Indentures” means the PAFC Bond Indenture and the 2003 Note Indenture, and including the Common Security Agreement and the PAFC Bond Guarantee.

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“Interest Expense” means, for any Person for any period, (a) Consolidated total interest expense of such Person and its Subsidiaries for such period (excluding the non-cash amortization of debt issuance expense relating to Indebtedness outstanding pursuant to the Indentures) and including, in any event, interest capitalized during such period and net costs under Interest Rate Contracts for such period minus (b) Consolidated net gains of such Person and its Subsidiaries under Interest Rate Contracts for such period and minus (c) any Consolidated interest income of such Person and its Subsidiaries for such period.

“Interest Period” means, (i) in the case of any Eurodollar Rate Loan, (a) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 (Borrowing Procedures) or 2.11 (Conversion/Continuation Option) and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.11 (Conversion/Continuation Option), a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.11 (Conversion/Continuation Option) and (ii) with respect to the investment of the Synthetic Tranche Credit-Linked Deposits, the period commencing on the Closing Date and ending on the date that is one month thereafter and each one month period thereafter; provided, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii) the Borrower may not select any Interest Period that ends after the date of a scheduled principal payment on the Loans as set forth in Article II (The Facility) unless, after giving effect to such selection, the aggregate unpaid principal amount of the Loans for which Interest Periods end after such scheduled principal payment shall be equal to or less than the principal amount to which the Loans are required to be reduced after such scheduled principal payment is made;

(iv) the Borrower may not select any Interest Period in respect of Loans having an aggregate principal amount of less than $5,000,000; and

(v) there shall be outstanding at any one time no more than five Interest Periods in the aggregate.

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“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Inventory” has the meaning given to such term in the UCC.

“Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business and (d) any Guaranty Obligation incurred by such Person in respect of Indebtedness of any other Person.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue (including any deemed issuance pursuant to Section 2.4(k)(l)(Letters of Credit)), extend the expiry of, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such maximum face amount) of, such Letter of Credit. The terms “Issued” and “Issuance” shall have a corresponding meaning.

“Issuer” means each Lender or Affiliate of a Lender that (a) is listed on the signature pages hereof as an “Issuer” or (b) hereafter becomes an Issuer, as selected by the Borrower, with the approval of the Administrative Agent (not to be unreasonably withheld), and by agreeing pursuant to an agreement among, and in form and substance satisfactory to, the Administrative Agent, the Borrower and such Lender or its Affiliate to be bound by the terms hereof applicable to Issuers.

“Land” of any Person means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased or purported to be owned, leased or hereafter acquired or leased (including, in respect of the Loan Parties, as reflected in the most recent Financial Statements) by such Person.

“Landlord Waiver” means a letter in form and substance reasonably acceptable to the Administrative Agent and executed by a landlord in respect of Inventory of the Borrower located at any leased premises of the Borrower pursuant to which such landlord, among other things, waives or subordinates on terms and conditions reasonably acceptable to the Administrative Agent any Lien such landlord may have in respect of such Inventory.

“Leases” means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

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“Lender” means the Swing Loan Lender and each other financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” (including as a Synthetic Tranche Lender or a Direct Tranche Lender) or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance.

“Letter of Credit” means any letter of credit Issued pursuant to Section 2.4 (Letters of Credit).

“Letter of Credit Obligations” means, at any time, the Dollar Equivalent of the aggregate of all liabilities at such time of the Borrower to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Ratable Portion” means, at any time, (a) with respect to any Synthetic Tranche Lender, (i) in the event the Letter of Credit Obligations outstanding at such time are equal to or less than the Synthetic Tranche Commitments in effect at such time, each Synthetic Tranche Lender’s Synthetic Tranche Ratable Portion and (ii) in the event the Letter of Credit Obligations outstanding at such time exceed the Synthetic Tranche Commitments in effect at such time, such Lender’s Synthetic Tranche Ratable Portion multiplied by a percentage obtained by dividing (A) the Synthetic Tranche Commitments in effect at such time by (B) the aggregate Letter of Credit Obligations outstanding at such time, and (b) with respect to any Direct Tranche Lender, (i) in the event the Letter of Credit Obligations outstanding at such time are equal to or less than the Synthetic Tranche Commitments in effect at such time, zero, and (ii) in the event that the Letter of Credit Obligations outstanding at such time exceed the Synthetic Tranche Commitments in effect at such time, such Direct Tranche Lender’s Ratable Portion multiplied by a percentage obtained by dividing (A) the amount by which the Letter of Credit Obligations outstanding at such time exceed the Synthetic Tranche Commitments in effect at such time by (B) the aggregate Letter of Credit Obligations outstanding at such time.

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.4(a)(ix)(Letters of Credit).

“Letter of Credit Request” has the meaning specified in Section 2.4(c) (Letters of Credit).

“Letter of Credit Sublimit” means $1,000,000,000 less such reserves as the Administrative Agent may establish from time to time to ensure that there is sufficient Available Credit to cover the payment of fees, interest, expenses and cash collateralization by the Borrower with respect to Letters of Credit pursuant to this Agreement.

“Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as

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any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor, but not including the interests of lessors under operating leases.

“Liquidity Event” means, as at any date of determination, that Excess Availability is less than $100,000,000 on such date.

“Loan” means any loan made by any Lender pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Revolving Credit Notes (if any), any Guaranty, the Fee Letter, each Letter of Credit Reimbursement Agreement, each Hedging Contract between any Loan Party and any Person that was a Lender or an Affiliate of a Lender at the time it entered into such Hedging Contract, each Cash Management Document, the Collateral Documents and each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Party” means each of the Borrower, each Guarantor, PACC and each other Subsidiary of the Borrower that executes and delivers a Loan Document.

“Material Adverse Change” means a material adverse change in any of (a) the condition (financial or otherwise), business, performance, prospects, operations or properties of the Borrower or the Borrower and its Subsidiaries taken as a whole, (b) the legality, validity or enforceability of any Loan Document, (c) the perfection or priority of the Liens granted pursuant to the Collateral Documents, (d) the ability of the Borrower to repay the Obligations or of the Loan Parties to perform their respective material obligations under the Loan Documents or (e) the rights and remedies of the Administrative Agent, the Lenders or the Issuers under the Loan Documents.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

“Material Asset” means any assets or related group of assets, businesses or divisions (including the Stock of any Restricted Subsidiary) of the Borrower and its Restricted Subsidiaries, which (a) for the most recent Fiscal Year accounted or would have accounted for 3% of the Consolidated revenues of the Borrower and its Restricted Subsidiaries or (b) at the end of such Fiscal Year, represented or would have represented more than 3% of the Consolidated assets of the Borrower and its Restricted Subsidiaries or had a Fair Market Value in excess of $10,000,000, as shown (i) with respect to any Asset Sale, on the Financials Statements of the Borrower for such Fiscal Year (or such shorter period as such assets, businesses or divisions were owned by the Borrower or its Restricted Subsidiaries) and (ii) with respect to any Permitted Acquisition, on the Financial Statements of the Borrower for the four full Fiscal Quarters (for which Financial Statements are available) immediately prior to such Permitted Acquisition, giving effect thereto on a Pro Forma Basis as if such Permitted Acquisition had occurred at the beginning of such four full Fiscal Quarters.

“Maximum Credit” means, at any time, (a) the lesser of (i) the Revolving Credit Commitments in effect at such time and (ii) the Borrowing Base at such time minus (b) the aggregate amount of any Availability Reserve in effect at such time.

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“Moody’s” means Moody’s Investors Services, Inc.

“MSCG” means Morgan Stanley Capital Group Inc. and its Affiliates.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Neches” means Neches River Holding Corp., a Delaware corporation.

“Net Cash Proceeds” means proceeds received by the Borrower or any of its Subsidiaries after the Closing Date in cash or Permitted Investments from (a) any Asset Sale, other than an Asset Sale permitted under Section 8.4 (a), (b), (c), (d), (e) or (i) (Sale of Assets), net of (i) the reasonable cash costs of sale, assignment or other disposition, (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations) secured by the assets subject to such Asset Sale, provided, however, that evidence of each of clauses (i), (ii) and (iii) above is provided to the Administrative Agent in form and substance reasonably satisfactory to it, or (b) any Equity Issuance, net of brokers’ and advisors’ fees and other costs incurred in connection with such transaction; provided, however, that in the case of this clause (b), evidence of such costs is provided to the Administrative Agent in form and substance satisfactory to it.

“Non-Cash Interest Expense” means, with respect to any Person for any period, the sum of the following amounts to the extent included in the definition of Interest Expense (a) the amount of debt discount and debt issuance costs amortized, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Financial Covenant Debt, (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness and (d) other non-cash interest.

“Non-Consenting Lender” has the meaning specified in Section 11.1(c) (Amendments, Waivers, Etc.).

“Non-Funding Lender” has the meaning specified in Section 2.2(d) (Borrowing Procedures).

“Non-U.S. Lender” means each Lender (or the Administrative Agent) that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Non-U.S. Person” means any Person that is not a Domestic Person.

“Notes” means the 2003 Notes and the PAFC Bonds.

“Notice of Borrowing” has the meaning specified in Section 2.2(a) (Borrowing Procedures).

“Notice of Conversion or Continuation” has the meaning specified in Section 2.11 (Conversion/Continuation Option).

“Obligations” means the Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by the Borrower to the Administrative Agent,

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any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement, any other Loan Document (including Cash Management Documents and Hedging Contracts that are Loan Documents), whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and other fees, interest, charges, expenses, attorneys’ fees and disbursements, Cash Management Obligations and other sums chargeable to the Borrower under this Agreement, any other Loan Document (including Cash Management Documents and Hedging Contracts that are Loan Documents) and all obligations of the Borrower under any Loan Document to provide cash collateral for any Letter of Credit Obligation.

“Occidental” means Occidental Petroleum Corporation.

“Occidental Affiliates” means Occidental and its Affiliates.

“PACC” means Port Arthur Coker Company L.P., a Delaware limited partnership.

“PACC Bond Accounts” means the Principal and Interest Accrual Account, the Debt Service Reserve Account, the Casualty and Insurance Account and the Mandatory Prepayment Account maintained in accordance with the provisions of Article V of the Common Security Agreement.

“PACC Operating Account” means any unsecured accounts of PACC maintained in accordance with the provisions of Section 5.10 of the Common Security Agreement and Section 7.12 (Control Accounts; Approved Deposit Accounts).

“PACC Security Agreement” means an agreement, in substantially the form of Exhibit K (Form of PACC Security Agreement), executed by PACC and the Administrative Agent.

“PAFC” means Port Arthur Finance Corp., a Delaware corporation.

“PAFC Bond Guarantee” means the unconditional guarantee of the Borrower, on a senior unsecured basis, of the obligations of PAFC under the PAFC Bonds, as the same may hereafter be amended, amended and restated, supplemented or otherwise modified, refinanced or replaced, in each case in accordance with the terms thereof and of this Agreement and in effect.

“PAFC Bond Indenture” means that certain Indenture dated as of August 19, 1999 between the Borrower, the Project Companies, HSBC Bank USA, as Capital Markets Trustee, and Deutsche Bank Trust Company Americas as Collateral Trustee, relating to the PAFC Bonds, as amended through the date of this Agreement and as the same may hereafter be amended, amended and restated, supplemented or otherwise modified, refinanced or replaced, in each case in accordance with the terms thereof and of this Agreement and in effect.

“PAFC Bonds” means the 12.5% Senior Secured Notes of PAFC due 2009.

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“Paid but Unexpired Standby Letters of Credit” means, as of any date of determination, the excess, if any, of (a) the maximum amount available for drawing under each outstanding Standby Letter of Credit issued to support the purchase of Inventory of the Borrower and the Guarantors as of such date of determination, over (b) the amount paid under such Letter of Credit with respect to Inventory for which such Standby Letter of Credit was specifically issued to the supplier of such Inventory.

“Parent” means Premcor Inc., a Delaware corporation.

“Payment Conditions” means, at any time of determination:

(a) no Default shall have occurred and be continuing and all representations and warranties contained in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct in all material respects;

(b) no Liquidity Event shall have occurred which is continuing; and

(c) to the extent that the aggregate payments made by the Borrower and its Subsidiaries, with respect to all Permitted Acquisitions (calculated in accordance with clause (e) of the definition below of “Permitted Acquisition”), other Investments pursuant to Section 8.3(e)(iii), (h), (i), (j) and (k) (Investments) and Restricted Payments pursuant to Section 8.5(e) (Restricted Payments) following the Closing Date, exceed $75,000,000, then the Administrative Agent shall have received at least 10 days prior to closing the applicable Permitted Acquisition or making of the applicable Investment or Restricted Payment, a certificate of a Responsible Officer demonstrating that projected Excess Availability would not reasonably be expected to result in a Liquidity Event during the period of 180 days following the closing of such Permitted Acquisition or making of such Investment or Restricted Payment.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Acquisition” means any Proposed Acquisition subject to the satisfaction of each of the following conditions:

(a) the Administrative Agent shall receive at least 10 days’ prior written notice of such Proposed Acquisition, which notice shall include, without limitation, a reasonably detailed description of such Proposed Acquisition;

(b) such Proposed Acquisition shall be consensual and shall have been approved by the Proposed Acquisition Target’s board of directors;

(c) no additional Indebtedness or other liabilities shall be incurred, assumed or otherwise be reflected on a Consolidated balance sheet of the Borrower and Proposed Acquisition Target after giving effect to such Proposed Acquisition, except (i) Loans made hereunder, (ii) ordinary course trade payables, accrued expenses and

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(iii) Indebtedness of the Proposed Acquisition Target permitted under Section 8.1 (Indebtedness);

(d) the Payment Conditions shall be satisfied prior to, and (on a Pro Forma Basis) immediately following, the closing of such Proposed Acquisition;

(e) in the event that the Dollar Equivalent of the sum of all amounts payable in connection with such Proposed Acquisition (including all transaction costs and all Indebtedness, liabilities and Guaranty Obligations incurred or assumed in connection therewith or otherwise reflected in a Consolidated balance sheet of the Borrower and Proposed Acquisition Target) exceeds $75,000,000, the Borrower shall have delivered to the Administrative Agent, in form and substance satisfactory to the Administrative Agent and the Requisite Lenders and sufficiently in advance and in any case no later than 5 Business Days prior to such Proposed Acquisition, such other financial information, financial analysis, documentation or other information relating to such Proposed Acquisition as the Administrative Agent, or any Lender through the Administrative Agent, shall reasonably request;

(f) all or substantially all of the sale and operating profits generated by such Proposed Acquisition Target shall be in the same or reasonably related line or lines of business as those of the Borrower and its Subsidiaries on the Closing Date; and

(g) at or prior to the closing of such Proposed Acquisition, the Borrower (or the Subsidiary making such Proposed Acquisition) and the Proposed Acquisition Target shall have executed such documents and taken such actions as may be required under Sections 7.11 (Additional Collateral and Guaranties) and Section 7.13 (Collateral Access Agreements).

“Permitted Investments” means (a) securities issued or fully guaranteed or insured by the United States federal government or any agency thereof (including Federal Home Loan Bank, Federal National Mortgage Association, Student Loan Marketing Association and Government National Mortgage Association), (b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, are rated at least “A-1” by S&P or “P-1” by Moody’s, (c) commercial paper of an issuer rated at least “A-1” by S&P or “P-1” by Moody’s, (d) auction rate securities (in a maximum $25,000,000 notional amount with respect to any single issue) with intermediate to perpetual maturities that are structured with short term holding periods of 7-49 days and whose long-term debt rating as of the date of purchase thereof is not less than any two of the following: “Aaa” by Moody’s, “AAA” by S&P or “AAA” by Fitch, and (e) shares of any money market fund that has net assets whose Dollar Equivalent exceeds $500,000,000 and any other investment that is, in each case, either (i) described on Schedule 1.1(c) or (ii) approved in writing by the Administrative Agent (such approval not to be unreasonably withheld) for the purposes of this definition; provided, however, that the maturities of all obligations of the types specified in (A) clauses (a) and (b) above shall not exceed 360 days and (B) clauses (c) and (d) above shall not exceed 270 days.

“Permitted PACC Accounts” shall mean the PACC Bond Accounts and the PACC Operating Account.

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“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity or a Governmental Authority.

“Petroleum Inventory” means Inventory consisting of Petroleum Products, all of which Inventory shall be valued at the Petroleum Inventory Market Price (including any premium or discount to reflect location differentials).

“Petroleum Inventory Market Price” means, with respect to any Petroleum Inventory, the market price for such Petroleum Inventory as set forth in a published or reported price index maintained by a third-party that is not an Affiliate of the Borrower and that prepares such index in the ordinary course of its business or such other price as the Agent may ascribe thereto in its reasonable credit judgment. Such market price shall be determined using published or reported price indices created or distributed by Oil Price Information Service, commonly known as OPIS, and/or Platts Oilgram Price Report, commonly known as Platts. In the event OPIS or Platts no longer provides the aforementioned price indices, or in the event the Borrower and the Administrative Agent determine that either OPIS or Platts no longer accurately provides pricing information for Petroleum Inventory, the Borrower and the Administrative Agent shall replace one or both of the OPIS and Platts price indices, as applicable, with other third-party price indices reasonably acceptable to each of the Borrower and the Administrative Agent.

“Petroleum Product” means crude oil, petroleum, refined petroleum products, byproducts and intermediate feed stocks, and other energy-related commodities, including, without limitation, blend components commonly used in the petroleum industry to improve characteristics of, or meet governmental or customer specifications for, petroleum or refined petroleum products.

“Pipeline Subsidiary” means Premcor P.A. Pipeline Company, a Delaware corporation.

“Pledge and Security Agreement” means an agreement, in substantially the form of Exhibit I (Form of Pledge and Security Agreement), executed by the Borrower and each Guarantor and the Administrative Agent.

“Pledged Debt Instruments” has the meaning specified in the Pledge and Security Agreement.

“Pledged Stock” has the meaning specified in the Pledge and Security Agreement.

“Proceeds” has the meaning given to such term in the UCC.

“Pro Forma Basis” means, with respect to any determination for any period, that such determination shall be made giving pro forma effect to each acquisition consummated during such period, together with all other transactions consummated during such period and any incurrence, assumption, refinancing or repayment of Indebtedness, as if such acquisition and other transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in details in the relevant Compliance Certificate, Financial Statement or other document provided to the Administrative Agent or any Lender in

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connection herewith in accordance with Regulation S-X of the Securities Act of 1933; provided, that Fixed Charges of any applicable Person during the applicable period shall not include the amount of Consolidated Interest Expense which is directly attributable to any Indebtedness to the extent such Indebtedness is reduced by the proceeds of any incurrence of the Indebtedness which gives rise to the need to make such determination.

“Project Companies” means Sabine, Sabine LLC, Neches, PACC and PAFC.

“Projections” means those financial projections set forth in the Confidential Information Memorandum covering the Fiscal Years ending in 2004 through 2008 inclusive, to be delivered to the Lenders by the Borrower.

“Proposed Acquisition” means the proposed acquisition by the Borrower or any of its Subsidiaries of all or substantially all of the assets or Stock of any Proposed Acquisition Target, or the merger of any Proposed Acquisition Target with or into the Borrower or any Subsidiary of the Borrower (and, in the case of a merger with the Borrower, with the Borrower being the surviving corporation).

“Proposed Acquisition Target” means any Person or any operating division thereof subject to a Proposed Acquisition.

“Protective Advances” means all expenses, disbursements and advances incurred by the Administrative Agent pursuant to the Loan Documents after the occurrence and during the continuance of an Event of Default that the Administrative Agent, in its sole discretion exercised reasonably, deems necessary or desirable to preserve or protect the Collateral or any portion thereof or to enhance the likelihood, or maximize the amount, of repayment of the Obligations.

“Purchasing Lender” has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).

“Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” means, with respect to any Revolving Credit Lender, the percentage obtained by dividing (a) the Revolving Credit Commitment of such Revolving Credit Lender by (b) the aggregate Revolving Credit Commitments of all Revolving Credit Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Revolving Credit Outstandings (including by way of participation pursuant to this Agreement) owing to such Revolving Credit Lender by the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to all Revolving Credit Lenders).

“Real Property” of any Person means the Land of such Person, together with the right, title and interest of such Person, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land and any fixtures appurtenant thereto.

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“Register” has the meaning specified in Section 11.2(c) (Assignments and Participations).

“Reimbursement Date” has the meaning specified in Section 2.4(h) (Letters of Credit).

“Reimbursement Obligations” means, as and when matured, the obligation of the Borrower to pay, on the date payment is made or scheduled to be made to the beneficiary under each such Letter of Credit (or at such other date as may be specified in the applicable Letter of Credit Reimbursement Agreement) and in the currency drawn (or in such other currency as may be specified in the applicable Letter of Credit Reimbursement Agreement), all amounts of each and all drafts and other requests for payments drawn under Letters of Credit, and all other matured reimbursement or repayment obligations of the Borrower to any Issuer with respect to amounts drawn under Letters of Credit.

“Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned, leased or operated by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, treaties, rules and regulations, orders, judgments, decrees and other determinations of, concessions, grants, franchises, licenses and other Contractual Obligations with, any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means, collectively, Revolving Credit Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, more than fifty percent (50%) of the aggregate Revolving Credit Outstandings. A Non-Funding Lender shall not be included in the calculation of “Requisite Lenders”; provided, however, that a Non-Funding Lender shall be included in such calculation only with respect to its Revolving Credit Outstandings (and not its aggregate Revolving Credit Commitment) in the event that such Non-Funding Lender has, pursuant to Section 2.2(c) (Borrowing Procedures), in good faith given notice to the Administrative Agent of its intention not to fund a Borrowing by reason of an applicable condition set forth in Article III (Conditions to Loans and Letters of Credit) not being satisfied.

“Responsible Officer” means, with respect to any Person, any of the executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.

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“Restricted Payment” means (a) any dividend, distribution or any other payment whether direct or indirect, on account of any Stock or Stock Equivalent of the Borrower or any of its Subsidiaries now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalent of the Borrower or any of its Subsidiaries now or hereafter outstanding and (c) any prepayment, redemption, purchase, defeasance or other satisfaction prior to the scheduled maturity thereof in any manner, or any payment in violation of any subordination terms of, any long-term Indebtedness (including Indebtedness with respect to the Notes pursuant to the Indentures) of the Borrower and its Subsidiaries.

“Restricted Subsidiary” means a Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Credit Commitment” means, with respect to each Synthetic Tranche Lender, its Synthetic Tranche Commitment and with respect to each Direct Tranche Lender, its Direct Tranche Commitment.

“Revolving Credit Lender” means each Lender other than the Swing Loan Lender.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender in a principal amount equal to the amount of such Revolving Credit Lender’s Revolving Credit Commitment evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Loans owing to such Revolving Credit Lender.

“Revolving Credit Outstandings” means, at any particular time, the sum of (a) the principal amount of the Revolving Loans outstanding at such time, (b) the Letter of Credit Obligations outstanding at such time and (c) the principal amount of the Swing Loans outstanding at such time.

“Revolving Credit Termination Date” shall mean the earliest of (a) the Scheduled Termination Date, (b) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.5 (Reduction and Termination of the Revolving Credit Commitments) and (c) the date on which the Obligations become due and payable pursuant to Section 9.2 (Remedies).

“Revolving Loan” has the meaning specified in Section 2.1 (The Revolving Credit Commitments).

“S&P” means Standard & Poor’s Rating Services.

“Sabine” means Sabine River Holding Corp., a Delaware corporation.

“Sabine LLC” means Sabine River LLC, a Delaware limited liability company.

“Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002.

“Scheduled Termination Date” means the 5th anniversary of the Closing Date.

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“Secured Obligations” means, in the case of the Borrower, the Obligations and, in the case of any other Loan Party, the obligations of such Loan Party under the Guaranty and the other Loan Documents to which it is a party.

“Secured Parties” means the Lenders, the Issuers, the Administrative Agent and any other holder of any Secured Obligation.

“Securities Account” has the meaning given to such term in the UCC.

“Securities Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.

“Securities Intermediary” has the meaning given to such term in the UCC.

“Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Selling Lender” has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.

“Standby Letter of Credit” means any Letter of Credit that is not a Documentary Letter of Credit, and includes any direct - pay Letter of Credit.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Debt” has the meaning specified in Section 8.1(l) (Indebtedness).

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“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of 50% or more of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.

“Substitute Institution” has the meaning specified in Section 2.17 (Substitution of Lenders).

“Substitution Notice” has the meaning specified in Section 2.17 (Substitution of Lenders).

“Swing Loan” has the meaning specified in Section 2.3 (Swing Loans).

“Swing Loan Lender” means Citicorp or any other Revolving Credit Lender that becomes the Administrative Agent or agrees, with the approval of the Administrative Agent and the Borrower, to act as the Swing Loan Lender hereunder, in each case in its capacity as the Swing Loan Lender hereunder.

“Swing Loan Request” has the meaning specified in Section 2.3(b) (Swing Loans).

“Swing Loan Sublimit” means $80,000,000.

“Syndication Completion Date” means the earlier to occur of (a) the 90th day following the Closing Date and (b) the date upon which the Arranger determines in its sole discretion that the primary syndication of the Loans and Revolving Credit Commitments has been completed.

“Synthetic Tranche Commitment” means, as to each Synthetic Tranche Lender, the commitment of such Synthetic Tranche Lender to acquire interests in Letters of Credit and other Revolving Credit Outstandings under the Synthetic Tranche Facility in the aggregate principal amount not to exceed the amount set forth opposite such Synthetic Tranche Lender’s name on Schedule I (Revolving Credit Commitments) under the caption “Synthetic Tranche Commitments,” as amended to reflect each Assignment and Acceptance executed by such Synthetic Tranche Lender and as such amount may be reduced pursuant to this Agreement.

“Synthetic Tranche Credit-Linked Deposit” shall mean, as to each Synthetic Tranche Lender, the cash deposit made by such Synthetic Tranche Lender therein as such deposit may be reduced from time to time pursuant to the terms of this Agreement and reduced or increased from time to time pursuant to assignments by or to such Synthetic Tranche Lender. The initial amount of each Synthetic Tranche Lender’s Synthetic Tranche Credit-Linked Deposit is equal to its Synthetic Tranche Commitment and the initial aggregate amount of the Synthetic Tranche Lenders’ Synthetic Tranche Credit-Linked Deposits is $200,000,000.

“Synthetic Tranche Credit-Linked Deposit Account” shall mean the account established by the Administrative Agent under its sole and exclusive control maintained at the office of Citibank, New York Branch or another branch of Citibank designated as the “Premcor Synthetic Tranche Credit-Linked Deposit Account”, which shall be used solely to hold Synthetic Tranche Credit-Linked Deposits.

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“Synthetic Tranche Facility” means the portion of the Facility in which Synthetic Tranche Lenders shall participate in the liability of Letters of Credit having Letter of Credit Obligations not in excess of the aggregate of the Synthetic Tranche Commitments, subject to Section 2.4(g)(ii), as may be increased or reduced from time to time pursuant to the terms of this Agreement.

“Synthetic Tranche Facility Fee” has the meaning specified in Section 2.12(a) (Synthetic Tranche Facility Fee).

“Synthetic Tranche Facility Fee Rate” means (a) during the period commencing on the Closing Date and ending on the date falling six months after the Closing Date a rate equal to 2.00% per annum and (b) thereafter, as of any date of determination, a per annum rate equal to the rate opposite the then applicable Average Monthly Available Credit on such date, as set forth below:

AVERAGE MONTHLY AVAILABLE CREDIT	SYNTHETIC TRANCHE FACILITY FEE RATE
Less than or equal to $450,000,000	2.00%
Greater than $450,000,000	1.75	%;

provided, however, that during the continuance of an Event of Default, the “Synthetic Tranche Facility Fee Rate” shall increase by 2.0% per annum.

“Synthetic Tranche Lender” means the Revolving Credit Lenders each having a Synthetic Tranche Commitment or, following the Revolving Credit Termination Date, Revolving Credit Outstandings under the Synthetic Tranche Facility.

“Synthetic Tranche Ratable Portion” means, as to any Synthetic Tranche Lender, its Synthetic Tranche Commitment (or, following the Revolving Credit Termination Date, its Revolving Credit Outstandings, including by way of participation pursuant to this Agreement) divided by the Synthetic Tranche Commitments (or Revolving Credit Outstandings, as applicable) for all the Synthetic Tranche Lenders.

“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Return” has the meaning specified in Section 4.8(a) (Taxes).

“Taxes” has the meaning specified in Section 2.16(a) (Taxes).

“Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which the Borrower any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Trigger Event” means the occurrence of (i) any Event of Default pursuant to Section 9.1(a) (Events of Default) which is not cured on the next Business Day immediately following its occurrence, (ii) any Event of Default pursuant to Sections 9.1(b) or (f) (Events of Default), (iii) any other Event of Default which the Administrative Agent deems a “Trigger

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Event”, as notified to the Borrower and the Lenders, (iv) the acceleration of the maturity or due date of the Obligations under Section 9.2 (Remedies), or (v) the Revolving Credit Termination Date.

“2003 Note Indenture” means that certain Indenture, dated as of February 11, 2003, as supplemented by a Supplemental Indenture dated as of November 12, 2003, between the Borrower and Deutsche Bank Trust Company Americas, as Trustee, respectively relating to the 2003 Notes.

“2003 Notes” means (i) the Borrower’s 9 1/4% Senior Notes due 2010 and the Borrower’s 9 1/2% Senior Notes due 2013 issued pursuant to the 2003 Note Indenture, and (ii) the Borrower’s 6 3/4% Senior Notes due 2011, the Borrower’s 7 1/2% Senior Notes due 2011 and the Borrower’s 7 3/4% Senior Subordinated Notes due 2012 each issued pursuant to the 2003 Note Indenture.

“UCC” has the meaning specified in the Pledge and Security Agreement.

“Unfunded Pension Liability” means, with respect to the Borrower or any of its Subsidiaries at any time, the sum of (a) the amount, if any, by which the present value of all accrued benefits under each Title IV Plan (other than any Title IV Plan subject to Section 4063 of ERISA) exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, as determined as of the most recent valuation date for such Title IV Plan using the actuarial assumptions in effect under such Title IV Plan, (b) the aggregate amount of withdrawal liability that could be assessed under Section 4063 with respect to each Title IV Plan subject to such section, separately calculated for each such Title IV Plan as of its most recent valuation date and (c) for a period of five years following a transaction reasonably likely to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by the Borrower, any of its Subsidiaries or any ERISA Affiliate as a result of such transaction.

“Unrestricted Subsidiary” means a Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary, but only if and for so long as such Subsidiary: (i) has no Indebtedness as to which the Borrower or any Restricted Subsidiary (a) provides credit support of any kind other than a non-recourse pledge of Stock of an Unrestricted Subsidiary, (b) has any Guaranty Obligation, or (c) constitutes the lender (other than as permitted by Section 8.3(e)(iii) (Investments)), (ii) has no Indebtedness with respect to which a default thereunder would permit any holder of such Indebtedness or of any other Indebtedness of the Borrower or any of its Subsidiaries to declare a default on any Indebtedness of the Borrower or any of its Restricted Subsidiaries, or cause the payment of any Indebtedness of the Borrower or any Restricted Subsidiary to be accelerated or payable prior to its stated maturity, (iii) has no Indebtedness as to which the lenders have not been notified in writing that such lenders will not have any recourse to the stock or assets of the Borrower and the Restricted Subsidiaries other than a non-recourse pledge of Stock of an Unrestricted Subsidiary, (iv) is a Person with respect to which neither the Borrower nor any Restricted Subsidiary has any direct or indirect obligation to subscribe for additional equity interest or to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve any specified levels of operating results (other than as permitted by Section 8.3(e)(iii) (Investments)) and (v) has no Guaranty Obligations with respect to the Indebtedness of the Borrower or any Restricted Subsidiary.

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“Unused Commitment Fee” has the meaning specified in Section 2.12 Section 2.12(a)(b) (Fees).

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than director’s qualifying shares, as may be required by law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means, with respect to the Borrower or any of its Subsidiaries at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

Section 1.2 Computation of Time Periods

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3 Accounting Terms and Principles

(a) Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto (including for purpose of measuring compliance with Article V (Financial Covenant)) shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b) If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 (Financial Statements) is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Borrower with the agreement of the Borrower’s Accountants and results in a change in any of the calculations required by Article V (Financial Covenant) or VIII (Negative Covenants) that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Borrower shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article V (Financial Covenant) or VIII (Negative Covenants) shall be given effect until such provisions are amended to reflect such changes in GAAP.

(c) For purposes of making all financial calculations to determine compliance with Article V (Financial Covenant), all components of such calculations shall be adjusted to include or exclude, as the case may be, without duplication, such components of such

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calculations attributable to any business or assets that have been acquired or disposed of by the Borrower or any of its Subsidiaries (including through Permitted Acquisitions) after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Borrower on a Pro Forma Basis.

Section 1.4 Calculations

(a) Financial Covenant Debt. Financial Covenant Debt denominated in any currency other than Dollars shall be calculated using the Dollar Equivalent thereof as of the date of the Financial Statements on which such Financial Covenant Debt is reflected.

(b) Dollar Equivalents. The Administrative Agent shall determine the Dollar Equivalent of any amount as required hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Loan Party in any document delivered to the Administrative Agent. The Administrative Agent may determine or redetermine the Dollar Equivalent of any amount on any date either in its own discretion or upon the request of any Lender or Issuer.

(c) Rounding-Off. The Administrative Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollar or cent to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

Section 1.5 Certain Terms

(a) The terms “herein,” “hereof”, “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in, this Agreement.

(b) Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c) Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

(d) References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

(e) The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

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(f) The terms “Lender,” “Issuer” and “Administrative Agent” include, without limitation, their respective successors.

(g) Upon the appointment of any successor Administrative Agent pursuant to Section 10.7 (Successor Administrative Agent), references to Citicorp in Section 10.4 (The Administrative Agent Individually) and to Citibank in the definitions of Base Rate, Dollar Equivalent, and Eurodollar Rate shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

ARTICLE II

THE FACILITY

Section 2.1 The Revolving Credit Commitments

On the terms and subject to the conditions contained in this Agreement, each Revolving Credit Lender severally agrees (a) in the case of the Direct Tranche Lenders, to make loans in Dollars (each a “Revolving Loan”) to the Borrower and (b) in the case of the Synthetic Tranche Lenders and the Direct Tranche Lenders (in accordance with, and subject to, Section 2.4 (Letters of Credit)), to participate in Letters of Credit requested by the Borrower, in each case from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such extensions of credit by each such Revolving Credit Lender not to exceed such Revolving Credit Lender’s Revolving Credit Commitment; provided, however, that at no time shall any Revolving Credit Lender be obligated to make a Revolving Loan or participate in a Letter of Credit in excess of such Revolving Credit Lender’s Ratable Portion of the Available Credit. Within the limits of the Revolving Credit Commitment of each Revolving Credit Lender, amounts of Revolving Loans repaid may be reborrowed under this Section 2.1.

Section 2.2 Borrowing Procedures

(a) Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than 1:00 p.m. (New York time) (i) one Business Day, in the case of a Borrowing of Base Rate Loans, and (ii) three Business Days, in the case of a Borrowing of Eurodollar Rate Loans, prior to the date of the proposed Borrowing. Each such notice shall be in substantially the form of Exhibit C (Form of Notice of Borrowing) (a “Notice of Borrowing”), specifying (A) the date of such proposed Borrowing, (B) the aggregate amount of such proposed Borrowing, (C) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, (D) the initial Interest Period or Periods for any such Eurodollar Rate Loans and (E) the Available Credit (after giving effect to the proposed Borrowing). The Revolving Loans shall be made as Base Rate Loans unless, subject to Section 2.14 (Special Provisions Governing Eurodollar Rate Loans), the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. Notwithstanding anything to the contrary contained in Section 2.3(a)(Swing Loans), if any Notice of Borrowing requests a Borrowing of Base Rate Loans, the Administrative Agent may, at the Borrower’s request, make a Swing Loan available to the Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. Each Borrowing shall be in an aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

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(b) The Administrative Agent shall give to each Direct Tranche Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.14(a) (Determination of Interest Rate). Each Direct Tranche Lender shall, before 12:00 p.m. noon (New York time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 11.8 (Notices, Etc.), in immediately available funds, such Direct Tranche Lender’s Direct Tranche Ratable Portion of such proposed Borrowing. Upon fulfillment (or due waiver in accordance with Section 11.1 (Amendments, Waivers, Etc.)) (i) on the Closing Date, of the applicable conditions set forth in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit) and (ii) at any time (including the Closing Date), of the applicable conditions set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit), and after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the Borrower.

(c) Unless the Administrative Agent shall have received notice from a Direct Tranche Lender prior to the time of any proposed Borrowing that such Direct Tranche Lender will not make available to the Administrative Agent such Direct Tranche Lender’s Direct Tranche Ratable Portion of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Direct Tranche Lender has made such Direct Tranche Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Direct Tranche Lender shall not have so made such Direct Tranche Ratable Portion available to the Administrative Agent, such Direct Tranche Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Direct Tranche Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Direct Tranche Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Direct Tranche Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Direct Tranche Lender of any obligation it may have hereunder to the Borrower.

(d) The failure of any Direct Tranche Lender to make on the date specified any Loan or any payment required by it (such Lender being a “Non-Funding Lender”), including any payment in respect of its participation in Swing Loans and Letter of Credit Obligations, shall not relieve any other Direct Tranche Lender of its obligations to make such Loan or payment on such date but no such other Direct Tranche Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan or payment required under this Agreement.

Section 2.3 Swing Loans

(a) On the terms and subject to the conditions contained in this Agreement, the Swing Loan Lender may, in its sole discretion, at the Borrower’s request make, in Dollars,

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loans (each a “Swing Loan”) otherwise available to the Borrower under the Facility from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding (together with the aggregate outstanding principal amount of any other Loan made by the Swing Loan Lender hereunder in its capacity as a Lender or the Swing Loan Lender) not to exceed the lesser of the Swing Loan Sublimit and the Available Credit. Each Swing Loan shall be a Base Rate Loan and must be repaid in full within seven days after its making or, if sooner, upon any Borrowing hereunder and shall in any event mature no later than the Revolving Credit Termination Date. Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a).

(b) In order to request a Swing Loan, the Borrower shall telecopy (or forward by electronic mail or similar means) to the Administrative Agent a duly completed request in substantially the form of Exhibit D (Form of Swing Loan Request), setting forth the requested amount and date of such Swing Loan (a “Swing Loan Request”), to be received by the Administrative Agent not later than 1:00 p.m. (New York time) on the day of the proposed borrowing. The Administrative Agent shall promptly notify the Swing Loan Lender of the details of the requested Swing Loan. Subject to the terms of this Agreement, the Swing Loan Lender shall make a Swing Loan available to the Administrative Agent and, in turn, the Administrative Agent shall make such amounts available to the Borrower on the date of the relevant Swing Loan Request. The Swing Loan Lender shall not make any Swing Loan in the period commencing on the first Business Day after it receives written notice from the Administrative Agent or any Direct Tranche Lender that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall not on such date be satisfied, and ending when such conditions are satisfied. The Swing Loan Lender shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the making of any Swing Loan.

(c) The Swing Loan Lender shall notify the Administrative Agent in writing (which writing may be a telecopy or electronic mail) weekly, by no later than 10:00 a.m. (New York time) on the first Business Day of each week, of the aggregate principal amount of its Swing Loans then outstanding.

(d) The Swing Loan Lender may demand at any time that each Direct Tranche Lender pay to the Administrative Agent, for the account of the Swing Loan Lender, in the manner provided in clause (e) below, such Direct Tranche Lender’s Direct Tranche Ratable Portion of all or a portion of the outstanding Swing Loans, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Loans demanded to be paid.

(e) The Administrative Agent shall forward each notice referred to in clause (c) above and each demand referred to in clause (d) above to each Direct Tranche Lender on the day such notice or such demand is received by the Administrative Agent (except that any such notice or demand received by the Administrative Agent after 2:00 p.m. (New York time) on any Business Day or any such demand received on a day that is not a Business Day shall not be required to be forwarded to the Direct Tranche Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each Direct Tranche Lender’s Direct Tranche Ratable Portion of the aggregate principal amount of the Swing Loans stated to be outstanding in such notice or

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demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Sections 3.2 (Conditions Precedent to Each Loan and Letter of Credit) and 2.1 (The Revolving Credit Commitments) shall have been satisfied (which conditions precedent the Direct Tranche Lenders hereby irrevocably waive), each Direct Tranche Lender shall, before 11:00 a.m. (New York time) on the Business Day next succeeding the date of such Direct Tranche Lender’s receipt of such notice or demand, make available to the Administrative Agent, in immediately available funds, for the account of the Swing Loan Lender, the amount specified in such statement. Upon such payment by a Direct Tranche Lender, such Direct Tranche Lender shall, except as provided in clause (f) below, be deemed to have made a Revolving Loan to the Borrower. The Administrative Agent shall use such funds to repay the Swing Loans to the Swing Loan Lender. To the extent that any Direct Tranche Lender fails to make such payment available to the Administrative Agent for the account of the Swing Loan Lender, the Borrower shall repay such Swing Loan on demand.

(f) Upon the occurrence of a Default under Section 9.1(f) (Events of Default), each Direct Tranche Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Loan otherwise required to be repaid by such Direct Tranche Lender pursuant to clause (e) above, which participation shall be in a principal amount equal to such Direct Tranche Lender’s Direct Tranche Ratable Portion of such Swing Loan, by paying to the Swing Loan Lender on the date on which such Direct Tranche Lender would otherwise have been required to make a payment in respect of such Swing Loan pursuant to clause (e) above, in immediately available funds, an amount equal to such Direct Tranche Lender’s Direct Tranche Ratable Portion of such Swing Loan. If all or part of such amount is not in fact made available by such Direct Tranche Lender to the Swing Loan Lender on such date, the Swing Loan Lender shall be entitled to recover any such unpaid amount on demand from such Direct Tranche Lender together with interest accrued from such date at the Federal Funds Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Base Rate Loans.

(g) From and after the date on which any Direct Tranche Lender (i) is deemed to have made a Revolving Loan pursuant to clause (e) above with respect to any Swing Loan or (ii) purchases an undivided participation interest in a Swing Loan pursuant to clause (f) above, the Swing Loan Lender shall promptly distribute to such Direct Tranche Lender such Direct Tranche Lender’s Direct Tranche Ratable Portion of all payments of principal of and interest received by the Swing Loan Lender on account of such Swing Loan other than those received from a Direct Tranche Lender pursuant to clause (e) or (f) above.

Section 2.4 Letters of Credit; Synthetic Tranche Credit-Linked Deposit Account

(a) On the terms and subject to the conditions contained in this Agreement, each Issuer agrees to Issue at the request of the Borrower and for the account of the Borrower one or more Letters of Credit from time to time on any Business Day during the period commencing on the Closing Date and ending on the earlier of the Revolving Credit Termination Date and 30 days prior to the Scheduled Termination Date; provided, however, that no Issuer shall be under any obligation to Issue (and, upon the occurrence of any of the events described in clauses (ii), (iii), (iv), (v) and (vii), (viii) or (ix) below, shall not Issue) any Letter of Credit upon the occurrence of any of the following:

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(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the date of this Agreement or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the date of this Agreement and that such Issuer in good faith deems material to it; or

(ii) such Issuer shall have received any written notice of the type described in clause (d) below; or

(iii) after giving effect to the Issuance of such Letter of Credit, the aggregate Revolving Credit Outstandings would exceed the Maximum Credit at such time; or

(iv) after giving effect to the Issuance of such Letter of Credit, the sum of (i) the Dollar Equivalents of the Letter of Credit Undrawn Amounts at such time and (ii) the Dollar Equivalents of the Reimbursement Obligations at such time exceeds the Letter of Credit Sublimit; or

(v) such Letter of Credit is requested to be denominated in any currency other than Dollars; or

(vi) such Letter of Credit is requested for a purpose other than acquiring Petroleum Inventory and would have a face amount which, when aggregated with all Letters of Credit issued for a purpose other than acquiring Petroleum Inventory, exceeds $100,000,000; or

(vii) any fees due in connection with a requested Issuance have not been paid; or

(viii) such Letter of Credit is requested to be Issued in a form that is not acceptable to such Issuer; or

(ix) the Issuer for such Letter of Credit shall not have received, in form and substance reasonably acceptable to it and, if applicable, duly executed by such Borrower, applications, agreements and other documentation (collectively, a “Letter of Credit Reimbursement Agreement”) such Issuer generally employs in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit.

None of the Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit.

(b) In no event shall the expiration date of any Letter of Credit (i) be more than one year after the date of issuance thereof or (ii) be less than 30 days prior to the Scheduled Termination Date; provided, however, that any Letter of Credit with a term less than or equal to

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one year may provide for the renewal thereof for additional periods less than or equal to one year, as long as, (x) on or before the expiration of each such term and each such period, the Borrower and the Issuer of such Letter or Credit shall have the option to prevent such renewal and (y) none of the Issuers and the Borrower shall permit any such renewal to extend the expiration date of any Letter of Credit beyond the date set forth in clause (ii) above.

(c) In connection with the Issuance of each Letter of Credit, the Borrower shall give the relevant Issuer and the Administrative Agent at least one Business Day’s (or such shorter period as the Borrower may at any time agree with the applicable Issuer) prior written notice, in substantially the form of Exhibit E (Form of Letter of Credit Request) (or in such other written or electronic form as is acceptable to the Issuer), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall be irrevocable and shall specify the Issuer of such Letter of Credit and the face amount of the Letter of Credit requested, the date of Issuance and (if different) the effective date of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day) and, in the case of an issuance, the Person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than (x) 3:00 p.m. (New York time) on the Business Day prior to the requested Issuance of such Letter of Credit or (y) such later day and/or time as the Borrower may at any time have agreed with the applicable Issuer as aforesaid.

(d) Subject to the satisfaction of the conditions set forth in this Section 2.4, the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the Borrower in accordance with such Issuer’s usual and customary business practices. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Revolving Credit Lender that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) or clause (a) above (other than those conditions set forth in clauses (a)(i), (viii) or (ix) (above), and, to the extent such clause relates to fees owing to the Issuer of such Letter of Credit and its Affiliates, clause (a)(vii) above) are not on such date satisfied or duly waived and ending when such conditions are satisfied or duly waived. No Issuer shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the Issuance of any Letter of Credit.

(e) The Borrower agrees that, if requested by the Issuer of any Letter of Credit, it shall execute a Letter of Credit Reimbursement Agreement in respect to any Letter of Credit Issued hereunder. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(f) Each Issuer shall comply with the following:

(i) give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing), which writing may be a telecopy or electronic mail, of the Issuance of any Letter of Credit Issued by it, of all drawings under any Letter of Credit Issued by it and of the payment (or the failure to pay when due) by the Borrower of any Reimbursement Obligation when due (which notice the Administrative Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Lender);

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(ii) upon the request of any Revolving Credit Lender, furnish to such Revolving Credit Lender copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Revolving Credit Lender; and

(iii) no later than 10 Business Days following the last day of each calendar month, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Lender requesting the same) and the Borrower a schedule for Documentary Letters of Credit and Standby Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations, in each case outstanding at the end of each month, and any information requested by the Borrower or the Administrative Agent relating thereto.

(g) (i) Immediately upon the issuance by an Issuer of any Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to the Revolving Credit Lenders, and the Revolving Credit Lenders shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer (without recourse or warranty), an undivided interest and participation, to the extent of such Revolving Credit Lender’s Letter of Credit Ratable Portion, in such Letters of Credit and the obligations of the Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto. In addition, upon the Issuance of any Letter of Credit or upon the termination or expiration of any Letter of Credit (after the payment of any Reimbursement Obligation owing with respect to any such Letter of Credit), each Revolving Credit Lender’s undivided interest and participation in all outstanding Letters of Credit shall be adjusted such that, after giving effect to such Issuance, termination or expiration, each Revolving Credit Lender’s undivided interest and participation in all such Letters of Credit shall equal such Revolving Credit Lender’s Letter of Credit Ratable Portion of the undrawn face amount of all such Letters of Credit; and

(ii) Upon the occurrence of and during the continuance of a Trigger Event and notwithstanding the provisions of clause (g)(i) above, if any Revolving Loans are outstanding at such time, each Synthetic Tranche Lender shall be deemed (subject as provided below) irrevocably and unconditionally to have purchased and received from each Direct Tranche Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Synthetic Tranche Lender’s Ratable Portion, in all Loans and the obligations of the Borrower with respect thereto and any security therefor and guaranty pertaining thereto and each Revolving Credit Lender’s Letter of Credit Ratable Portion of each outstanding Letter of Credit shall be deemed reallocated to reflect the foregoing, in each case to the extent necessary for each Revolving Credit Lender to have Revolving Credit Outstandings and participations equal to its Ratable Portion of all Revolving Credit Outstandings. The Administrative Agent shall withdraw from the Synthetic Tranche Credit-Linked Deposit Account such amounts as are necessary, in accordance with this clause (g)(ii) to purchase such undivided interests and participations, for distribution to the Direct Tranche Lenders in their Direct Tranche Ratable Portions. If, during the continuance of a Trigger Event and notwithstanding the provisions of clause (g)(i) above, there are any outstanding unreimbursed Letters of Credit, the Direct Tranche Lenders shall pay to the Administrative Agent such amounts

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as are necessary in accordance with this clause (g)(ii) for deposit in the Synthetic Tranche Credit-Linked Deposit Account. Upon the cure or waiver of all outstanding Trigger Events, the Lenders shall be deemed irrevocably and unconditionally to sell back the interest and participation purchased as aforesaid and the Direct Tranche Lenders shall repay to the Administrative Agent for deposit in the Synthetic Tranche Credit-Linked Deposit Account all such amounts as are necessary to reflect the applicable Letter of Credit Ratable Portions in the absence of a Trigger Event calculated in accordance with the provisions of clause (g)(i) above.

(iii) Notwithstanding any other provision of this Article II, in the Event that, during the continuation of Trigger Event, (x) any Direct Tranche Lender is deemed to have purchased an interest and participation in a portion of the Revolving Credit Outstandings under the Synthetic Tranche Facility, for so long as such Direct Tranche Lender holds such interest and participation, all interest and fees payable by the Borrower pursuant to this Agreement with respect to such portion of such Revolving Credit Outstandings shall be calculated and payable as if such portion of the Revolving Credit Outstandings were made under the Direct Tranche Facility and not made under the Synthetic Tranche Facility; and (y) any Synthetic Tranche Lender is deemed to have purchased an interest and participation in a portion of the Revolving Credit Outstandings under the Direct Tranche Facility, for so long as such Synthetic Tranche Lender holds such interest and participation, all interest and fees payable by the Borrower pursuant to this Agreement with respect to such portion of such Revolving Credit Outstandings shall be calculated and payable as if such portion of the Revolving Credit Outstandings were a Reimbursement Obligation made under the Synthetic Tranche Facility and not made under the Direct Tranche Facility.

(h) The Borrower agrees to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under any Letter of Credit issued for its account no later than the date that is the next succeeding Business Day after the Borrower receives written notice from such Issuer that payment has been made under such Letter of Credit (the “Reimbursement Date”), irrespective of any claim, set-off, defense or other right that the Borrower may have at any time against such Issuer or any other Person. In the event that any Issuer makes any payment under any Letter of Credit and the Borrower shall not have repaid, with a Loan or otherwise, such amount to such Issuer pursuant to this clause (h) or any such payment by the Borrower is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Revolving Loans that are Base Rate Loans and (ii) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Revolving Loans that are Base Rate Loans, and such Issuer shall promptly notify the Administrative Agent, which shall promptly notify each Revolving Credit Lender of such failure, and each Revolving Credit Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Revolving Credit Lender’s Letter of Credit Ratable Portion of such payment. If the Administrative Agent so notifies such Revolving Credit Lender prior to 11:00 a.m. (New York time) on any Business Day, such Revolving Credit Lender shall make available to the Administrative Agent for the account of such Issuer its Letter of Credit Ratable Portion of the amount of such payment on such Business Day in immediately available funds, which obligation, in the case of each Synthetic Tranche Lender, shall be satisfied by the Administrative Agent withdrawing funds from the Synthetic

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Tranche Credit-Linked Deposit Account. Upon such payment by the Administrative Agent with funds from the Synthetic Tranche Credit-Linked Deposit Account, each Synthetic Tranche Lender shall be deemed to hold a Reimbursement Obligation in its Synthetic Tranche Ratable Portion of the amount so paid, and each Direct Tranche Lender, upon making such payment shall, unless made during the continuance of a Trigger Event and notwithstanding whether or not the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall have been satisfied (which conditions precedent the Revolving Credit Lenders hereby irrevocably waive), be deemed to have made a Revolving Loan to the Borrower in the principal amount of such payment or, if made during the continuance of a Trigger Event, such Direct Tranche Lender shall be deemed to hold a Reimbursement Obligation in such amount. Whenever any Issuer or the Administrative Agent receives from the Borrower a payment of a Reimbursement Obligation which the Administrative Agent has paid to the applicable Issuer from the Synthetic Tranche Credit-Linked Deposit Account or from payment received from a Direct Tranche Lender received for the account of such Issuer pursuant to this clause (h), such Issuer shall pay over to the Administrative Agent such amount received by it with respect to such Reimbursement Obligation and (upon receipt of such amount, as applicable) the Administrative Agent shall promptly (x) deposit the Synthetic Tranche Lenders’ Letter of Credit Ratable Portion of such amount in the Synthetic Tranche Credit-Linked Deposit Account and (y) pay to the Direct Tranche Lenders their Letter of Credit Ratable Portion of such amount, to each Direct Tranche Lender in its Direct Tranche Ratable Portion, in each case adjusted, if necessary to reflect the respective amounts the Revolving Credit Lenders have paid (directly or by withdrawal from the Credit-Linked Deposit Account) with respect to any such Reimbursement Obligations.

(i) If and to the extent any such Direct Tranche Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (h) above available to the Administrative Agent for the account of such Issuer, such Direct Tranche Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate and, thereafter, until such amount is repaid to the Administrative Agent for the account of such Issuer, at a rate per annum equal to the rate applicable to Base Rate Loans.

(j) The Borrower’s obligation to pay each Reimbursement Obligation and the obligations of the Revolving Credit Lenders to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, set off, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

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(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not result in any liability of such Issuer to the Borrower or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuer.

(k) Synthetic Tranche Credit-Linked Deposit Account. (i) On the Closing Date, each Synthetic Tranche Lender shall pay to the Administrative Agent for deposit in the Synthetic Tranche Credit-Linked Deposit Account an amount equal to its Synthetic Tranche Commitment. The Synthetic Tranche Credit-Linked Deposits shall be held by the Administrative Agent in the Synthetic Tranche Credit-Linked Deposit Account, and no party other than the Administrative Agent shall have a right of withdrawal from the Synthetic Tranche Credit-Linked Deposit Account or any other right or power with respect to the Synthetic Tranche Credit-Linked Deposits. Notwithstanding anything herein to the contrary, the funding obligation of each Synthetic Tranche Lender in respect of its participation in Letters of Credit or otherwise as provided in this Agreement shall be satisfied in full upon the funding of its Synthetic Tranche Credit-Linked Deposit in the amount of such obligation.

(ii) Each of the Administrative Agent, each Issuer and each Synthetic Tranche Lender hereby acknowledges and agrees that each Synthetic Tranche Lender is

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funding its Synthetic Tranche Credit-Linked Deposit to the Administrative Agent for application in the manner contemplated by this Section 2.4 and that the Administrative Agent has agreed to invest the Synthetic Tranche Credit-Linked Deposits so as to earn a return on the principal outstanding amount of the Synthetic Tranche Credit-Linked Deposits from time to time (as they may be reduced and subsequently increased by withdrawals and deposits made with respect to the Synthetic Tranche Credit-Linked Deposit Account pursuant to the other provisions of this Section 2.4) at the Eurodollar Rate for the Interest Period in effect for the Synthetic Tranche Credit-Linked Deposits at such time less 12.5 (twelve and one half) basis points (as such rate may be adjusted from time to time by the Administrative Agent, acting in consultation with the Synthetic Tranche Lenders, as a result of the timing and frequency of any withdrawals which are made from the Credit-Linked Deposit Account pursuant to this Section 2.4). Such interest will be paid to the Synthetic Tranche Lenders by the Administrative Agent at the applicable Eurodollar Rate for an Interest Period of (x) until the date which is 4 weeks following the Closing Date, 1 week, or at the Administrative Agent’s election 1 month, and (y) at all times thereafter, 1 month, (or at an amount determined in accordance with clause (v) below, if applicable), payable monthly in arrears.

(iii) In the event funds from the Synthetic Tranche Credit-Linked Deposit Account are withdrawn by the Administrative Agent to reimburse the applicable Issuer for an unreimbursed drawing with respect to any Letter of Credit, the Borrower shall have the right, at any time prior to the Revolving Credit Termination Date, to pay over to the Administrative Agent in reimbursement thereof an amount equal to the amount so withdrawn for deposit in the Synthetic Tranche Credit-Linked Deposit Account. In the event that any reimbursement shall be due to an Issuer under the preceding provisions of this Section 2.4 on a day other than the last day of an Interest Period in effect for the Synthetic Tranche Credit-Linked Deposits, the Administrative Agent shall have the right, but not the obligation, to advance its own funds to cover the amount due to such Issuer, in which case (x) title to an amount of each Synthetic Tranche Lender’s Synthetic Tranche Credit-Linked Deposit equal to its Synthetic Tranche Ratable Portion of the amount so advanced by the Administrative Agent (together with the interest accruing thereon) shall automatically be transferred to the Administrative Agent, which shall reimburse itself for the amount advanced by it through the liquidation of such amounts from the Synthetic Tranche Credit-Linked Deposits at the end of the applicable Interest Period, and (y) the Borrower shall pay to the Administrative Agent, upon the Administrative Agent’s request therefor, the amount, if any, by which the Administrative Agent’s cost of funds for the period from the date of such reimbursement of the Issuer through the end of the applicable Interest Period, as determined by the Administrative Agent (such determination to be conclusive absent manifest error) and set forth in the request for payment delivered to the Borrower, shall exceed the interest accrued on a like amount of the Synthetic Tranche Credit-Linked Deposits at the Eurodollar Rate for such Interest Period. In the event the Borrower shall fail to pay any amount due under clause (y) of the preceding sentence, the interest payable by the Administrative Agent to the Synthetic Tranche Lenders on their Synthetic Tranche Credit-Linked Deposits under clause 2.4(k)(ii) shall be correspondingly reduced and the Synthetic Tranche Lenders shall without further act succeed, ratably in accordance with their Synthetic Tranche Ratable Portions, to the rights of the Administrative Agent with respect to such amount. If any drawing reimbursement that has been funded from the Synthetic Tranche Credit-Linked Deposits shall be reimbursed by the Borrower on a day other than on the last day of an

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Interest Period applicable to the Synthetic Tranche Credit-Linked Deposits, the Administrative Agent shall invest the amount so reimbursed in overnight or short-term cash equivalent investments until the end of the Interest Period at the time in effect and the Borrower shall pay to the Administrative Agent, upon the Administrative Agent’s request therefor, the amount, if any, by which the interest accrued on a like amount of the Synthetic Tranche Credit-Linked Deposits at the Eurodollar Rate for the Interest Period in effect therefor shall exceed the interest earned through the investment of the amount so reimbursed for the period from the date of such reimbursement through the end of the applicable Interest Period, as determined by the Administrative Agent (such determination to be conclusive absent manifest error) and set forth in the request for payment delivered to the Borrower. In the event the Borrower shall fail to pay any amount due under this paragraph, the interest payable by the Administrative Agent to the Synthetic Tranche Lenders on their Synthetic Tranche Credit-Linked Deposits under clause 2.4(k)(ii) above shall be correspondingly reduced and the Synthetic Tranche Lenders shall without further act succeed, ratably in accordance with their Synthetic Tranche Ratable Portions, to the rights of the Administrative Agent with respect to such amount.

(iv) The Borrower shall have no right, title or interest in or to the Synthetic Tranche Credit-Linked Deposits and no obligations with respect thereto (except to refund portions thereof used to reimburse an Issuer with respect to unreimbursed draws on Letters of Credit as provided in Section 2.4(g)), it being acknowledged and agreed by the parties hereto that (i) the making of the Synthetic Tranche Credit-Linked Deposits by the Synthetic Tranche Lenders, the provisions of this Section 2.4(k) and the application of the Synthetic Tranche Credit-Linked Deposits in the manner contemplated by Section 3.05 constitute agreements among the Administrative Agent, each Issuer issuing any Letter of Credit and each Synthetic Tranche Lender with respect to the funding obligations of each Synthetic Tranche Lender in respect of its participation in Letters of Credit and (ii) the use of Synthetic Tranche Credit-Linked Deposits in accordance with Section 2.4(g)) constitutes an agreement among the Administrative Agent, the Synthetic Tranche Lenders and the Direct Tranche Lenders and, in each case, do not constitute any loan or extension of credit to the Borrower.

(l) If the Administrative Agent is advised by Citicorp that it is not offering U.S. dollar deposits (in the applicable amounts) in the London interbank market, or the Administrative Agent determines that adequate and fair means do not otherwise exist for ascertaining the Eurodollar Rate for the Synthetic Tranche Credit-Linked Deposits (or any part thereof), then the Synthetic Tranche Credit-Linked Deposits (or such parts, as applicable) shall be invested so as to earn a return equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(m) Schedule 2.4 (Existing Letters of Credit) contains a schedule of certain letters of credit issued prior to the Closing Date by Fleet National Bank for the account of the Borrower. On the Closing Date (i) such letters of credit, to the extent outstanding, shall be automatically and without further action by the parties thereto converted to Letters of Credit issued pursuant to this Section 2.4 for the account of the Borrower and subject to the provisions hereof, and for this purpose the fees specified in Section 2.12(c) (Fees) shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or

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applications relating to such letters of credit) as if such letters of credit had been issued on the Closing Date, (ii) Fleet National Bank shall be deemed to be an Issuer hereunder solely for the purpose of maintaining such letters of credit, (iii) the Dollar Equivalent of the face amount of such letters of credit shall be included in the calculation of Letter of Credit Obligations and (iv) all liabilities of the Borrower with respect to such letters of credit shall constitute Obligations. No letter of credit converted in accordance with this clause (m) shall be amended, extended or renewed except in accordance with the other provisions of this Agreement applicable to Letters of Credit.

Section 2.5 Reduction and Termination of the Revolving Credit Commitments

The Borrower may, upon at least three Business Days’ prior notice to the Administrative Agent, terminate in whole or reduce in part ratably the unused portions of the respective Revolving Credit Commitments of the Revolving Credit Lenders; provided, however, that each partial reduction shall be in an aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Any such termination or reduction may be made with respect to either the Synthetic Tranche Commitments or the Direct Tranche Commitments, or both of them, as the Borrower may elect. In the event of any such termination or reduction of the Synthetic Tranche Commitments, the Administrative Agent will return all amounts in the Synthetic Tranche Credit-Linked Deposit Account in excess of the reduced Synthetic Tranche Commitments to the Synthetic Tranche Lenders in accordance with their Synthetic Tranche Ratable Portions.

Section 2.6 Repayment of Loans

The Borrower promises to repay the entire unpaid principal amount of the Revolving Loans and the Swing Loans on the Scheduled Termination Date or earlier, if otherwise required by the terms hereof.

Section 2.7 Evidence of Debt

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent shall maintain accounts in accordance with its usual practice in which it shall record (i) the amount of each Loan made and, if a Eurodollar Rate Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable by the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s share thereof, if applicable.

(c) The entries made in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

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(d) Notwithstanding any other provision of the Agreement, in the event that any Revolving Credit Lender requests that the Borrower execute and deliver a promissory note or notes payable to such Revolving Credit Lender in order to evidence the Indebtedness owing to such Revolving Credit Lender by the Borrower hereunder, the Borrower shall promptly execute and deliver a Revolving Credit Note or Revolving Credit Notes to such Revolving Credit Lender evidencing the Revolving Loans of such Revolving Credit Lender, substantially in the form of Exhibit B (Form of Revolving Credit Note).

Section 2.8 Optional Prepayments

The Borrower may prepay the outstanding principal amount of the Revolving Loans and Swing Loans in whole or in part at any time; provided, however, that if any prepayment of any Eurodollar Rate Loan is made by the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amount owing pursuant to Section 2.14(e) (Breakage Costs).

Section 2.9 Mandatory Prepayments

If at any time, the aggregate principal amount of Revolving Credit Outstandings exceeds the Maximum Credit at such time, the Borrower shall immediately prepay the Swing Loans first and then the Revolving Loans then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the aggregate outstanding Swing Loans and Revolving Loans, the Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 9.3 (Actions in Respect of Letters of Credit) in an amount equal to 103% of such excess.

Section 2.10 Interest

(a) Rate of Interest. All Loans and the outstanding amount of all other Obligations (other than pursuant to Hedging Contracts that are Loan Documents, to the extent such Hedging Contracts provide for the accrual of interest on unpaid obligations) shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:

(i) if a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin; and

(ii) if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period and (B) the Applicable Margin in effect from time to time during such Eurodollar Interest Period.

(b) Interest Payments. (i) Interest accrued on each Base Rate Loan (other than Swing Loans) shall be payable in arrears (A) on the first Business Day of each calendar month, commencing on the first such day following the making of such Base Rate Loan and

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(B) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan, (ii) interest accrued on Swing Loans shall be payable in arrears on the first Business Day of the immediately succeeding calendar month, (iii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three months, on each date during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan and (iv) interest accrued on the amount of all Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

(c) Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans, and the amount of all other Obligations then due and payable, shall bear interest at a rate that is two percent per annum in excess of the rate of interest applicable to such Loans or other Obligations from time to time. Such interest shall be payable on the date that would otherwise be applicable to such interest pursuant to clause (b) above;

provided, however, that with respect to any interest payable on Reimbursement Obligations to any Synthetic Tranche Lender pursuant to this Section 2.10 (to avoid double counting), such Synthetic Tranche Lender shall not be entitled to receive the portion of such interest payment that is calculated at the Applicable Margin (whether at the Eurodollar Rate or at the Base Rate) and any default interest pursuant to clause (c) above to the extent such Synthetic Tranche Lender has received Synthetic Tranche Facility Fees calculated on the same underlying Revolving Credit Commitment for the same period for which such interest is calculated at the same aggregate rate.

Section 2.11 Conversion/Continuation Option

(a) The Borrower may elect (i) at any time on any Business Day, to convert Base Rate Loans (other than Swing Loans) or any portion thereof to Eurodollar Rate Loans and (ii) at the end of any applicable Interest Period, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurodollar Loans for each Interest Period must be in the amount of at least $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Each conversion or continuation shall be allocated among the Loans of each Revolving Credit Lender in accordance with such Revolving Credit Lender’s Direct Tranche Ratable Portion. Each such election shall be in substantially the form of Exhibit F (Form of Notice of Conversion or Continuation) (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent at least three Business Days’ prior written notice specifying (A) the amount and type of Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of such conversion.

(b) The Administrative Agent shall promptly notify each Direct Tranche Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, (i) no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans shall be permitted at any time prior to the Syndication Completion Date and (ii) no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any applicable

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Interest Period shall be permitted at any time at which (A) a Default or an Event of Default shall have occurred and be continuing or (B) the continuation of, or conversion into, a Eurodollar Rate Loan would violate any provision of Section 2.14 (Special Provisions Governing Eurodollar Rate Loans). If, within the time period required under the terms of this Section 2.11, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Borrower containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans shall be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.

Section 2.12 Fees

(a) Synthetic Tranche Facility Fee. The Borrower agrees to pay in immediately available Dollars to each Synthetic Tranche Lender a fee (the “Synthetic Tranche Facility Fee”) accruing on the amount of its Synthetic Tranche Commitment from the date hereof through the Revolving Credit Termination Date at a rate per annum equal to the sum of (i) the Synthetic Tranche Facility Fee Rate from time to time and (ii) 0.125% per annum (as such rate in this clause (ii) may be adjusted from time to time by the Administrative Agent, acting in consultation with the Borrower, as a result of the timing and frequency of any withdrawals which are made from the Credit-Linked Deposit Account pursuant to Section 2.4 (Letters of Credit; Credit-Linked Deposit Account)), payable in arrears (x) on the first Business Day of each calendar month, commencing on the first such Business Day following the Closing Date and (y) on the Revolving Credit Termination Date. In addition, the Borrower shall reimburse the Administrative Agent and each Synthetic Tranche Lender for any losses or reasonable expenses incurred by it in connection with the termination of the Synthetic Tranche Commitments (and the related termination of the investment of the funds held in the Synthetic Tranche Credit-Linked Deposit Account) on a day which is not the last day of an Interest Period applicable to the Synthetic Tranche Credit-Linked Deposits pursuant to Section 2.4(k)(ii) (Synthetic Tranche Credit-Linked Deposit Account).

(b) Direct Tranche Unused Commitment Fee. The Borrower agrees to pay in immediately available Dollars to each Direct Tranche Lender a commitment fee on the actual daily amount by which the Direct Tranche Commitment of such Direct Tranche Lender exceeds such Direct Tranche Lender’s Direct Tranche Ratable Portion equal to the sum of (i) the aggregate outstanding principal amount of all Revolving Loans and (ii) the aggregate outstanding amount of all Letter of Credit Obligations in each case owing to Direct Tranche Lenders (the “Unused Commitment Fee”) from the date hereof through the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate for each such day, payable in arrears (x) on the first Business Day of each calendar month, commencing on the first such Business Day following the Closing Date and (y) on the Revolving Credit Termination Date.

(c) Letter of Credit Fees. The Borrower agrees to pay the following amounts with respect to Letters of Credit issued by any Issuer:

(i) to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee equal to 0.125% per annum of the Dollar Equivalent of the daily maximum undrawn face amount of such Letter of Credit, payable in arrears (A) on the first Business Day of each calendar month, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date;

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(ii) to the Administrative Agent for the ratable benefit of the Direct Tranche Lenders, with respect to each Letter of Credit, a fee accruing in Dollars at a rate per annum equal to the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans on the Dollar Equivalent of the daily maximum undrawn face amount of such Letter of Credit, payable in arrears (A) on the first Business Day of each calendar month, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided, however, that during the continuance of an Event of Default, such fee shall be increased by two percent per annum (instead of, and not in addition to, any increase pursuant to Section 2.10(c) (Interest)) and shall be payable on demand; and

(iii) to the Issuer of any Letter of Credit, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

(d) Additional Fees. The Borrower has agreed to pay to the Administrative Agent and the Arranger additional fees, the amount and dates of payment of which are embodied in the Fee Letter.

Section 2.13 Payments and Computations

(a) The Borrower shall make each payment hereunder (including fees and expenses) not later than 3:00 p.m. (New York time) on the day when due, in Dollars to the Administrative Agent at its address referred to in Section 11.8 (Notices, Etc.) in immediately available funds without set-off or counterclaim. The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in clause (f) or (g) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.15 (Capital Adequacy), Section 2.16 (Taxes) or Section 2.14(c) or (d) (Special Provisions Governing Eurodollar Rate Loans) shall be paid only to the affected Lender or Lenders and amounts payable with respect to Swing Loans shall be paid only to the Swing Loan Lender. Payments received by the Administrative Agent after 11:00 a.m. (New York time) shall be deemed to be received on the next Business Day and interest shall be calculated accordingly.

(b) All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of a rate of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Each payment by a Borrower of any Loan, Reimbursement Obligation (including interest or fees in respect thereof) and each reimbursement of various costs, expenses or other Obligation shall be made in Dollars, such Letter of Credit issued or such cost, expense or other Obligation was incurred; provided, however, that other than for payments in respect of a Loan or Reimbursement Obligation, Loan Documents duly executed by the Administrative Agent or any Hedging Contract may specify other currencies of payment for Obligations created by or directly related to such Loan Document or Hedging Contract.

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(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Revolving Loans shall be applied as follows: first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Eurodollar Interest Periods being repaid prior to those having later expiring Eurodollar Interest Periods.

(e) Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter at the rate applicable to Base Rate Loans) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

(f) Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of clause (g) below, all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower, second, to pay all other Obligations then due and payable and third, as the Borrower so designates. Payments in respect of Swing Loans received by the Administrative Agent shall be distributed to the Swing Loan Lender; payments in respect of Revolving Loans received by the Administrative Agent shall be distributed to each Direct Tranche Lender in accordance with its Direct Tranche Ratable Portion; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto and, for such payments allocated to the Revolving Credit Lenders, in proportion to their respective Ratable Portions.

(g) The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding clause (f) above, the Administrative Agent may and, upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 9.2 (Remedies), shall apply all payments in respect of any Obligations and all funds on deposit in any Cash Collateral Account and all other proceeds of Collateral in the following order:

(i) first, to pay interest on and then principal of any portion of the Revolving Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

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(ii) second, to pay Secured Obligations in respect of any expense reimbursements or indemnities (except with respect to Cash Management Obligations and Hedging Contracts) then due to the Administrative Agent;

(iii) third, to pay Secured Obligations in respect of any expense reimbursements or indemnities (except with respect to Cash Management Obligations and Hedging Contracts) then due to the Lenders and the Issuers;

(iv) fourth, to pay Secured Obligations in respect of any fees (except with respect to Cash Management Obligations and Hedging Contracts) then due to the Administrative Agent and the Issuers;

(v) fifth, to pay interest then due and payable in respect of the Loans and Reimbursement Obligations and fees due to any Lender;

(vi) sixth, to pay or prepay principal amounts on the Loans and Reimbursement Obligations, to provide cash collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 9.3 (Actions in Respect of Letters of Credit) (provided, however, that upon the expiration or termination of a Letter of Credit that has been cash collateralized such cash collateral shall be applied in accordance with the provisions of this Section 2.13(g)), ratably to the aggregate principal amount of such Loans, Reimbursement Obligations and Letter of Credit Undrawn Amounts;

(vii) seventh, to the ratable payment of Obligations owing with respect to Hedging Contracts and Cash Management Obligations; and

(viii) eighth, to the ratable payment of all other Secured Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Secured Obligation described in any of clauses (i),(ii), (iii), (iv), (v), (vi), (vii) and (viii) above the available funds being applied with respect to any such Secured Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Secured Obligation ratably, based on the proportion of the Administrative Agent’s and each Lender’s or Issuer’s interest in the aggregate outstanding Secured Obligations described in such clauses; provided, however, that payments that would otherwise be allocated to the Revolving Credit Lenders shall be allocated first to repay Protective Advances and Swing Loans pro rata and then to the Revolving Credit Lenders. The order of priority set forth in clauses (i),(ii), (iii), (iv), (v), (vi), (vii) and (viii) above may at any time and from time to time be changed by the agreement of the Requisite Lenders without necessity of notice to or consent of or approval by the Borrower, any Secured Party that is not a Lender or Issuer or by any other Person that is not a Lender or Issuer. The order of priority set forth in clauses (i), (ii), (iii) and (iv) above may be changed only with the prior written consent of the Administrative Agent in addition to that of the Requisite Lenders.

(h) At the option of the Administrative Agent, principal on the Swing Loans, Reimbursement Obligations, interest, fees, expenses and other sums due and payable in respect of the Revolving Loans and Protective Advances may be paid from the proceeds of Swing Loans or

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Revolving Loans. The Borrower hereby authorizes the Swing Loan Lender to make such Swing Loans pursuant to Section 2.3(a) (Swing Loans) and the Revolving Credit Lenders to make such Revolving Loans pursuant to Section 2.2(a) (Borrowing Procedures) from time to time in the amounts of any and all principal payable with respect to the Swing Loans, Reimbursement Obligations, interest, fees, expenses and other sums payable in respect of the Revolving Loans and Protective Advances, and further authorizes the Administrative Agent to give the Lenders notice of any Borrowing with respect to such Swing Loans and Revolving Loans and to distribute the proceeds of such Swing Loans and Revolving Loans to pay such amounts. The Borrower agrees that all such Swing Loans and Revolving Loans so made shall be deemed to have been requested by it (irrespective of the satisfaction of the conditions in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit), which conditions the Lenders irrevocably waive) and directs that all proceeds thereof shall be used to pay such amounts.

Section 2.14 Special Provisions Governing Eurodollar Rate Loans

(a) Determination of Interest Rate

The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurodollar Rate.” The Administrative Agent’s determination shall be presumed to be correct absent manifest error and shall be binding on the Borrower.

(b) Interest Rate Unascertainable, Inadequate or Unfair

In the event that (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed or (ii) the Requisite Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Revolving Credit Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Revolving Credit Lenders, whereupon each Eurodollar Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Revolving Credit Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.

(c) Increased Costs

If at any time any Revolving Credit Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate) or the compliance by such Revolving Credit Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Revolving Credit Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Borrower shall from time to time, upon demand by such Revolving Credit Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Revolving Credit Lender additional amounts sufficient to compensate such Revolving Credit Lender for such increased cost; provided, however, that the each affected

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Revolving Credit Lender shall use its reasonable efforts to provide the Borrower and the Administrative Agent with prior notice of any such increased cost taking effect and no Revolving Credit Lender shall be entitled to be compensated for any such increased cost with respect to any period which is more than 180 days prior to the date on which the Borrower receives a written request for such compensation. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Revolving Credit Lender, shall be conclusive and binding for all purposes, absent manifest error.

(d) Illegality

Notwithstanding any other provision of this Agreement, if any Revolving Credit Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Revolving Credit Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Revolving Credit Lender to the Borrower through the Administrative Agent, (i) the obligation of such Revolving Credit Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, and each such Revolving Credit Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (ii) if the affected Eurodollar Rate Loans are then outstanding, the Borrower shall immediately convert each such Loan into a Base Rate Loan. If, at any time after a Revolving Credit Lender gives notice under this clause (d), such Revolving Credit Lender determines that it may lawfully make Eurodollar Rate Loans, such Revolving Credit Lender shall promptly give notice of that determination to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrower’s right to request, and such Revolving Credit Lender’s obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

(e) Breakage Costs

In addition to all amounts required to be paid by the Borrower pursuant to Section 2.10 (Interest), the Borrower shall compensate each Revolving Credit Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Revolving Credit Lender to fund or maintain such Revolving Credit Lender’s Eurodollar Rate Loans to the Borrower but excluding any loss of the Applicable Margin on the relevant Loans) that such Revolving Credit Lender may sustain (i) if for any reason (other than solely by reason of such Lender being a Non-Funding Lender) a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by the Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.11 (Conversion/Continuation Option), (ii) if for any reason any Eurodollar Rate Loan is prepaid (including mandatorily pursuant to Section 2.9 (Mandatory Prepayments)) on a date that is not the last day of the applicable Interest Period; provided, however, that with respect to any such prepayment or repayment to be made prior to the Revolving Credit Termination Date and except during the continuance of an Event of Default, subject to the provisions of Section 9.2 (Remedies), the Borrower may at its option, instead of making such prepayment or repayment on the due date, provide cash-collateral to the Administrative Agent for the amount of the Eurodollar Rate Loan to be prepaid or repaid for

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application in prepayment or repayment thereof at the end of the applicable Interest Period; provided further, however, that if the Revolving Credit Termination Date shall occur prior to the end of such Interest Period, such Eurodollar Rate Loan shall be repaid on the Revolving Credit Termination Date, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in clause (d) above or (iv) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans when required by the terms hereof. The Revolving Credit Lender making demand for such compensation shall deliver to the Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Revolving Credit Lender, absent manifest error.

Section 2.15 Capital Adequacy

If at any time any Lender determines that (a) the adoption of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation or order or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) shall have the effect of reducing the rate of return on such Lender’s (or any corporation controlling such Lender’s) capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction; provided, however, that no Revolving Credit Lender shall be entitled to be compensated for any such reduction with respect to any period which is more than 180 days prior to the date on which the Borrower receives a written request for such compensation. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes absent manifest error.

Section 2.16 Taxes

(a) Any and all payments by any Loan Party under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender, Issuer and the Administrative Agent (A) taxes measured by its net income, and franchise taxes imposed on it, and similar taxes imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, Issuer or the Administrative Agent (as the case may be) is organized and (B) any United States withholding taxes payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Closing Date (or, in the case of an Eligible Assignee, the date of the Assignment and Acceptance) applicable to such Lender, Issuer or the Administrative Agent, as the case may be, but not excluding any United States withholding taxes payable as a result of any change in such laws occurring after the Closing Date (or the date of such Assignment and Acceptance) and (ii) in the case of each Lender or Issuer, taxes measured by its net income and franchise taxes imposed on it as a result of a present or former connection between such Lender or Issuer (as the case may be) and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred

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to as “Taxes”). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender, any Issuer or the Administrative Agent (w) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16), such Lender, Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) the relevant Loan Party shall make such deductions, (y) the relevant Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) the relevant Loan Party shall deliver to the Administrative Agent evidence of such payment.

(b) In addition, each Loan Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).

(c) Each Loan Party shall, jointly and severally, indemnify each Lender, Issuer and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid by such Lender, Issuer or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender, Issuer or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.8 (Notices, Etc.), the original or a certified copy of a receipt evidencing payment thereof.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under the Guaranty, the agreements and obligations of such Loan Party contained in this Section 2.16 shall survive the payment in full of the Obligations.

(f) Prior to the Closing Date in the case of each Non-U.S. Lender that is a signatory hereto, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Non-U.S. Lender and from time to time thereafter if requested by the Borrower or the Administrative Agent, each Non-U.S. Lender that is entitled at such time to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall provide the Administrative Agent and the Borrower with two completed originals of each of the following: (i) Form W-8ECI (claiming exemption from withholding because the income is effectively connected with a U.S. trade or business) or any successor form, (ii) Form W-8BEN (claiming exemption from, or a reduction of, withholding tax under an income tax treaty) or any successor form, (iii) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from withholding under the portfolio interest exemption) or any successor form or (iv) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender’s entitlement to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents. Unless

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the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Loan Parties and the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(g) Any Revolving Credit Lender claiming any additional amounts payable pursuant to Sections 2.14 (Special Provisions Governing Eurodollar Rate Loans), 2.15 (Capital Adequacy) or this Section 2.16 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Revolving Credit Lender, be otherwise disadvantageous to such Revolving Credit Lender.

Section 2.17 Substitution of Lenders

(a) In the event that (i)(A) any Revolving Credit Lender makes a claim under Section 2.14(c) (Increased Costs) or 2.15 (Capital Adequacy), (B) it becomes illegal for any Revolving Credit Lender to continue to fund or make any Eurodollar Rate Loan and such Revolving Credit Lender notifies the Borrower pursuant to Section 2.14(d) (Illegality), (C) any Loan Party is required to make any payment pursuant to Section 2.16 (Taxes) that is attributable to a particular Revolving Credit Lender or (D) any Revolving Credit Lender becomes a Non-Funding Lender, (ii) in the case of clause (i)(A) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Revolving Credit Lender under this Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Requisite Lenders under this Agreement and (iii) in the case of clause (i)(A), (B) and (C) above, Revolving Credit Lenders holding at least 75% of the Revolving Credit Commitments are not subject to such increased costs or illegality, payment or proceedings (any such Revolving Credit Lender, an “Affected Lender”), the Borrower may substitute any Lender and, if reasonably acceptable to the Administrative Agent, any other Eligible Assignee (a “Substitute Institution”) for such Affected Lender hereunder, after delivery of a written notice (a “Substitution Notice”) by the Borrower to the Administrative Agent and the Affected Lender within a reasonable time (in any case not to exceed 90 days) following the occurrence of any of the events described in clause (i) above that the Borrower intends to make such substitution; provided, however, that, if more than one Revolving Credit Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Borrower within 30 days of each other, then the Borrower may substitute all, but not (except to the extent the Borrower has already substituted one of such Affected Lenders before the Borrower’s receipt of the other Affected Lenders’ claim) less than all, Revolving Credit Lenders making such claims.

(b) If the Substitution Notice was properly issued under this Section 2.17, the Affected Lender shall sell, and the Substitute Institution shall purchase, all rights and claims of such Affected Lender under the Loan Documents, and the Substitute Institution shall assume, and the Affected Lender shall be relieved of, the Affected Lender’s Revolving Credit Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be

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effective on (and not earlier than) the later of (i) the receipt by the Affected Lender of its Ratable Portion of the Revolving Credit Outstandings, together with any other Obligations owing to it, (ii) the receipt by the Administrative Agent of an agreement in form and substance satisfactory to it and the Borrower whereby the Substitute Institution shall agree to be bound by the terms hereof and (iii) the payment in full to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date. Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a “Lender” hereunder for all purposes of this Agreement having a Revolving Credit Commitment in the amount of such Affected Lender’s Revolving Credit Commitment assumed by it and such Revolving Credit Commitment of the Affected Lender shall be terminated; provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender.

(c) Each Revolving Credit Lender agrees that, if it becomes an Affected Lender and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 2.17, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such assignment, together with any Revolving Credit Note (if such Loans are evidenced by a Revolving Credit Note) evidencing the Loans subject to such Assignment and Acceptance; provided, however, that the failure of any Affected Lender to execute an Assignment and Acceptance shall not render such assignment invalid.

Section 2.18 Facility Increase

So long as no Default then exists or would result therefrom, the Borrower may, at any time and from time to time, but not more than twice in any Fiscal Year, and upon at least five (5) Business Days’ notice, deliver a written request to the Administrative Agent to increase the aggregate Revolving Credit Commitments under this Agreement by up to $250,000,000 in the aggregate (a “Facility Increase”). Each such request to increase the Revolving Credit Commitments shall be a Facility Increase of not less than $5,000,000 or in an integral multiple of $5,000,000 in excess thereof. The Facility Increase will be in the form of increases in the Revolving Credit Commitments under the Direct Tranche Facility. In the event the Borrower desires to increase such Revolving Credit Commitments, the Administrative Agent, upon receipt of the written request from the Borrower described above, may offer (x) first to any Lender and (y) then to one or more banks, financial institutions or other entities, which are not Lenders and are acceptable to the Administrative Agent in its sole discretion (“New Lenders”), the opportunity to participate in any or all of the Facility Increase. No existing Lender shall be required to increase its Commitment under this Agreement as a result of the Borrower’s request for a Facility Increase and each such Lender’s Revolving Credit Commitment may only be increased by an instrument duly executed by such Lender agreeing to increase its Revolving Credit Commitment. Any such increase shall become effective upon (i) the execution by the Borrower, the Administrative Agent and any lender providing a portion of the Facility Increase of an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, pursuant to which, if such lender is a New Lender, such New Lender shall become a Lender under this Agreement and the other Loan Documents with respect to its portion of the Facility Increase and (ii) the satisfaction of the conditions set forth in Section 3.3 (Conditions Precedent to Facility Increase). Upon the effectiveness of a Facility Increase, each Lender’s Letter of Credit Ratable Portion in the liability of each outstanding Letter of Credit shall be reallocated in accordance with the definition of “Letter of Credit Ratable Portion” (with written notice of such reallocation to be promptly delivered to all the Lenders) and if there are any outstanding Loans, the Direct Tranche Lenders and/ or such New Lender providing the

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Facility Increase shall make such payments among themselves as directed by the Administrative Agent so that the aggregate principal amount of Loans outstanding shall be owed to all such Direct Tranche Lenders based on its Direct Tranche Ratable Portion of such Loans. In addition, interest payments and Letter of Credit fees to the Lenders shall be reflective of such reallocated Loans and Letter of Credit liabilities as directed by the Administrative Agent. This Agreement and the other Loan Documents shall be deemed to be amended to reflect the Facility Increase and the addition of any New Lenders as Lenders party hereto and thereto.

ARTICLE III

CONDITIONS TO LOANS AND LETTERS OF CREDIT

Section 3.1 Conditions Precedent to Initial Loans and Letters of Credit

The obligation of each Revolving Credit Lender to make the Loans requested to be made by it on the Closing Date and the obligation of each Issuer to Issue Letters of Credit on the Closing Date is subject to the satisfaction or due waiver in accordance with Section 11.1 (Amendments, Waivers, Etc.) of each of the following conditions precedent on or before April 30, 2004:

(a) Certain Documents. The Administrative Agent shall have received on or prior to the Closing Date (and, to the extent any Borrowing of any Eurodollar Rate Loans is requested to be made on the Closing Date, in respect of the Notice of Borrowing for such Eurodollar Rate Loans, at least three Business Days prior to the Closing Date) each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender:

(i) this Agreement, duly executed and delivered by the Borrower and, for the account of each Lender requesting the same, a Revolving Credit Note of the Borrower conforming to the requirements set forth herein;

(ii) the Guaranty, duly executed by each Guarantor;

(iii) the Pledge and Security Agreement, duly executed by the Borrower and each Guarantor and the PACC Security Agreement duly executed by PACC, together with each of the following (as applicable):

(A) evidence satisfactory to the Administrative Agent that, upon the filing and recording of instruments delivered at the Closing, the Administrative Agent (for the benefit of the Secured Parties) shall have a valid and perfected first priority security interest in the Collateral, including (x) such documents duly executed by each Loan Party as the Administrative Agent may request with respect to the perfection of its security interests in the Collateral (including financing statements under the UCC, patent, trademark and copyright security agreements suitable for filing with the Patent and Trademark Office or the Copyright Office, as the case may be, and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the

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Pledge and Security Agreement) and (y) copies of UCC search reports as of a recent date listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those that shall be terminated on the Closing Date or are otherwise permitted hereunder;

(B) all certificates, instruments and other documents representing all Pledged Stock being pledged pursuant to such Pledge and Security Agreement and stock powers for such certificates, instruments and other documents executed in blank;

(C) all instruments representing Pledged Debt Instruments being pledged pursuant to such Pledge and Security Agreement duly endorsed in favor of the Administrative Agent or in blank;

(D) all Deposit Account Control Agreements, duly executed by the corresponding Deposit Account Bank and Loan Party, that, in the reasonable judgment of the Administrative Agent, shall be required for the Loan Parties to comply with Section 7.12 (Control Accounts; Approved Deposit Accounts); and

(E) Securities Account Control Agreements duly executed by the appropriate Loan Party and (1) all Securities Intermediaries with respect to all Securities Accounts and securities entitlements of the Borrower and each Guarantor and (2) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by the Borrower and each Guarantor;

(iv) a favorable opinion of (A) Stroock & Stroock & Lavan LLP, counsel to the Loan Parties, in substantially the form of Exhibit G (Form of Opinion of Counsel for the Loan Parties), addressed to the Administrative Agent and the Lenders and addressing such other matters as any Lender through the Administrative Agent may reasonably request and (B) counsel to the Administrative Agent as to the enforceability of this Agreement and the other Loan Documents to be executed on the Closing Date;

(v) a copy of each Indenture certified as being complete and correct by a Responsible Officer of the Borrower;

(vi) a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each Loan Party, certified as of a recent date by the Secretary of State of the state of organization of such Loan Party, together with certificates of such official attesting to the good standing of each such Loan Party;

(vii) a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution,

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delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (vi) above;

(viii) a certificate of a Responsible Officer of the Borrower, stating that the Borrower and each Guarantor is Solvent after giving effect to the initial Loans and Letters of Credit, the application of the proceeds thereof in accordance with Section 7.9 (Application of Proceeds), any other transactions which occur on the Closing Date and the payment of all estimated legal, accounting and other fees related hereto and thereto;

(ix) a certificate of a Responsible Officer to the effect that (A) the condition set forth in Section 3.2(b) (Conditions Precedent to Each Loan and Letter of Credit) has been satisfied and (B) no litigation not listed on Schedule 4.7 (Litigation) shall have been commenced against any Loan Party or any of its Subsidiaries that would have a Material Adverse Effect;

(x) evidence satisfactory to the Administrative Agent that the insurance policies required by Section 7.5 (Maintenance of Insurance) and any Collateral Document are in full force and effect, together with, unless otherwise agreed by the Administrative Agent, endorsements naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee under all insurance policies to be maintained with respect to the properties of Holdings, the Borrower and its Subsidiaries;

(xi) (x) a pro forma estimated balance sheet of the Borrower and its Subsidiaries at the Closing Date (as of the most recent month-end for which such information is available) after giving effect to the initial Loans and Letters of Credit, the application of the proceeds thereof in accordance with Section 7.9 (Application of Proceeds), any other transactions which occur on the Closing Date and the payment of all estimated legal, accounting and other fees related thereto, (y) the interim unaudited monthly and quarterly financial statements of the Borrower and its Subsidiaries through the fiscal month ending not more than 60 days prior to the Closing Date and (z) the Projections; and

(xii) such other certificates, documents, agreements and information respecting any Loan Party as any Lender through the Administrative Agent may reasonably request.

(b) Cash Management. The Administrative Agent shall have received evidence that, as of the Closing Date, the procedures with respect to cash management required by the Collateral Documents have been established and are currently being maintained by each Loan Party, together with copies of all executed lockbox agreements and Deposit Account Control Agreements executed by such Loan Party in connection therewith.

(c) Fee and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Closing Date (including all such fees described in the Fee Letter).

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(d) Refinancing of Existing Credit Agreement. (i) All obligations under the Existing Credit Agreement shall have been repaid in full; provided, that letters of credit outstanding thereunder (which are not terminated and do not become Letters of Credit on the Closing Date) shall have been cash collateralized or supported by Letters of Credit to the extent permitted by this Agreement, (ii) the Existing Credit Agreement and all Loan Documents (as defined therein) shall have been terminated on terms satisfactory to the Administrative Agent and (iii) the Administrative Agent shall have received a payoff letter duly executed and delivered by the Borrower and the Existing Agent or other evidence of such termination in each case in form and substance satisfactory to the Administrative Agent.

(e) Minimum Excess Availability. Excess Availability on the Closing Date, after giving effect to the extensions of credit pursuant to this Agreement and any issuance of other Indebtedness, any Equity Issuance and any other transactions occurring on the Closing Date, shall not be less than $500,000,000.

(f) Consents, Etc. Each of the Loan Parties shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each Loan Party lawfully (i) to execute, deliver and perform, in all material respects, their respective obligations hereunder and under the Loan Documents to which each of them, respectively, is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith and (ii) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents.

(g) Field Examination. The Administrative Agent shall be satisfied with the results of a field examination of the Borrower and its Subsidiaries conducted by Citicorp’s internal auditors no more than 30 days prior to the Closing Date.

Section 3.2 Conditions Precedent to Each Loan and Letter of Credit

The obligation of each Revolving Credit Lender on any date (including the Closing Date) to make any Loan and of each Issuer on any date (including the Closing Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a) Request for Borrowing or Issuance of Letter of Credit. With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing (or, in the case of Swing Loans, a duly executed Swing Loan Request), and, with respect to any Letter of Credit, the Administrative Agent and the Issuer shall have received a duly executed Letter of Credit Request.

(b) Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan or Issuance, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds thereof:

(i) the representations and warranties set forth in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct on and as of the Closing Date and shall be true and correct in all material respects

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on and as of any such date after the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

(ii) no Default or Event of Default shall have occurred and be continuing.

(c) Borrowing Base. The Borrower shall have delivered the Borrowing Base Certificate required to be delivered by Section 6.12(a) (Borrowing Base Determination). After giving effect to the Loans or Letters of Credit requested to be made or Issued on any such date and the use of proceeds thereof, the Revolving Credit Outstandings shall not exceed the Maximum Credit at such time.

(d) No Legal Impediments. The making of the Loans or the Issuance of such Letter of Credit on such date does not violate any Requirement of Law on the date of or immediately following such Loan or Issuance of such Letter of Credit and is not enjoined, temporarily, preliminarily or permanently.

(e) Additional Matters. The Administrative Agent shall have received such additional documents, information and materials as any Lender, through the Administrative Agent, may reasonably request.

Each submission by the Borrower to the Administrative Agent of a Notice of Borrowing or a Swing Loan Request and the acceptance by the Borrower of the proceeds of each Loan requested therein, and each submission by the Borrower to an Issuer of a Letter of Credit Request, and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in clause (b) above on the date of the making of such Loan or the Issuance of such Letter of Credit.

Section 3.3 Conditions Precedent to Facility Increase

Each Facility Increase shall not become effective prior to the satisfaction of all of the following conditions precedent:

(a) Certain Documents. The Administrative Agent shall have received for such Facility Increase each of the following, each in form and substance satisfactory to the Administrative Agent:

(i) written commitments duly executed by existing Lenders (or their Affiliates or Approved Funds) or Eligible Assignees in an aggregate amount equal to the amount of the proposed Facility Increase (as agreed between the Borrower and the Administrative Agent but in any case not to exceed, in the aggregate for all such Facility Increases, the maximum amount set forth in Section 2.18(Facility Increase)) and, in the case of each such Eligible Assignee that is not an existing Lender (or an Affiliate or Approved Fund of any Lender), an assumption agreement in form and substance satisfactory to the Administrative Agent and duly executed by the Borrower, the Administrative Agent and such Eligible Assignee;

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THE PREMCOR REFINING GROUP INC.

(ii) an amendment to this Agreement (including to Schedule I (Commitments)), executed by the Borrower and the Administrative Agent, to the extent necessary to implement terms and conditions of the Facility Increase (including interest rates, fees and scheduled repayment dates and maturity), as agreed by the Borrower and the Administrative Agent but, which, in any case, except for of interest, fees, scheduled repayment dates and maturity, with respect to the Facility Increase shall be substantially similar to the existing Facility;

(iii) certified copies of resolutions of the Board of Directors of each Loan Party approving the consummation of such Facility Increase and the execution, delivery and performance of the corresponding amendments to this Agreement and the other documents to be executed in connection therewith;

(iv) a favorable opinion of counsel for the Loan Parties, addressed to the Administrative Agent and the Lenders and in form and substance and from counsel reasonably satisfactory to the Administrative Agent; and

(v) such other documents as the Administrative Agent may reasonably request or as any Lender participating in such Facility Increase may require as a condition to its commitment in such Facility Increase.

(b) Fee and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders (including any Person becoming a Lender as part of such Facility Increase), as applicable, any fees and expenses (including reasonable fees and expenses of counsel) then due and payable.

Section 3.4 Determinations of Initial Borrowing Conditions

For purposes of determining compliance with the conditions specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), each Revolving Credit Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Revolving Credit Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Revolving Credit Lender prior to the initial Borrowing, borrowing of Swing Loans or Issuance or deemed Issuance hereunder specifying its objection thereto and such Revolving Credit Lender shall not have made available to the Administrative Agent such Revolving Credit Lender’s Ratable Portion of such Borrowing or Swing Loans.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the Issuers and the Administrative Agent to enter into this Agreement, the Borrower represents and warrants each of the following to the Lenders, the Issuers and the Administrative Agent, on and as of the Closing Date and after giving effect to the making of any Loans and Letters of Credit on the Closing Date and on and as of each date as required by Section 3.2(b)(i) (Conditions Precedent to Each Loan and Letter of Credit):

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

Section 4.1 Corporate Existence; Compliance with Law

(a) Each of the Borrower and the Borrower’s Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (iii) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (iv) is in compliance with its Constituent Documents, (v) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not, in the aggregate, have a Material Adverse Effect and (vi) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for Permits or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not, in the aggregate, have a Material Adverse Effect.

(b) None of the Borrower and its Subsidiaries (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner which violates Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order. Each of the Borrower and its Subsidiaries is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans and the Letters of Credit will be used by the Borrower or its Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.2 Corporate Power; Authorization; Enforceable Obligations

(a) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:

(i) are within such Loan Party’s corporate, limited liability company, partnership or other powers;

(ii) have been or, at the time of delivery thereof pursuant to Article III (Conditions To Loans And Letters Of Credit) will have been duly authorized by all necessary action, including the consent of shareholders, partners and members where required;

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

(iii) do not and will not (A) contravene such Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Indenture or any other material Contractual Obligation of such Loan Party or any of its Subsidiaries or (D) result in the creation or imposition of any Lien upon any property of such Loan Party or any of its Subsidiaries, other than those in favor of the Secured Parties pursuant to the Collateral Documents; and

(iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those listed on Schedule 4.2 (Consents) and that have been or will be, prior to the Closing Date, obtained or made, copies of which have been or will be delivered to the Administrative Agent pursuant to Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), and each of which on the Closing Date will be in full force and effect and, with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents.

(b) This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party party thereto. This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

Section 4.3 Ownership of Borrower; Subsidiaries

(a) Set forth on Schedule 4.3 (Ownership of Subsidiaries) is a complete and accurate list showing, as of the Closing Date, all Subsidiaries of the Parent and of the Borrower and, as to each such Subsidiary of the Borrower, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower. No Stock of the Borrower or any Subsidiary of the Borrower is subject to any outstanding option, warrant, right of conversion or purchase of any similar right. All of the outstanding Stock of the Borrower and each Subsidiary of the Borrower owned (directly or indirectly) by Holdings (in the case of Stock of the Borrower) and the Borrower (in case of the Stock of such Subsidiaries) has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by Holdings, the Borrower or a Subsidiary of the Borrower, free and clear of all Liens (other than the Lien in favor of the Secured Parties created pursuant to the Pledge and Security Agreement), options, warrants, rights of conversion or purchase or any similar rights. Neither the Borrower nor any such Subsidiary is a party to, or has knowledge of, any agreement with respect to the voting, sale or transfer of any shares of any such Stock or any agreement restricting the transfer or hypothecation of any such Stock, other than the Loan Documents. The Borrower does not own or hold, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Section 8.3 (Investments).

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

(b) The Borrower has no Subsidiaries which are not Guarantors, other than (i) the Project Companies and (ii) Immaterial Subsidiaries.

Section 4.4 Financial Statements

(a) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2003, and the related Consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, certified by the Borrower’s Accountants, were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and the Consolidated results of operations of the Borrower and its Subsidiaries for the period covered thereby.

(b) None of the Borrower or any of the Borrower’s Subsidiaries has any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement.

(c) The Projections have been prepared by the Borrower in light of the past operations of its business, and reflect projections for the five-year period beginning on January 1, 2004 on a quarter by quarter basis for the first year and on a year by year basis thereafter. The Projections are based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of current conditions and current facts known to the Borrower and, as of the Closing Date, reflect the Borrower’s good faith and reasonable estimates of the future financial performance of the Borrower and its Subsidiaries and of the other information projected therein for the periods set forth therein.

Section 4.5 Material Adverse Change

Since December 31, 2003, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.

Section 4.6 Solvency

Both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or extended on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or extended, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of the Borrower, (c) any other transactions occurring on the Closing Date and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Loan Party is Solvent.

Section 4.7 Litigation

Except as set forth on Schedule 4.7 (Litigation), there are no pending or, to the knowledge of the Borrower, threatened actions, investigations or proceedings affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate, would not have a Material Adverse Effect. The performance of any action by any Loan Party required or contemplated by any Loan Document is not restrained or enjoined (either temporarily, preliminarily or permanently).

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

Section 4.8 Taxes

(a) All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by the Borrower or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Borrower or such Tax Affiliate in conformity with GAAP. No Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. Proper and accurate amounts have been withheld by the Borrower and each of its Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law which are material and such withholdings have been timely paid to the respective Governmental Authorities.

(b) None of the Borrower or any of its Tax Affiliates has (i) executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any Tax Return or the assessment or collection of any charges, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, (ii) incurred any obligation under any tax sharing agreement or arrangement other than those of which the Administrative Agent has received a copy prior to the date hereof or (iii) been a member of an affiliated, combined or unitary group other than the group of which the Borrower (or its Tax Affiliate) is the common parent.

(c) The Borrower does not intend to treat the Loans and the Letters of Credit and the related transactions contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4 of the Code).

Section 4.9 Full Disclosure

The Confidential Information Memorandum and all other information prepared or furnished by or on behalf of the Borrower in connection with this Agreement or the consummation of the transactions contemplated hereunder and thereunder taken as a whole does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein, when taken as a whole, not misleading as of the time made or delivered. As of the Closing Date, all facts known to the Borrower and material to an understanding of the financial condition, business, properties or prospects of the Borrower and its Subsidiaries taken as one enterprise have been disclosed to the Lenders.

Section 4.10 Margin Regulations

The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

Section 4.11 No Burdensome Restrictions; No Defaults

(a) None of the Borrower and its Subsidiaries (i) is a party to any Contractual Obligation the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 8.2 (Liens, Etc.)) on the assets of any thereof or (ii) is subject to one or more charter or corporate restrictions that would, in the aggregate, have a Material Adverse Effect.

(b) None of the Borrower and its Subsidiaries is in default under or with respect to any Contractual Obligation owed by it and, to the knowledge of the Borrower, no other party is in default under or with respect to any Contractual Obligation owed to any Loan Party or to any Subsidiary of any Loan Party, other than, in either case, those defaults that, in the aggregate, would not have a Material Adverse Effect.

(c) No Default or Event of Default has occurred and is continuing.

(d) To the best knowledge of the Borrower, there are no Requirements of Law applicable to any Loan Party or any Subsidiary of any Loan Party the compliance with which by such Loan Party or such Subsidiary, as the case may be, would, in the aggregate, have a Material Adverse Effect.

Section 4.12 Investment Company Act; Public Utility Holding Company Act

None of the Borrower and its Subsidiaries is (a) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended or (b) a “holding company” or an “affiliate”, a “holding company” or a “subsidiary company” of a “holding company”, as each such term is defined and used in the Public Utility Holding Company Act of 1935, as amended.

Section 4.13 Use of Proceeds

The proceeds of the Loans and the Letters of Credit are being used by the Borrower (and, to the extent distributed to them by the Borrower, each other Loan Party) solely (a) to refinance all Indebtedness and other obligations outstanding under the Existing Credit Agreement, (b) for the payment of transaction costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby and (c) for working capital and general corporate purposes of the Borrower and its Subsidiaries.

Section 4.14 Insurance

All policies of insurance of any kind or nature of the Borrower or any of its Subsidiaries, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and

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THE PREMCOR REFINING GROUP INC.

welfare insurance, are in full force and effect and are of a nature and provide such coverage in its reasonable business judgment as is sufficient and as is customarily carried by businesses engaged in similar activities of the size and character of such Person. Since December 31, 1999, none of the Borrower or any of its Subsidiaries has been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).

Section 4.15 Labor Matters

(a) There are no strikes, work stoppages, slowdowns or lockouts pending or, to the Borrower’s knowledge, threatened against or involving the Borrower or any of its Subsidiaries, other than those that, in the aggregate, would not have a Material Adverse Effect.

(b) There are no unfair labor practices, grievances, complaints or arbitrations pending, or, to the Borrower’s knowledge, threatened, against or involving the Borrower or any of its Subsidiaries, nor, to the Borrower’s knowledge, are there any arbitrations or grievances threatened involving the Borrower or any of its Subsidiaries, other than those that, in the aggregate, would not have a Material Adverse Effect.

(c) Except as set forth on Schedule 4.15 (Labor Matters), as of the Closing Date, there is no collective bargaining agreement covering any employee of the Borrower or its Subsidiaries.

(d) Schedule 4.15 (Labor Matters) sets forth, as of the date hereof, all material consulting agreements, executive employment agreements, executive compensation plans, deferred compensation agreements, employee stock purchase and stock option plans and severance plans of the Borrower and any of its Subsidiaries.

Section 4.16 ERISA

(a) Schedule 4.16 (List of Plans) separately identifies as of the date hereof all Title IV Plans, all Multiemployer Plans and all of the employee benefit plans within the meaning of Section 3(3) of ERISA to which the Borrower or any its Subsidiaries has any obligation or liability, contingent or otherwise.

(b) Each employee benefit plan of Holdings, the Borrower or any of its Subsidiaries intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, except where such failures, in the aggregate, would not have a Material Adverse Effect.

(c) Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for non-compliances that, in the aggregate, would not have a Material Adverse Effect.

(d) There has been no, nor is there reasonably expected to occur, any ERISA Event other than those that, in the aggregate, would not have a Material Adverse Effect.

(e) Except to the extent set forth on Schedule 4.16 (List of Plans), none of the Borrower and its Subsidiaries or any ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal as of the date hereof from any Multiemployer Plan.

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

Section 4.17 Environmental Matters

Except as disclosed on Schedule 4.17 (Environmental Matters):

(a) The operations of the Borrower and each of its Subsidiaries have been and are in compliance with all Environmental Laws, including obtaining, maintaining and complying with all required environmental, health and safety Permits, other than non-compliances that, in the aggregate, would not have a reasonable likelihood of the Borrower and its Subsidiaries incurring Environmental Liabilities and Costs after the date hereof whose Dollar Equivalent would exceed $15,000,000 per each refinery (or former refinery) of the Borrower and its Subsidiaries.

(b) None of the Borrower or any of its Subsidiaries or any Real Property currently or, to the knowledge of the Borrower, previously owned, operated or leased by or for the Borrower or any of its Subsidiaries is subject to any pending or, to the knowledge of the Borrower, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that, in the aggregate, are not reasonably likely to result in the Borrower and its Subsidiaries incurring Environmental Liabilities and Costs whose Dollar Equivalent would exceed $15,000,000 per each refinery (or former refinery) of the Borrower and its Subsidiaries.

(c) There are no facts, circumstances or conditions arising out of or relating to the operations or ownership of the Borrower or of Real Property owned, operated or leased by the Borrower or any of its Subsidiaries that are not specifically included in the financial information furnished to the Lenders other than those that, in the aggregate, would not have a reasonable likelihood of the Borrower and its Subsidiaries incurring Environmental Liabilities and Costs in excess of $15,000,000 per each refinery (or former refinery) of the Borrower and its Subsidiaries.

(d) As of the date hereof, no Environmental Lien has attached to any property of the Borrower or any of its Subsidiaries and, to the knowledge of the Borrower, no facts, circumstances or conditions exist that could reasonably be expected to have a Material Adverse Effect.

(e) The Borrower and each of its Subsidiaries has made available to the Lenders copies of all environmental, health or safety audits, studies, assessments, inspections, investigations or other environmental health and safety reports relating to the operations of the Borrower or any of its Subsidiaries or any Real Property of any of them that are in the possession, custody or control of the Borrower or any of its Subsidiaries.

Section 4.18 Intellectual Property

The Borrower and the Guarantors own or license or otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, Internet domain names, franchises, authorizations and other intellectual property rights (including all Intellectual Property as defined in the Pledge and Security Agreement) that are necessary for the operations of their respective businesses, without infringement upon or conflict with the rights of any other Person with respect thereto, including all trade names associated with any private label brands of the Borrower or any

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of its Subsidiaries. To the Borrower’s knowledge, no license, permit, patent, patent application, trademark, trademark application, service mark, trade name, copyright, copyright application, Internet domain name, franchise, authorization, other intellectual property right (including all “Intellectual Property” as defined in the Pledge and Security Agreement), slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened.

Section 4.19 Title; Real Property

Each of the Borrower and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all Real Property and good title to all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Borrower, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 8.2 (Liens, Etc.). The Borrower and its Subsidiaries have duly effected all material recordings, material filings and other material actions necessary to establish, protect and perfect, the Borrower’s and its Subsidiaries’ right, title and interest in and to all such property. No portion of any Real Property of any Loan Party or any of its Subsidiaries has suffered any material damage by fire or other casualty loss, or is subject to any condemnation proceeding and no portion of any Real Property of any Loan Party or any of its Subsidiaries is located in a special flood hazard area as designated by any federal Governmental Authority, except to the extent that any of the foregoing would not, in the aggregate, have a Material Adverse Effect. All Permits required to have been issued or appropriate to enable all Real Property of the Borrower or any of its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, except to the extent that any such failure would not, in the aggregate, have a Material Adverse Effect.

Section 4.20 Senior Indebtedness

The Obligations constitute “Senior Indebtedness” and “Permitted Indebtedness” as defined in each Indenture.

ARTICLE V

FINANCIAL COVENANT

The Borrower agrees with the Lenders, the Issuers and the Administrative Agent to the following as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 5.1 Cumulative Cash Flow

The Borrower shall not permit, on any date when a Liquidity Event has occurred, Cumulative Cash Flow to be less than zero as of the last day of the most recent month ended prior to such date.

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

ARTICLE VI

REPORTING COVENANTS

The Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 6.1 Financial Statements

The Borrower shall furnish to the Administrative Agent (with sufficient copies for each of the Lenders) each of the following:

(a) Monthly Reports. Within 30 days after the end of each fiscal month in each Fiscal Year, or with respect to the last fiscal month in any Fiscal Quarter within 45 days after the end of such month, financial information regarding the Borrower and its Subsidiaries consisting of Consolidated and consolidating unaudited balance sheets as of the close of such month and the related statements of income and cash flow for such month and that portion of the current Fiscal Year ending as of the close of such month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections or, if applicable, the latest business plan provided pursuant to clause (f) below for the current Fiscal Year, in each case certified by a Responsible Officer of the Borrower as fairly presenting the Consolidated and consolidating financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(b) Quarterly Reports. Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, financial information regarding the Borrower and its Subsidiaries consisting of Consolidated and consolidating unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections or, if applicable, the latest business plan provided pursuant to clause (f) below for the current Fiscal Year, in each case certified by a Responsible Officer of the Borrower as fairly presenting the Consolidated and consolidating financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(c) Annual Reports. Within 90 days after the end of each Fiscal Year, financial information regarding the Borrower and its Subsidiaries consisting of Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such year and related statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP together with (i) a report of the Borrower’s Accountants that they have audited, in accordance with auditing standards generally accepted in the United States of America, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, stockholders’ equity, and cash flows for the Fiscal Year then ended, which report shall include the opinion of the Borrower’s Accountants that those Consolidated financial statements of the

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THE PREMCOR REFINING GROUP INC.

Borrower and its Subsidiaries present fairly, in all material respects, the financial position of the Borrower and its subsidiaries at the end of the Fiscal Year, and the results of their operations and their cash flows for the Fiscal Year then ended, in conformity with GAAP, with any changes in the basis of presentation of the consolidated financial statements discussed in an explanatory paragraph or paragraphs, and (ii) a report of the Borrower’s Accountants that in connection with their audit of such Consolidated financial statements, nothing came to their attention that caused them to believe that the Borrower failed to comply with the provisions of Section 5.1 of Article V (Financial Covenant) insofar as they relate to financial and accounting matters, or in the case of any such non-compliance with such provisions, a statement as to the nature thereof.

(d) Compliance Certificate. Together with each delivery of any Financial Statement pursuant to clause (b) or (c) above, a certificate of a Responsible Officer of the Borrower (each, a “Compliance Certificate”) (i) if applicable at such time, demonstrating compliance with the financial covenant contained in Article V (Financial Covenant) and (ii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the Borrower proposes to take with respect thereto.

(e) Corporate Chart and Other Collateral Updates. Together with each delivery of any Financial Statement pursuant to clause (b) or (c) above, (i) a certificate of a Responsible Officer of the Borrower certifying that the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (e)) is true, correct, complete and current as of the date of such Financial Statement and (ii) a certificate of a Responsible Officer of the Borrower in form and substance satisfactory to the Administrative Agent that all certificates, statements, updates and other documents (including updated schedules) required to be delivered pursuant to the Pledge and Security Agreement by any Loan Party in the preceding Fiscal Quarter have been delivered thereunder (or such delivery requirement was otherwise duly waived or extended). The reporting requirements set forth in this clause (e) are in addition to, and are not intended to and shall not replace or otherwise modify, any obligation of any Loan Party under any Loan Document (including other notice or reporting requirements). Compliance with the reporting obligations in this clause (e) shall only provide notice to the Administrative Agent and shall not, by itself, modify any obligation of any Loan Party under any Loan Document, update any Schedule to this Agreement or any schedule to any other Loan Document or cure, or otherwise modify in any way, any failure to comply with any covenant, or any breach of any representation or warranty, contained in any Loan Document or any other Default or Event of Default.

(f) Business Plan. Not later than 60 days after the end of each Fiscal Year, and containing substantially the types of financial information contained in the Projections, (i) the annual business plan of the Borrower and its Subsidiaries for the next succeeding Fiscal Year approved by the Board of Directors of the Borrower, (ii) forecasts prepared by management of the Borrower for each fiscal quarter in the next succeeding Fiscal Year and (iii) forecasts prepared by management of the Borrower for each of the succeeding Fiscal Years through the Fiscal Year in which the Revolving Credit Termination Date is scheduled to occur, including, in each instance described in clauses (ii) and (iii) above, (x) a projected year-end Consolidated balance sheet and income statement and statement of cash flows and (y) a statement of all of the material assumptions, used in the reasonable opinion of the Borrower’s management, as the basis for such forecasts.

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(g) Management Letters, Etc. Within 90 days after the end of each Fiscal Year, copies of each management letter, exception report or similar letter or report received by such Loan Party from its independent certified public accountants (including the Borrower’s Accountants) for such Fiscal Year.

(h) Intercompany Loan Balances. Together with each delivery of any Financial Statement pursuant to clause (a) above, a summary of the outstanding balance of all intercompany Indebtedness as of the last day of the fiscal month covered by such Financial Statement, certified by a Responsible Officer of the Borrower.

Section 6.2 Default Notices

As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Loan Party has actual knowledge of the existence of any Default, Event of Default or other event having had a Material Adverse Effect or could reasonably be expected to cause or result in a Material Adverse Change, the Borrower shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

Section 6.3 Litigation

Promptly after the commencement thereof, the Borrower shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator affecting the Borrower or any Subsidiary of the Borrower that (i) seeks injunctive or similar relief that, if adversely determined, would have a Material Adverse Effect, or (ii) in the reasonable judgment of the Borrower exposes the Borrower or such Subsidiary to liability in an amount aggregating $25,000,000 or more or that, if adversely determined, would have a Material Adverse Effect.

Section 6.4 Asset Sales

Prior to any Asset Sale not made in the ordinary course whose Net Cash Proceeds (or the Dollar Equivalent thereof) are anticipated to exceed $25,000,000, the Borrower shall send the Administrative Agent a notice (a) describing such Asset Sale or the nature and material terms and conditions of such transaction and (b) stating the estimated Net Cash Proceeds anticipated to be received by the Borrower or any of its Subsidiaries.

Section 6.5 Notices under Indentures

Promptly after the sending or filing thereof, the Borrower shall send the Administrative Agent copies of all material notices, certificates or reports delivered pursuant to, or in connection with, any Indenture.

Section 6.6 SEC Filings; Press Releases

Promptly after the sending or filing thereof, the Borrower shall send the Administrative Agent copies of (a) all reports that the Parent or the Borrower sends to its security holders generally, (b) all reports and registration statements that the Parent or the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national or foreign

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securities exchange or the National Association of Securities Dealers, Inc., (c) all press releases and (d) all other statements concerning material changes or developments in the business of such Loan Party made available by any Loan Party to the public or any other creditor.

Section 6.7 Labor Relations

Promptly after becoming aware of the same, the Borrower shall give the Administrative Agent written notice of (a) any material labor dispute to which the Borrower or any of its Subsidiaries is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities, and (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such Person.

Section 6.8 Tax Returns

Upon the request of any Lender, through the Administrative Agent, the Borrower shall provide copies of all federal, state, and local tax returns and reports filed by the Borrower or any of its Subsidiaries.

Section 6.9 Insurance

As soon as is practicable and in any event within 90 days after the end of each annual insurance renewal date, the Borrower shall furnish the Administrative Agent (in sufficient copies for each of the Lenders) with (a) a report in form and substance satisfactory to the Administrative Agent and the Lenders outlining all material insurance coverage maintained as of the date of such report by the Borrower or any Subsidiary of the Borrower and the duration of such coverage and (b) an insurance broker’s statement that all premiums then due and payable with respect to such coverage have been paid and confirming that the Administrative Agent has been named as loss payee or additional insured, as applicable.

Section 6.10 ERISA Matters

The Borrower shall furnish the Administrative Agent (with sufficient copies for each of the Lenders) each of the following:

(a) promptly and in any event within 30 days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, written notice describing such event;

(b) promptly and in any event within 10 days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written statement of a Responsible Officer of the Borrower describing such ERISA Event or waiver request and the action, if any, the Borrower, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; and

(c) simultaneously with the date that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice.

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

Section 6.11 Environmental Matters

The Borrower shall provide the Administrative Agent promptly and in any event within 10 days after the Borrower or any Subsidiary of the Borrower learning of any of the following, written notice of each of the following:

(a) the receipt by any Loan Party of notification that any personal property of such Loan Party is or is reasonably likely to be subject to any Environmental Lien;

(b) the receipt by any Loan Party of any notice of violation of or potential liability under, or knowledge by such Loan Party that there exists a condition, including a Release or threatened Release, that could reasonably be expected to result in a violation of or liability under, any Environmental Law, except for violations and liabilities the consequence of which, in the aggregate, would not be reasonably likely to subject the Loan Parties collectively to Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $10,000,000;

(c) the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law, that, in the aggregate, if adversely determined, would have a reasonable likelihood of subjecting the Loan Parties collectively to Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $10,000,000;

(d) any proposed acquisition of stock, assets or real estate, any proposed leasing of property or any other action by any Loan Party or any of its Subsidiaries other than those the consequences of which, in the aggregate, have reasonable likelihood of subjecting the Loan Parties collectively to Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $10,000,000;

(e) any previously undisclosed proposed action by any Loan Party or any of its Subsidiaries or any proposed change in Environmental Laws that, in the aggregate, have a reasonable likelihood of requiring the Loan Parties to obtain additional environmental, health or safety Permits or make additional capital improvements to obtain compliance with Environmental Laws that, in the aggregate, would have cost $10,000,000 or more or that could subject the Loan Parties to additional unbudgeted Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $10,000,000; and

(f) upon written request by any Lender through the Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Agreement.

Section 6.12 Borrowing Base Determination

(a) The Borrower shall deliver, as soon as available and in any event not later than 10 Business Days after the end of each fiscal month (or within such shorter period, of not less than 5 days following such date, as the Borrower is from time to time practicably able to comply with, as reasonably determined by the Administrative Agent acting in consultation with the Borrower), a Borrowing Base Certificate as of the end of such fiscal month executed by a

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Responsible Officer of the Borrower. At any time when a Liquidity Event has occurred and is continuing or at any time when Excess Availability is less than 10% of the amount of the Borrowing Base, the Borrower shall also deliver, as soon as available and in any event not later than 10 Business Days after the end of the last day of the second full week of each fiscal month (or within such shorter period of not less than 5 days following such date, determined as aforesaid), an additional Borrowing Base Certificate as of the end of such period. At any time when Excess Availability is less than the greater of $50,000,000 and 5% of the amount of the Borrowing Base, the Borrower shall also deliver, as soon as available and in any event not later than 10 Business Days after the end of the last day of each week of each fiscal month (or within such shorter period of not less than 5 days following such date, determined as aforesaid) for which a Borrowing Base Certificate is not already required at such time to be delivered pursuant to the foregoing provisions of this Section 6.12(a), an additional Borrowing Base Certificate as of the end of such period. At any time when a Default has occurred and is continuing, the Borrower shall provide additional Borrowing Base Certificates at such times as the Administrative Agent may reasonably request. The Borrower may at any time at its option provide Borrowing Base Certificates more frequently than as required pursuant to this paragraph (a); provided, however, that the information set forth therein shall not be less current than for any other Borrowing Base Certificate required to be delivered pursuant to this paragraph (a).

(b) The Borrower shall conduct, or shall cause to be conducted, at its expense and upon request of the Administrative Agent, and present to the Administrative Agent for approval, or the Administrative Agent may at its election conduct, (i) such appraisals, investigations and reviews and (ii) such test verifications of the Accounts (including causing independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts) and physical verifications of the Inventory in any manner and through any medium that the Administrative Agent considers advisable for the purpose of determining the Borrowing Base, and the Borrower shall furnish all such assistance and information as the Administrative Agent may require in connection therewith; provided, however, that the foregoing shall not be required by the Administrative Agent more frequently than quarterly during the 12 calendar month period following the Closing Date and, thereafter, not more frequently than once in each six-month period; provided further, however, that if at any time, the amount of (x) the Borrowing Base minus the amount of (y) any Availability Reserves then in effect plus the Revolving Credit Outstandings at such time, is less than $400,000,000 or an Event of Default has occurred which is continuing, the foregoing shall be provided at such times as the Administrative Agent may reasonably request. The Borrower shall furnish to the Administrative Agent any information that the Administrative Agent may reasonably request regarding the determination and calculation of the Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to therein.

(c) The Borrower shall promptly notify the Administrative Agent in writing in the event that at any time the Borrower receives or otherwise gains knowledge that (i) the Borrowing Base is less than 90% of the Borrowing Base reflected in the most recent Borrowing Base Certificate delivered pursuant to clause (a) above, and within 10 Business Days after first having such awareness or knowledge (or within such shorter period as the Borrower is practicably able to comply with), provide an updated Borrowing Base Certificate to reflect the foregoing, (ii) the outstanding Revolving Credit Outstandings exceed the Maximum Credit as a result of a decrease in the Borrowing Base, in which case such notice shall also include the amount of such excess or (iii) a Liquidity Event has occurred.

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THE PREMCOR REFINING GROUP INC.

(d) The Administrative Agent may exclude from the calculation of the Borrowing Base at any time assets acquired pursuant to a Permitted Acquisition until the Administrative Agent shall have first completed (at the Borrower’s sole cost and expense) a field examination and other due diligence reasonably deemed appropriate by the Administrative Agent with respect to such acquired assets.

(e) Each Lender shall, for the purpose of calculating the Borrowing Base, notify the Borrower and the Administrative Agent (no less frequently than whenever a Borrowing Base Certificate is required to be delivered by the Borrower pursuant to this Section 6.12) of the aggregate amount of any Cash Management Obligations and Obligations pursuant to Hedging Contracts held by such Lender or its Affiliates, other than such Cash Management Obligations and Obligations pursuant to Hedging Contracts to the extent that they have been cash collateralized.

Section 6.13 Customer Contracts

Promptly after any Loan Party becoming aware of the same, the Borrower shall give the Administrative Agent written notice of any cancellation, termination or loss of any material Contractual Obligation or other material customer arrangement.

Section 6.14 Tax Reporting

In the event that the Borrower determines that it intends to treat the Loans and the Letters of Credit and the related transactions contemplated hereby as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 of the Code, the Borrower shall promptly give the Administrative Agent written notice thereof and shall deliver to the Administrative Agent all IRS forms required in connection therewith.

Section 6.15 Other Information

The Borrower shall provide the Administrative Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of the Borrower or any Subsidiary of the Borrower, or of the Parent or Holdings, as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request.

ARTICLE VII

AFFIRMATIVE COVENANTS

The Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

Section 7.1 Preservation of Corporate Existence, Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Sections 8.4 (Sale of Assets) and 8.7 (Restriction on Fundamental Changes; Permitted Acquisitions).

Section 7.2 Compliance with Laws, Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, except where the failure so to comply would not, in the aggregate, have a Material Adverse Effect.

Section 7.3 Conduct of Business

The Borrower shall, and shall cause each of its Subsidiaries to, (a) conduct its business consistent with past practices and (b) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with the Borrower or any of its Subsidiaries, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above would not, in the aggregate, have a Material Adverse Effect.

Section 7.4 Payment of Taxes, Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Borrower or the appropriate Subsidiary in conformity with GAAP.

Section 7.5 Maintenance of Insurance

The Borrower shall (a) maintain for itself, and shall cause to be maintained for each of its Subsidiaries, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates, and such other insurance as may be reasonably requested by the Requisite Lenders, and, in any event, all insurance required by any Collateral Documents and (b) cause all such insurance to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ written notice thereof to the Administrative Agent.

Section 7.6 Access

The Borrower shall, and shall cause each of its Subsidiaries to, from time to time permit the Administrative Agent and the Lenders, or any agents or representatives thereof, as soon as reasonably practicable, but in any event not later than 5 Business Days, after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) during normal business hours to (a) examine and make copies of and

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abstracts from the records and books of account of the Borrower and each of its Subsidiaries, (b) visit the properties of the Borrower and each of its Subsidiaries, (c) discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with any of their respective officers or directors and (d) communicate directly with any of its certified public accountants (including the Borrower’s Accountants). The Borrower shall authorize its certified public accountants (including the Borrower’s Accountants), and shall cause the certified public accountants of any of its Subsidiaries, if any, to disclose to the Administrative Agent or any Lender any and all financial statements and other information of any kind, as the Administrative Agent or any Lender reasonably requests and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the Borrower or any of its Subsidiaries.

Section 7.7 Keeping of Books

The Borrower shall, and shall cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made in conformity with GAAP of all financial transactions and the assets and business of Holdings, the Borrower and each such Subsidiary.

Section 7.8 Maintenance of Properties, Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve (a) in good working order and condition all of its properties necessary in the conduct of its business, (b) all rights, permits, licenses, approvals and privileges (including all Permits) used or useful or necessary in the conduct of its business and (c) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above would not, in the aggregate, have a Material Adverse Effect.

Section 7.9 Application of Proceeds

The Borrower (and, to the extent distributed to them by the Borrower, each Loan Party) shall use the entire amount of the proceeds of the Loans as provided in Section 4.13 (Use of Proceeds).

Section 7.10 Environmental

The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with Environmental Laws and take such Remedial Action and undertake such investigation or other action as required by Environmental Laws or as any Governmental Authority requires to address the Release or event and otherwise ensure compliance with Environmental Laws, except to the extent that any failure to do so could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 7.11 Additional Collateral and Guaranties

To the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party after the Closing Date), the Borrower agrees promptly to do, or cause each of its Subsidiaries (unless it is an Unrestricted Subsidiary, a Project Company or an Immaterial Subsidiary) to do, each of the following:

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

(a) deliver to the Administrative Agent such duly-executed supplements and amendments to the Guaranty (or, in the case of any Restricted Subsidiary of any Loan Party that is not a Domestic Subsidiary or that holds shares in any Person that is not a Domestic Subsidiary, foreign guarantees and related documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure that each Restricted Subsidiary (other than any Project Company or any Immaterial Subsidiary) of each Loan Party and each Subsidiary of the Borrower planning to enter, having entered, having agreed to enter or which any Loan Party has agreed to cause to enter into Guaranty Obligations of any long-term Indebtedness of any Loan Party, as primary obligor and not as surety, the full and punctual payment when due of the Obligations or any part thereof; provided, however, that, unless (x) the Borrower and the Administrative Agent otherwise agree, (y) such Non-U.S. Person has entered into Guaranty Obligations in respect of Indebtedness of the Loan Parties having substantially similar tax consequences, or (z) such guaranty can be given without resulting in any material adverse tax consequences for the Loan Parties and their Subsidiaries, taken as a whole (including any Person that becomes a Loan Party as a result of such pledge or grant), in no event shall any Non-U.S. Person be required to guaranty the payment of the Obligations;

(b) deliver to the Administrative Agent such duly-executed joinder and amendments to the Pledge and Security Agreement and, if applicable, other Collateral Documents (or, in the case of any such Restricted Subsidiary of any Loan Party that is not a Domestic Subsidiary or that holds shares in any Person that is not a Domestic Subsidiary, foreign charges, pledges, security agreements and other Collateral Documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to (i) effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable first-priority security interest in the Stock and Stock Equivalents and other debt Securities owned by any Loan Party, any Restricted Subsidiary of any Loan Party or any Subsidiary of the Borrower planning to enter, having entered, having agreed to enter or which any Loan Party has agreed to cause to enter into Guaranty Obligations of any long-term Indebtedness of any Loan Party and (ii) effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable first-priority security interest in all property interests and other assets of any Loan Party, any Restricted Subsidiary of any Loan Party or any Subsidiary of the Borrower planning to enter, having entered, having agreed to enter or which any Loan Party has agreed to cause to enter into Guaranty Obligations of any long-term Indebtedness of any Loan Party; provided, however, that, unless (x) the Borrower and the Administrative Agent otherwise agree or (y) such pledge or grant can be made without resulting in any material adverse tax consequences for the Loan Parties and their Subsidiaries, taken as a whole (including any Person that becomes a Loan Party as a result of such pledge or grant), in no event shall any Loan Party or any Restricted Subsidiary thereof be required to pledge (i) in excess of 66% of the outstanding Voting Stock of any Non-U.S. Person that is a direct Subsidiary of the Borrower or of any Subsidiary of the Borrower that is a Domestic Person or (ii) unless such Stock is otherwise held by the Borrower or any Subsidiary of the Borrower that is a Domestic Person, any of the Stock of any Non-U.S. Person that is a Subsidiary of such direct Subsidiary;

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(c) deliver to the Administrative Agent all certificates, instruments and other documents representing all Pledged Stock, Pledged Debt Instruments and all other Stock, Stock Equivalents and other debt Securities being pledged pursuant to the joinders, amendments and foreign agreements executed pursuant to clause (b) above, together with (i) in the case of certificated Pledged Stock and other certificated Stock and Stock Equivalents, undated stock powers endorsed in blank and (ii) in the case of Pledged Debt Instruments and other certificated debt Securities, endorsed in blank, in each case executed and delivered by a Responsible Officer of such Loan Party or such Subsidiary thereof, as the case may be;

(d) to take such other actions necessary or advisable to ensure the validity or continuing validity of the guaranties required to be given pursuant to clause (a) above or to create, maintain or perfect the security interest required to be granted pursuant to clause (b) above, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Administrative Agent;

(e) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

Section 7.12 Control Accounts; Approved Deposit Accounts

(a) The Borrower shall, and shall cause each of its Restricted Subsidiaries to, (i) deposit in an Approved Deposit Account all cash they receive, (ii) not establish or maintain any Securities Account that is not a Control Account and (iii) not establish or maintain any Deposit Account other than with a Deposit Account Bank; provided, however, that the Borrower and its Restricted Subsidiaries may (i) maintain payroll, withholding tax and other fiduciary accounts, (ii) maintain accounts with the Administrative Agent, (iii) in the case of PACC and PAFC, maintain the Permitted PACC Accounts and (iv) maintain other accounts as long as the aggregate balance in all such other accounts does not exceed $25,000,000.

(b) The Borrower shall, and shall cause each of the Guarantors to (i) instruct each Account Debtor or other Person obligated to make a payment to any of them under any Account or General Intangible to make payment, or to continue to make payment, to a collection account of the Borrower (a “Collection Account “) or concentration account of the Borrower (a “Concentration Account”) which in each case is an Approved Deposit Account and (ii) deposit in a Collection Account or Concentration Account immediately upon receipt all Proceeds of such Accounts and General Intangibles received by the Borrower or any Guarantor from any other Person. The outstanding balance in each Collection Account shall be swept at least once on each Business Day to a Concentration Account. Subject to rights of the Administrative Agent with respect to each Approved Deposit Account pursuant to the applicable Loan Documents, the Borrower shall be entitled from time to time (i) to direct that the outstanding balance in any Concentration Account, or any portion thereof, shall be transferred (x) to an operating account (an “Operating Account”) of the Borrower that is an Approved Deposit Account or (y) to a Cash Collateral Account; and (ii) to direct that the outstanding balance in any Operating Account, or any portion thereof, be transferred to another account of the Borrower or otherwise applied as the Borrower may direct. If at any time there are any Loans outstanding, or any other Obligation which is then due and payable, the Borrower authorizes the Administrative Agent to apply the outstanding balance in any Concentration Account in repayment of such Loan or other Obligation; provided, however, that in the event that the Administrative Agent elects to apply

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such amount (or a portion thereof) in repayment of a Eurodollar Rate Loan, such amount shall at the Borrower’s option, instead of being applied in repayment of such Eurodollar Rate Loan, be held by the Administrative Agent as cash collateral therefor in accordance with (and to the extent permitted by) Section 2.14(e)(ii) (Breakage Costs).

(c) In the event (i) the Borrower, any Guarantor or any Deposit Account Bank shall, after the date hereof, terminate an agreement with respect to the maintenance of an Approved Deposit Account for any reason, (ii) the Administrative Agent shall demand such termination as a result of the failure of a Deposit Account Bank to comply with the terms of the applicable Deposit Account Control Agreement or (iii) the Administrative Agent determines in its sole discretion, exercised reasonably, that the financial condition of a Deposit Account Bank has materially deteriorated, the Borrower shall, and shall cause each Guarantor to, notify all of their respective obligors that were making payments to such terminated Approved Deposit Account to make all future payments to another Approved Deposit Account.

(d) In the event (i) the Borrower, any Guarantor or any Approved Securities Intermediary shall, after the date hereof, terminate an agreement with respect to the maintenance of a Control Account for any reason, (ii) the Administrative Agent shall demand such termination as a result of the failure of an Approved Securities Intermediary to comply with the terms of the applicable Securities Account Control Agreement or (iii) the Administrative Agent determines in its sole discretion that the financial condition of an Approved Securities Intermediary has materially deteriorated, the Borrower shall, and shall cause each Guarantor to, notify all of its obligors that were making payments to such terminated Control Account to make all future payments to another Control Account.

(e) The Administrative Agent and the Borrower shall establish one or more Cash Collateral Accounts with such depositaries and Securities Intermediaries as shall be acceptable to the Administrative Agent in its sole discretion. The Borrower agrees that each such Cash Collateral Account shall be under the sole dominion and control of the Administrative Agent and that the Administrative Agent shall be the Entitlement Holder with respect to each such Cash Collateral Account that is a Securities Account and the only Person authorized to give Entitlement Orders with respect to each such Securities Account. Without limiting the foregoing, funds on deposit in any Cash Collateral Account shall be invested (but the Administrative Agent shall be under no obligation to make any such investment) only in cash and Permitted Investments, which shall be made (i) except when an Event of Default has occurred which is continuing, at the direction of the Borrower and (ii) during the continuance of an Event of Default, at the direction of the Administrative Agent; provided, however, that the Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any such investment or income thereon. None of the Borrower and its Subsidiaries or any Person claiming on behalf of or through any of them shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the termination of all outstanding Letters of Credit, the payment in full of all then outstanding and payable monetary Obligations and termination of the Revolving Credit Commitments; provided, however, that, subject to the rights of the Administrative Agent with respect to the Cash Collateral Accounts pursuant hereto and the other Loan Documents, the Borrower shall be entitled from time to time to direct that the outstanding balance in any Cash Collateral Account, or any portion thereof, (i) be transferred to another Cash Collateral Account or (ii) be transferred to a Concentration Account. The Administrative Agent shall apply all funds and Permitted Investments in a Cash Collateral Account as provided in Section 2.13(g) (Payments and Computations) and the Collateral Documents.

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

Section 7.13 Collateral Access Agreements

(a) The Borrower shall, and shall cause each of its Subsidiaries to, within 45 days after the Closing Date (or such later date as shall be acceptable to the Administrative Agent in its sole discretion, and notified to the Lenders), deliver such Landlord Waivers and Bailee’s Letters as the Administrative Agent shall request in its sole discretion exercised reasonably.

(b) The Borrower shall use its reasonable efforts promptly to cause, in connection with the PACC Security Agreement, PACC and the Collateral Trustee under the Common Security Agreement to execute and deliver to the Administrative Agent an intercreditor and collateral access agreement in form and substance satisfactory to the Administrative Agent.

Section 7.14 Real Property

The Borrower shall, and shall cause each of its Subsidiaries to, (i) comply in all material respects with all of their respective obligations under all of their respective material Leases now or hereafter held respectively by them, (ii) not modify, amend, cancel, extend or otherwise change in any materially adverse manner any term, covenant or condition of any such Lease, or (iii) not assign or sublet any other Lease if such assignment or sublet would have a Material Adverse Effect. At least 5 Business Days prior to acquiring any material owned Real Property, the Borrower shall, and shall cause such Guarantor to, provide the Administrative Agent written notice thereof and, upon written request of the Administrative Agent, the Borrower shall provide such environmental reports on such Real Property or, as the case may be, the Real Property subject to such Lease, as the Administrative Agent may reasonably request.

Section 7.15 Periodic Distributions by the Project Companies

The Borrower shall cause the Project Companies to distribute to the Borrower, through the declaration of a dividend, all cash in excess of $20,000,000 at any time held in the aggregate by one or more of the Project Companies in the PACC Operating Account to the extent that doing so would not result in a breach of any Requirement of Law. In addition to the immediately preceding sentence, in the event the aggregate amount (including intercompany payables) owed by the Borrower to the Project Companies exceeds $40,000,000 at any time, the Borrower shall immediately cause the Project Companies to forgive such amounts to the extent that doing so would not result in a breach of any Requirement of Law.

ARTICLE VIII

NEGATIVE COVENANTS

The Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 8.1 Indebtedness

The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly

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THE PREMCOR REFINING GROUP INC.

liable with respect to any Indebtedness except for the following (in each case to the extent not prohibited (without giving effect to any waiver obtained with respect to any such prohibition) by the Indentures or any other agreement to which the Borrower or any of its Subsidiaries is a party at the time of incurrence or assumption thereof):

(a) the Secured Obligations (other than in respect of Hedging Contracts not permitted to be incurred pursuant to clause (i) below) and Guaranty Obligations in respect thereof;

(b) Indebtedness existing on the date of this Agreement and disclosed on Schedule 8.1(b) (Existing Indebtedness);

(c) Guaranty Obligations incurred by the Borrower or any Guarantor in respect of Indebtedness of the Borrower or any Guarantor that is otherwise permitted by this Section 8.1 (other than clause (a) above);

(d) Capital Lease Obligations and purchase money Indebtedness incurred by the Borrower or a Restricted Subsidiary exclusively to finance either (i) the improvement of fixed assets after the Closing Date; provided, that the Dollar Equivalent of the aggregate outstanding principal amount of all such Capital Lease Obligations and purchase money Indebtedness (including any renewal, extension, refinancing and refunding thereof permitted by clause (e) below) pursuant to this clause (d)(i) shall not exceed $50,000,000 at any time, or (ii) the acquisition of fixed assets after the Closing Date;

(e) Renewals, extensions, refinancings and refundings of Indebtedness permitted by clauses (b) or (d) above, clauses (l) or (r) below or this clause (e); provided, however, that (i) any such renewal, extension, refinancing or refunding does not increase the principal amount thereof (except with respect to refinancing costs thereof and any early prepayment premium, interest or fee with respect thereto) or shorten the maturity or other date of repayment thereof (except to the extent such shortened maturity date or date of other repayment occurs after the Revolving Credit Termination Date) from that existing immediately prior to such extension, renewal, refinancing or refunding than the Indebtedness being renewed, extended, refinanced or refunded, (ii) does not result in an interest rate which is greater than the market rate generally available to companies similarly situated to the Borrower for similar transactions, and (iii) does not change in any material respect any terms of subordination, if any, to the Obligations, provided, however that none of the instruments and agreements evidencing or governing such Indebtedness shall be amended, modified or supplemented in any manner which is not permitted by Section 8.12 (Modification of Debt Documents);

(f) any sale and leaseback transaction, to the extent such transaction would constitute Indebtedness;

(g) Indebtedness arising from intercompany loans (i) from the Borrower to any Guarantor, (ii) from any Guarantor to the Borrower or any other Guarantor or (iii) from the Borrower or any Guarantor to any Subsidiary of the Borrower that is not a Guarantor; provided, however, that, in the case of this clause (iii), (x) the Investment in such intercompany loan to such Subsidiary is permitted under Section 8.3 (Investments) and (y) all such intercompany Loans made by the Borrower or a Guarantor to any Subsidiary of the Borrower that is not a Guarantor shall be evidenced by a promissory note that is pledged to the Administrative Agent pursuant to the Pledge and Security Agreement;

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THE PREMCOR REFINING GROUP INC.

(h) Indebtedness arising under any performance or surety bond entered into in the ordinary course of business;

(i) Indebtedness under Hedging Contracts (which are not Loan Documents) permitted under Section 8.15 (No Speculative Transactions);

(j) Indebtedness of the Borrower under letters of credit (other than Letters of Credit) in an aggregate amount not to exceed $140,000,000; provided, that not more than an aggregate face amount of $40,000,000 of such letters of credit shall be incurred for purposes other than acquiring Petroleum Inventory;

(k) Indebtedness arising under industrial revenue bonds qualifying under Section 142(a) (or any successor provision) of the Code; provided, that the Dollar Equivalent of the aggregate outstanding principal amount of all such Indebtedness shall not exceed $75,000,000;

(l) unsecured Indebtedness of the Borrower that is subordinated to the payment in full of the Obligations on terms satisfactory to the Administrative Agent; provided, however, that the aggregate Dollar Equivalent of the principal amount of all such unsecured Indebtedness shall not exceed $200,000,000 at any time;

(m) Indebtedness, if any, pursuant to the Crude Oil Supply Agreements;

(n) Indebtedness up to an aggregate amount not to exceed, at any time, two times the sum of (i) the aggregate amount of Net Cash Proceeds received by the Borrower from Equity Issuances net of Restricted Payments made to the Parent or Holdings since February 11, 2003 as of the Closing Date and set forth on Schedule 8.1(n) (Net Capital Contributions) plus (ii) the amount of (x) aggregate Net Cash Proceeds received by the Borrower from Equity Issuances following the Closing Date minus (y) aggregate Restricted Payments made to the Parent or Holdings following the Closing Date;

(o) Indebtedness assumed or acquired pursuant to a Permitted Acquisition and existing on the date of such Permitted Acquisition; provided, however, that such Indebtedness was not incurred in contemplation of such Permitted Acquisition and either (i) the Borrower and its Restricted Subsidiaries would at the time of such assumption or acquisition be entitled to incur at least $1.00 of additional Indebtedness pursuant to clause 8.1(r) or (ii) the level of Consolidated Operating Cash Flow Ratio immediately before such Permitted Acquisition would not be reduced as a result of making such Permitted Acquisition, as shall in each case be certified (including all necessary calculations and supporting information) by a Responsible Officer to the Administrative Agent not later than 3 Business Days before the date of such assumption or acquisition;

(p) Indebtedness of any Project Company that (i) is incurred to finance Capital Expenditures and constitutes “Additional Senior Debt” as defined in the Common Security Agreement in effect on the date hereof, (ii) is incurred as an ordinary course trade payable (not constituting Indebtedness for borrowed money) for the construction or operation of the Port Arthur coker complex, (iii) constitutes “Subordinated Debt” as defined in the Common Security Agreement in effect on the date hereof, or (iv) is incurred under industrial revenue bonds, issued not later than June 6, 2007, qualifying under Section 142(a) (or any successor provision) of the Code as part of a tax-exempt financing under applicable law in effect in the

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

State of Texas; provided however, that the aggregate outstanding principal amount of all such Indebtedness pursuant to this clause (iv) shall not at any time exceed $50,000,000; provided, further, however, that any Indebtedness incurred pursuant to this clause (p) shall not be guaranteed by the Borrower or any of its Restricted Subsidiaries other than the Project Companies;

(q) other Indebtedness up to an aggregate principal amount not to exceed $75,000,000 at any time; and

(r) other Indebtedness; provided, however, that immediately before and after giving effect to the incurrence or assumption of such Indebtedness, on a Pro Forma Basis, (i) a Liquidity Event shall not have occurred and be continuing and (ii) the Consolidated Operating Cash Flow Ratio of the Borrower shall be, or would be as a result of the incurrence or assumption of such Indebtedness, greater than 2.0 to 1, as shall be certified (including all necessary calculations and supporting information) by a Responsible Officer to the Administrative Agent not later than 3 Business Days before the date of such incurrence or assumption; and provided further, however, that any Indebtedness which is incurred or assumed by the Borrower and its Restricted Subsidiaries pursuant to this Section 8.1 which, at the time of incurrence or assumption is permitted pursuant to this clause (r), shall be deemed to be incurred or assumed pursuant to this clause (r) and not pursuant to any of clauses (b) through (q) of this Section 8.1.

Section 8.2 Liens, Etc.

The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, except for the following:

(a) Liens created pursuant to the Loan Documents;

(b) Liens existing on the date of this Agreement and disclosed on Schedule 8.2 (Existing Liens); provided, that such Liens shall secure only those obligations existing on the Closing Date;

(c) Customary Permitted Liens on the assets of the Borrower and its Restricted Subsidiaries;

(d) purchase money Liens granted by the Borrower or any of its Subsidiaries (including the interest of a lessor under a Capital Lease and purchase money Liens to which any property is subject at the time, on or after the date hereof, of the Borrower’s or such Subsidiary’s acquisition thereof) securing Indebtedness permitted under Section 8.1(d) (Indebtedness) and limited in each case to the property purchased or improved with the proceeds of such purchase money Indebtedness or subject to such Capital Lease; provided that with respect to any Lien with respect to fixed assets of the Borrower or any Restricted Subsidiary, the Persons holding such lien shall, if required by the Administrative Agent, have entered into intercreditor and collateral access agreements with the Administrative Agent and the Borrower or such Restricted Subsidiary, as applicable, which are in form and substance satisfactory to the Administrative Agent;

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

(e) any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (b) or (d) above or this clause (e) without any change in the assets subject to such Lien and to the extent such renewal, extension, refinancing or refunding is permitted by Section 8.1(e)(Indebtedness);

(f) Liens in favor of lessors securing operating leases or, to the extent such transactions create a Lien hereunder, sale and leaseback transactions, in each case to the extent such operating leases or sale and leaseback transactions are permitted hereunder; and

(g) Liens on cash collateral securing (x) Indebtedness with respect to letters of credit (other than Letters of Credit) not in excess of the amount permitted to be outstanding pursuant to Section 8.1(j) (Indebtedness), (y) obligations with respect to Crude Oil Supply Agreements; provided that the aggregate amount of such cash collateral pursuant to this clause (y) shall not at any time exceed $30,000,000 and (z) Indebtedness pursuant to Hedging Contracts (which are not Loan Documents) permitted pursuant to Section 8.1(i) (Indebtedness); provided that the aggregate amount of such cash collateral pursuant to this clause (z) shall not at any time exceed $100,000,000;

(h) Liens existing on the assets acquired pursuant to the Delaware Refinery Acquisition or a Permitted Acquisition and existing on the date of the Delaware Refinery Acquisition or such Permitted Acquisition, as applicable; provided, that such Liens (i) were not granted, and do not secure any Indebtedness incurred, in contemplation of the Delaware Refinery Acquisition or such Permitted Acquisition, as applicable, and (ii) do not extend to (x) any Inventory or Accounts of such Person or (y) any other assets which before the Delaware Refinery Acquisition or such Permitted Acquisition, as applicable, were Collateral; and provided, further, that with respect to any Lien with respect to fixed assets so acquired, the Persons holding such lien shall, if required by the Administrative Agent, have entered into intercreditor and collateral access agreements with the Administrative Agent and the Borrower or the applicable Restricted Subsidiary, which are in form and substance satisfactory to the Administrative Agent;

(i) Liens on assets of the Borrower and its Restricted Subsidiaries not constituting Collateral, and which Liens are not otherwise permitted by the foregoing clauses of this Section 8.2 securing obligations or other liabilities of any Loan Party; provided, however, that the Dollar Equivalent of the aggregate outstanding amount of all such obligations and liabilities shall not exceed $20,000,000 at any time.

Section 8.3 Investments

The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, make or maintain any Investment except for the following:

(a) Investments existing on the date of this Agreement and disclosed on Schedule 8.3(a) (Existing Investments);

(b) Investments in cash and Permitted Investments;

(c) Investments in payment intangibles, chattel paper (each as defined in the UCC) and Accounts, notes receivable and similar items arising or acquired in the ordinary course of business consistent with the past practice of the Borrower and its Subsidiaries;

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THE PREMCOR REFINING GROUP INC.

(d) Investments received in settlement of amounts due to the Borrower or any Subsidiary of the Borrower effected in the ordinary course of business;

(e) Investments by (i) the Borrower in any Guarantor or any Guarantor in the Borrower or any other Guarantor, (ii) any Subsidiary of the Borrower that is not a Guarantor in the Borrower or any other Subsidiary of the Borrower or (iii) the Borrower or any Guarantor in a Subsidiary that is not a Guarantor; provided, however, that the Dollar Equivalent of the aggregate outstanding amount of all Investments permitted pursuant to this clause (iii) shall not exceed $10,000,000 at any time, and (iv) Investments (including Guaranty Obligations) by any Project Company in another Project Company;

(f) loans or advances to employees of the Borrower or any Subsidiaries of the Borrower in the ordinary course of business as presently conducted other than any loan or advance that would be in violation of Section 402 of the Sarbanes-Oxley Act; provided, however, that the Dollar Equivalent of the aggregate principal amount of all loans and advances permitted pursuant to this clause (f) shall not exceed $1,000,000 at any time;

(g) Guaranty Obligations permitted by Section 8.1 (Indebtedness);

(h) the Delaware Refinery Acquisition on terms substantially the same as those disclosed in writing to the Administrative Agent on or before the Closing Date, or otherwise as approved by the Administrative Agent;

(i) Investments constituting Permitted Acquisitions, as shall be certified (including all necessary calculations and supporting information) by a Responsible Officer to the Administrative Agent not later than 10 days before the date of closing such Permitted Acquisition;

(j) Investments made as capital contributions to the Project Companies which are necessary to fund the PACC Accounts, in each case at such times and in such amounts as are required by the Common Security Agreement as in effect on the date hereof; and

(k) Investments not otherwise permitted hereby; provided, however, that the Payment Conditions are satisfied immediately before and, on a Pro Forma Basis, after giving effect to each such Investment, as shall be certified (including all necessary calculations and supporting information) by a Responsible Officer to the Administrative Agent not later than 3 Business Days before such Investment is made; provided. further, however that no such certification shall be required to be delivered in connection with Investments made in PACC which have been committed to be made by the Borrower as of the Closing Date as described on Schedule 8.3(k) (PACC Committed Investments);

provided, however, that any cash Investment made pursuant to this Section 8.4 by the Borrower or any Guarantor in the Parent or a Subsidiary of the Parent that is neither a Guarantor nor the Borrower, shall be made as an intercompany loan (unless (i) in the case of an Investment in a Project Company, such Investment would constitute Indebtedness which is prohibited by the Common Security Agreement or the PAFC Bond Indenture, or (ii) otherwise agreed by the Administrative Agent), evidenced by a promissory note that is pledged to the Administrative Agent pursuant to the Pledge and Security Agreement.

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

Section 8.4 Sale of Assets

The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, sell, convey, transfer, lease or otherwise dispose of, any of their respective assets or any interest therein (including the sale or factoring at maturity or collection of any accounts) to any Person, or permit or suffer any other Person to acquire any interest in any of their respective assets or, except in the case of Holdings, issue or sell any shares of their Stock or any Stock Equivalents (any such disposition being an “Asset Sale”), except for the following:

(a) the sale or disposition of Permitted Investments or Inventory, in each case in the ordinary course of business;

(b) the sale or disposition of Equipment that has become used, worn-out or obsolete or is promptly replaced (including by way of exchange for credit against the purchase price of replacement Equipment or by application of the sale proceeds of such sold Equipment) in the ordinary course of business;

(c) (i) a true lease or sublease of Real Property not constituting Indebtedness and not constituting a sale and leaseback transaction and (ii) a sale of assets pursuant to a sale and leaseback transaction;

(d) assignments and licenses of intellectual property of the Borrower and its Subsidiaries in the ordinary course of business;

(e) any Asset Sale to the Borrower or any Guarantor;

(f) any Asset Sale with respect to the CGCP Plant for not less than Fair Market Value of the assets so disposed of;

(g) any Asset Sale with respect to the distribution and retail facilities of the Borrower and its Restricted Subsidiaries set forth on Schedule 8.4(g) (Permitted Asset Sales) for not less than Fair Market Value of the assets disposed of; provided, that at least 75% of the consideration received for each such Asset Sale shall be Cash Consideration;

(h) the transfer to The Premcor Pipeline Company or another Subsidiary of the Parent of the Stock of the Pipeline Subsidiary and certain other pipeline and related assets having an aggregate Fair Market Value not in excess of $50,000,000;

(i) any Asset Sale made pursuant to the Crude Oil Supply Agreements; and

(j) as long as no Default or Event of Default is continuing or would result therefrom, any other Asset Sale for Fair Market Value; provided, however, that with respect to any such Asset Sale pursuant to this clause (j), (i) the Dollar Equivalent of the aggregate consideration received for all such Asset Sales shall not exceed (x) $100,000,000 in any Fiscal Year; provided, that to the extent that such aggregate consideration for all such Asset Sales consummated during any such Fiscal Year shall be less than $100,000,000 (without giving effect to the carryover permitted by this proviso), the difference (up to the amount of $50,000,000) between $100,000,000 and such aggregate consideration shall, in addition, be available for Asset Sales in the next succeeding Fiscal Year and (y) $500,000,000 since the Closing Date; and (ii) at least 75% of the consideration received for each such Asset Sale shall be Cash Consideration.

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

Section 8.5 Restricted Payments

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:

(a) Restricted Payments by any Subsidiary of the Borrower to the Borrower or any Guarantor;

(b) dividends and distributions declared and paid on the common Stock of the Borrower and payable only in common Stock of the Borrower;

(c) cash dividends on the Stock of, or intercompany loans (evidenced by a promissory note that is pledged to the Administrative Agent pursuant to the Pledge and Security Agreement) made by, the Borrower to Holdings or the Parent paid and declared (or, if an intercompany loan, made) in any Fiscal Year solely for the purpose of funding ordinary operating expenses not in excess of $2,000,000 in the aggregate in any Fiscal Year and taxes of Holdings or the Parent which are properly allocable to the Borrower and its Restricted Subsidiaries;

(d) (i) dispositions made to The Premcor Pipeline Company or another Subsidiary of the Parent as permitted by Section 8.4 (h)(Sale of Assets) and (ii) the cancellation or forgiveness by Premcor Investments Inc. of an intercompany payable owed by the Parent, in an outstanding amount not exceeding $9,500,000, which is made within 10 days following the Closing Date;

(e) (i) prepayments of the Obligations in accordance with the terms of this Agreement, (ii) regularly scheduled or otherwise required interest and principal repayments or redemptions of Indebtedness, (iii) the prepayment of Indebtedness under the Existing Credit Agreement with the proceeds of the initial Borrowings hereunder, (iv) prepayments of any Indebtedness payable to the Borrower by any of its Restricted Subsidiaries, and (v) renewals, extensions, refinancings and refundings of Indebtedness, as long as such renewal, extension, refinancing or refunding is permitted under Section 8.1(e)(Indebtedness); and

(f) Restricted Payments by the Borrower; provided, however, that the Payment Conditions are satisfied immediately before and, on a Pro Forma Basis, after giving effect to each such Restricted Payment as shall be certified (including all necessary calculations and supporting information) by a Responsible Officer to the Administrative Agent not later than 10 days before the date of such Restricted Payment;

provided, however, that the Restricted Payments described in this clauses (c) and (f) shall not be permitted if either (A) an Event of Default or Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom or (B) such Restricted Payment is prohibited (without giving effect to any waiver obtained with respect to any such prohibition) under the terms of the Indentures or any other Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries.

Section 8.6 Cancellation of Indebtedness

The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, cancel any claim or Indebtedness owed to any of them except (i) in the ordinary course of business consistent with past practice and (ii) in respect of intercompany Indebtedness among the Borrower and the Guarantors.

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

Section 8.7 Restriction on Fundamental Changes; Permitted Acquisitions

The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, (a) except in connection with a Permitted Acquisition, (i) merge with any Person, (ii) consolidate with any Person, (iii) acquire all or substantially all of the Stock or Stock Equivalents of any Person or (iv) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, (b) enter into any joint venture or partnership with any Person or (c) acquire or create any Subsidiary unless, after giving effect to such creation or acquisition, such Subsidiary is a Wholly-Owned Subsidiary of the Borrower, the Borrower is in compliance with Section 7.11 (Additional Collateral and Guaranties) and the Investment in such Subsidiary is permitted under Section 8.3(c)(e)(iii)(Investments); provided, however, that such transactions pursuant to clause (a) or (b) shall be permitted between (w) the Borrower and any Guarantor, provided that the Borrower shall be the surviving entity after giving effect to any such transaction, (x) a Guarantor with another Guarantor, (y) a Restricted Subsidiary that is not a Guarantor with another Restricted Subsidiary that is not a Guarantor or (z) an Unrestricted Subsidiary with another Unrestricted Subsidiary.

Section 8.8 Change in Nature of Business

The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any material change in the nature or conduct of its business as carried on at the date hereof, whether in connection with a Permitted Acquisition or otherwise.

Section 8.9 Transactions with Affiliates

The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, except as otherwise expressly permitted herein, do any of the following: (a) make any Investment in an Affiliate of the Borrower that is not a Restricted Subsidiary, (b) transfer, sell, lease, assign or otherwise dispose of any asset to any Affiliate of the Borrower that is not a Restricted Subsidiary (other than Restricted Payments to Holdings or the Parent permitted under Section 8.5 (Restricted Payments)), (c) merge into or consolidate with or purchase or acquire assets from any Affiliate of the Borrower that is not a Restricted Subsidiary, (d) repay any Indebtedness to any Affiliate of the Borrower that is not a Restricted Subsidiary of the Borrower or (e) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of the Borrower that is not a Restricted Subsidiary (including guaranties and assumptions of obligations of any such Affiliate), except for, in the case of this clause (e), (i) transactions in the ordinary course of business on a basis no less favorable to the Borrower or, as the case may be, such Restricted Subsidiary thereof as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate thereof, (ii) salaries and other director or employee compensation to officers or directors of the Borrower or any of its Restricted Subsidiaries and (iii) Restricted Payments to Holdings or the Parent permitted under Section 8.5 (Restricted Payments).

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

Section 8.10 Limitations on Restrictions on Subsidiary Distributions; No New Negative Pledge

Except (i) pursuant to the Loan Documents, (ii) restrictions with respect to the Project Companies existing on the Closing Date as described on Schedule 8.10 (Restrictions on Subsidiary Distributions), or (iii) pursuant to any agreements governing purchase money Indebtedness or Capital Lease Obligations, or acquired secured Indebtedness permitted by Section 8.1(d) or (e)(Indebtedness) (and in the case of any such Indebtedness, any prohibition or limitation shall only be effective against the assets financed or acquired pursuant to such Indebtedness), the Borrower shall not, and shall not permit any of its Subsidiaries to, (a) agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower or (b) enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of the Borrower or any Subsidiary of the Borrower to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement requiring any other Indebtedness or Contractual Obligation to be equally and ratably secured with the Obligations.

Section 8.11 Modification of Constituent Documents

The Borrower shall not, nor shall it permit any of its Subsidiaries to, change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for changes and amendments that do not materially affect the rights and privileges of the Borrower or any Subsidiary of the Borrower and do not materially affect the interests of the Administrative Agent, the Lenders and the Issuers under the Loan Documents or in the Collateral.

Section 8.12 Modification of Debt Agreements

The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, change or amend the terms of any Indenture or any other indenture or agreement or other material document governing long-term Indebtedness of the Borrower and its Restricted Subsidiaries if the effect of such amendment is to (a) increase the interest rate beyond the market rate which is generally available at such time to other companies which are similar and similarly situated to the Borrower or such Restricted Subsidiary, as applicable, (b) change the dates upon which payments of principal or interest are due, other than to extend such dates or otherwise as permitted by Section 8.6 (Prepayment and Cancellation of Indebtedness), (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect thereto, (d) change any subordination provisions of such Indebtedness in a manner adverse to the Lenders or the Administrative Agent, (e) change the redemption or prepayment provisions of such Indebtedness other than to extend the dates therefor or to reduce the premiums payable in connection therewith or (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor (other than increases in the principal amount thereof to the extent permitted by Section 8.1(Indebtedness)) or confer additional material rights to the holder of such Indebtedness in a manner adverse to Holdings, the Borrower, any Subsidiary of the Borrower, the Administrative Agent or any Lender.

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Section 8.13 Accounting Changes; Fiscal Year

The Borrower shall not, nor shall it permit any of its Subsidiaries to, change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Lenders and the Administrative Agent or (b) fiscal year.

Section 8.14 Margin Regulations

The Borrower shall not, nor shall it permit any of its Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 8.15 No Speculative Transactions

The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, (a) engage in transactions in futures contracts and options to purchase or sell futures contracts for speculative purposes other than as part of normal business operations as a risk-management strategy and/or a hedge against changes resulting from market conditions, or (b) enter into any Hedging Contract or any other similar agreement other than for the prudent management of the Borrower’s and its Restricted Subsidiaries’ exposure to fixed or fluctuating interest rates, currency exchange rates or commodity prices.

Section 8.16 Compliance with ERISA

The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries or any ERISA Affiliate to, cause or permit to occur, (a) an event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA or (b) ERISA Events that would have a Material Adverse Effect in the aggregate.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1 Events of Default

Each of the following events shall be an Event of Default:

(a) the Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when the same becomes due and payable; or

(b) the Borrower shall fail to pay any interest on any Loan, any fee under any of the Loan Documents or any other Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of three Business Days after the due date therefor; or

(c) any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

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(d) any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Article V (Financial Covenant), Section 6.1 (Financial Statements), 6.2 (Default Notices), 6.12(a) or (c) (Borrowing Base Determination) (unless such failure pursuant to Section 6.12 (a) or (c) is cured within a period acceptable to the Administrative Agent not exceeding 5 Business Days), 7.1 (Preservation of Corporate Existence, Etc.), 7.5 (Maintenance of Insurance) (unless such failure pursuant to Section 7.5 is not, in the Administrative Agent’s opinion, material), 7.6 (Access), 7.9 (Application of Proceeds), 7.11 (Additional Collateral and Guaranties), or Article VIII (Negative Covenants) or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(e) (i) the Borrower or any of its Restricted Subsidiaries shall fail to make any payment on any Indebtedness of the Borrower or any such Restricted Subsidiary (other than the Obligations) or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount (individually or in the aggregate) of $25,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(f) (i) the Borrower or any of its Restricted Subsidiaries shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against the Borrower or any of its Restricted Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against the Borrower or any of its Restricted Subsidiaries (but not instituted by the Borrower or any of its Restricted Subsidiaries), either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) the Borrower or any of its Restricted Subsidiaries shall take any corporate action to authorize any action set forth in clauses (i) and (ii) above; or

(g) one or more judgments or orders (or other similar process) involving, in the case of money judgments, an aggregate amount whose Dollar Equivalent exceeds $25,000,000, to the extent not covered by insurance, shall be rendered against one or more of the Borrower or any of its Restricted Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

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(h) an ERISA Event shall occur and the Dollar Equivalent of the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, exceeds $25,000,000 in the aggregate; or

(i) any provision of any Loan Document after delivery thereof shall for any reason fail or cease to be valid and binding on, or enforceable against, any Loan Party party thereto, or any Loan Party shall so state in writing; or

(j) any Collateral Document shall for any reason fail or cease to create a valid and enforceable Lien on any Collateral purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien, or any Loan Party shall so state in writing; or

(k) there shall occur any Change of Control; or

(l) there shall occur any event which, individually or in the aggregate with any other event, has resulted or would result in a material adverse change in any of (i) the legality, validity or enforceability of any Loan Document, (ii) the perfection or priority of the Liens granted pursuant to the Collateral Documents, (iii) the ability of the Borrower to repay the Obligations or of the Loan Parties to perform their respective material obligations under the Loan Documents or (iv) the rights and remedies of the Administrative Agent, the Lenders or the Issuers under the Loan Documents; or

(m) Holdings shall engage in any activities or incur any Indebtedness, other than (i) owning all the Stock of the Borrower and of each of Holdings’ other Subsidiaries and activities reasonably incidental thereto and (ii) incurring non-material liabilities which are reasonably incidental to such Stock ownership and such related activities; or

(n) the Parent shall incur any Guaranty Obligation with respect Indebtedness of the Borrower or any of the Borrower’s Subsidiaries having a principal amount (individually or in the aggregate) of $25,000,000 or more, unless the Administrative Agent shall have received within 5 Business Days of such incurrence, a guaranty of the Obligations duly executed by the Parent substantially in the form of Exhibit H (Form of Guaranty) together with a legal opinion of Stroock & Stroock and Lavan LLP (or other counsel acceptable to the Administrative Agent) in form and substance reasonably satisfactory to the Administrative Agent; or

(o) Any Governmental Authority revokes or fails to renew any license, permit or franchise of the Borrower or any Restricted Subsidiary, or the Borrower or any Restricted Subsidiary for any reason loses any license, permit or franchise, or the Borrower or any Restricted Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any license, permit or franchise, in each case to the extent that such revocation, such failure of renewal, such loss, or such imposition could reasonably be expected to have a Material Adverse Effect; or

(p) one or more of the Borrower and its Restricted Subsidiaries shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against one or more of the Borrower and its Restricted Subsidiaries based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage,

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transportation, treatment, disposal or Release of any Contaminant and, in connection with all the foregoing, the Borrower or its Restricted Subsidiaries is likely to incur Environmental Liabilities and Costs, which Environmental Liabilities and Costs could reasonably be expected to have a Material Adverse Effect.

Section 9.2 Remedies

During the continuance of any Event of Default, the Administrative Agent (a) may, and, at the request of the Requisite Lenders, shall, by notice to the Borrower declare that all or any portion of the Revolving Credit Commitments be terminated, whereupon the obligation of each Revolving Credit Lender to make any Loan and each Issuer to Issue any Letter of Credit shall immediately terminate and (b) may, and, at the request of the Requisite Lenders, shall, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of the Events of Default specified in Section 9.1(f) (Events of Default) after giving effect to any applicable grace period specified therein, (x) the Revolving Credit Commitments of each Revolving Credit Lender to make Loans and the commitments of each Revolving Credit Lender and Issuer to Issue or participate in Letters of Credit shall each automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, the Administrative Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

Section 9.3 Actions in Respect of Letters of Credit

At any time (i) upon the Revolving Credit Termination Date, or (ii) after the Revolving Credit Termination Date when the aggregate funds on deposit in Cash Collateral Accounts shall be less than 103% of the Letter of Credit Obligations, the Borrower shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 11.8 (Notices, Etc.), for deposit in a Cash Collateral Account, the amount required so that, after such payment, the aggregate funds on deposit in the Cash Collateral Accounts equals or exceeds 103% of the sum of all outstanding Letter of Credit Obligations. The Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.13(g) (Payments and Computations), as shall have become or shall become due and payable by the Borrower to the Issuers or Lenders in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

Section 9.4 Rescission

If at any time after termination of the Revolving Credit Commitments or acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted

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by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.1 (Amendments, Waivers, Etc.), then upon the written consent of the Requisite Lenders and written notice to the Borrower, the termination of the Revolving Credit Commitments or the acceleration and their consequences may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy of the Administrative Agent, the Lenders or the Issuers consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuers to a decision that may be made at the election of the Requisite Lenders, and such provisions are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

ARTICLE X

THE ADMINISTRATIVE AGENT

Section 10.1 Authorization and Action

(a) Each Lender and each Issuer hereby appoints Citicorp as the Administrative Agent hereunder and each Lender and each Issuer authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuer hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents and, in the case of the Collateral Documents, to act as agent for the Lenders, Issuers and the other Secured Parties under such Collateral Documents.

(b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders and each Issuer; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuers with respect to such action or (ii) is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender and each Issuer, promptly following receipt by the Administrative Agent, (x) notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents and (y) copies of each Borrowing Base Certificate and any other document delivered by the Borrower pursuant to Section 6.12 (Borrowing Base Determination).

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the

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Issuers and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuer or holder of any other Obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees.

(d) The Arranger, the Syndication Agent and the Co-Documentation Agents shall each have no obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such respective capacity.

Section 10.2 Administrative Agent’s Reliance, Etc.

None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any Revolving Credit Note as its holder until such Revolving Credit Note has been assigned in accordance with Section 11.2 (Assignments and Participations), (b) may rely on the Register to the extent set forth in Section 11.2(c) (Assignments and Participations), (c) may consult with legal counsel (including counsel to the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender or Issuer and shall not be responsible to any Lender or Issuer for any statements, warranties or representations made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence or possible existence of any Default or Event of Default, (f) shall not be responsible to any Lender or Issuer for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (g) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

Section 10.3 Posting of Approved Electronic Communications

(a) Each of the Lenders, the Issuers and the Borrower agree, and the Borrower shall cause each Guarantor to agree, that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and Issuers by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified

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by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuers and the Borrower acknowledges and agrees, and the Borrower shall cause each Guarantor to acknowledge and agree, that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the Issuers and the Borrower hereby approves, and the Borrower shall cause each Guarantor to approve, distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes, and the Borrower shall cause each Guarantor to understand and assume, the risks of such distribution.

(c) THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (THE “AGENT AFFILIATES”) WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS) IS MADE BY THE AGENT AFFILIATES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(d) Each of the Lenders, the Issuers and the Borrower agree, and the Borrower shall cause each Guarantor to agree, that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

Section 10.4 The Administrative Agent Individually

With respect to its Ratable Portion, Citicorp shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Revolving Credit Lenders”, “Requisite Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, the Administrative Agent in its individual capacity as a Lender, a Revolving Credit Lender or as one of the Requisite Lenders. Citicorp and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Loan Party as if Citicorp were not acting as the Administrative Agent.

Section 10.5 Lender Credit Decision

Each Lender and each Issuer acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender conduct its own independent investigation of the financial condition and affairs of the Borrower and each other Loan Party in

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connection with the making and continuance of the Loans and with the issuance of the Letters of Credit. Each Lender and each Issuer also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents.

Section 10.6 Indemnification

Each Revolving Credit Lender agrees to indemnify the Administrative Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower), from and against such Revolving Credit Lender’s aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Revolving Credit Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Affiliate’s gross negligence or willful misconduct. Without limiting the foregoing, each Revolving Credit Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or another Loan Party.

Section 10.7 Successor Administrative Agent

The Administrative Agent may resign at any time (effective upon the appointment of a successor Administrative Agent in accordance with the following provisions) by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

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After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article X as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

Section 10.8 Concerning the Collateral and the Collateral Documents

(a) Each Lender and each Issuer agrees that any action taken by the Administrative Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders, Issuers and other Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Issuers with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by the Borrower or any of its Subsidiaries, (iii) act as collateral agent for the Lenders, the Issuers and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender and Issuer to act as collateral sub-agent for the Administrative Agent, the Lenders and the Issuers for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any Deposit Accounts maintained by a Loan Party with, and cash and Permitted Investments held by, such Lender or such Issuer, (iv) manage, supervise and otherwise deal with the Collateral, including the making of Protective Advances in an aggregate amount not to exceed the lesser of $25,000,000 and the aggregate amount of the unused Revolving Credit Commitments, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Lenders, the Issuers and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise. The Borrower hereby authorizes the Administrative Agent to make Protective Advances for the aforementioned purposes or, at the Administrative Agent’s discretion, to use for such purposes cash collateral deposited in any Cash Collateral Account (other than cash deposited to cash collateralize Letters of Credit pursuant to this Agreement).

(b) Each of the Lenders and the Issuers hereby consents to the release and hereby directs, in accordance with the terms hereof, the Administrative Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Administrative Agent for the benefit of the Lenders and the Issuers against any of the following:

(i) all of the Collateral and all Loan Parties, upon termination of the Revolving Credit Commitments and payment and satisfaction in full of all Loans, all Reimbursement Obligations and all other Obligations that the Administrative Agent has been notified in writing are then due and payable (and, in respect of contingent Letter of Credit Obligations, with respect to which cash collateral has been deposited or a back-up letter of credit has been issued, in either case in the appropriate currency and on terms satisfactory to the Administrative Agent and the applicable Issuers);

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(ii) any assets that are subject to a Lien permitted by Section 8.2(d) or (e) (Liens, Etc.); and

(iii) any part of the Collateral sold or disposed of by a Loan Party if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver or consent to a transaction otherwise prohibited by this Agreement).

Each of the Lenders and the Issuers hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 10.8 promptly upon the effectiveness of any such release.

Section 10.9 Collateral Matters Relating to Related Obligations

The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Secured Obligation arising under any Hedging Contract or Cash Management Obligation or that is otherwise owed to Persons other than the Administrative Agent, the Lenders and the Issuers (collectively, “Related Obligations”) solely on the condition and understanding, as among the Administrative Agent and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Administrative Agent shall hold, and have the right and power to act with respect to, the Guaranty and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Administrative Agent is otherwise acting solely as agent for the Lenders and the Issuers and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts and omissions relating in any manner to the Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Administrative Agent and the Requisite Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Revolving Credit Commitments and its own interest in the Loans, Letter of Credit Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no holder of Related Obligations and no other Secured Party (except the Administrative Agent, the Lenders and the Issuers, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents and (e) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right except to the extent provided in Section 11.6 (Right of Set-off) and then only to the extent such right is exercised in compliance with Section 11.7 (Sharing of Payments, Etc.).

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ARTICLE XI

MISCELLANEOUS

Section 11.1 Amendments, Waivers, Etc.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and, in the case of any amendment, by the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, in addition to the Requisite Lenders (or the Administrative Agent with the consent thereof), do any of the following:

(i) waive any condition specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit) or 3.2(b) (Conditions Precedent to Each Loan and Letter of Credit), except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders and, in the case of the conditions specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), subject to the provisions of Section 3.4 (Determination of Initial Borrowing Conditions);

(ii) increase the Revolving Credit Commitment of such Lender or subject such Lender to any additional obligation;

(iii) extend the scheduled final maturity of any Loan owing to such Lender, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal or interest of any such Loan or fees owing to such Lender or amend Section 2.9 (Mandatory Prepayments);

(iv) reduce, or release the Borrower from its obligations to repay, the principal amount of any Loan or Reimbursement Obligation owing to such Lender (other than by the payment or prepayment thereof);

(v) reduce the rate of interest on any Loan or Reimbursement Obligation outstanding and owing to such Lender or any fee payable hereunder to such Lender;

(vi) expressly subordinate any of the Secured Obligations or any Liens as security for the Secured Obligations (except as permitted by Section 10.8(b)(ii));

(vii) postpone any scheduled date fixed for payment of such interest or fees owing to such Lender or waive any such payment;

(viii) change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;

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(ix) release all or a material portion of the Collateral except as provided in Section 10.8(b) (Concerning the Collateral and the Collateral Documents) or release the Borrower from its payment obligation to such Lender under this Agreement or the Revolving Credit Notes owing to such Lender (if any) or release any Guarantor from its obligations under the Guaranty except in connection with the sale or other disposition of a Guarantor (or all or substantially all of the assets thereof) permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement);

(x) amend the definitions of “Borrowing Base”, “Maximum Credit”, “Available Credit”, “Eligible Cash and Cash Equivalents”, “Eligible Investments”, “Eligible Receivables”, “Eligible Petroleum Inventory”, “Eligible Petroleum Inventory-Not-Received”, “Paid but Unexpired Standby Letters of Credit” and “Maximum Credit” from such provisions in effect on the date of this Agreement unless such amendment would not increase the amount of credit available to the Borrower pursuant to this Agreement;

(xi) amend Section 10.8(b) (Concerning the Collateral and the Collateral Documents), Section 11.7 (Sharing of Payments, Etc.), Sections 2.4 (g) or (h) (Letters of Credit; ) (to the extent such amendment to Sections 2.4 (g) or (h) could affect the sharing or allocation of any Revolving Credit Outstandings between the Direct Tranche Lenders and the Synthetic Tranche Lenders), this Section 11.1 or definitions of the terms “Requisite Lenders”, “Ratable Portion”, “Trigger Event”, “Synthetic Tranche Ratable Portion” or “Direct Tranche Ratable Portion”; or

(xii) amend any other provision which affects only the Synthetic Tranche Lenders without the consent of the Synthetic Tranche Lenders having at the time more than fifty per cent (50%) of all the Synthetic Tranche Lenders’ Revolving Credit Commitments or, after the Revolving Credit Termination Date, Revolving Credit Outstandings; provided, however, that (to the extent the Direct Tranche Lenders are not adversely affected thereby) the consent of the Requisite Lenders shall not be required in connection with amendments pursuant to this clause (xii);

and provided, further, that (x) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 11.2(f) (Assignments and Participations), affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder, (y) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents and (z) no amendment, waiver or consent shall, unless in writing and signed by the Swing Loan Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Swing Loan Lender under this Agreement or the other Loan Documents; and provided, further, that the Administrative Agent may, with the consent of the Borrower, amend, modify or supplement this Agreement to cure any typographical error, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the right of any Lender or any Issuer.

(b) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

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(c) If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained but the consent of other Revolving Credit Lenders whose consent is required is not obtained (any such Revolving Credit Lender whose consent is not obtained as described in this Section 11.1 being referred to as a “Non-Consenting Lender”), then, as long as the Revolving Credit Lender acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request, any Eligible Assignee acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Revolving Credit Lender acting as the Administrative Agent or such Eligible Assignee, all of the Revolving Credit Commitments, and Revolving Credit Outstandings of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued and unpaid interest and fees with respect thereto through the date of sale; provided, however, that such purchase and sale shall not be effective until (x) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative Agent and the Borrower whereby such Eligible Assignee shall agree to be bound by the terms hereof and (y) such Non-Consenting Lender shall have received payments of all Loans held by it and all accrued and unpaid interest and fees with respect thereto through the date of the sale. Each Revolving Credit Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment an Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Revolving Credit Note (if the assigning Revolving Credit Lender’s Loans are evidenced by a Revolving Credit Note) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid.

Section 11.2 Assignments and Participations

(a) Each Revolving Credit Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Revolving Loans, the Swing Loans and the Letters of Credit, and in the case of a Synthetic Tranche Lender, its Synthetic Tranche Credit-Linked Deposit); provided, however, that (i) if any such assignment shall be of the assigning Revolving Credit Lender’s Revolving Credit Outstandings and Revolving Credit Commitments, such assignment shall cover the same percentage of such Revolving Credit Lender’s Revolving Credit Outstandings and Revolving Credit Commitments, (ii) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the assignor’s entire interest) be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, except, in either case, (A) with the consent of the Borrower and the Administrative Agent or (B) if such assignment is being made to a Lender or an Affiliate or Approved Fund of such Lender and (iii) if such Eligible Assignee is not, prior to the date of such assignment, a Lender or an Affiliate or Approved Fund of a Lender, such assignment shall be subject to the prior consent of the Administrative Agent and the Borrower (which consents shall not be unreasonably withheld or

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delayed); and provided, further, that, notwithstanding any other provision of this Section 11.2, the consent of the Borrower shall not be required (x) for any assignment occurring when any Event of Default shall have occurred and be continuing and (y) for any assignment by any Affiliate of the Administrative Agent made within 15 Business Days after the Closing Date of its Revolving Credit Commitment held on the Closing Date.

(b) The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording, an Assignment and Acceptance, together with any Revolving Credit Note (if the assigning Revolving Credit Lender’s Loans are evidenced by a Revolving Credit Note) subject to such assignment. Upon the execution, delivery, acceptance and recording of any Assignment and Acceptance and, other than in respect of assignments made pursuant to Section 2.17 (Substitution of Lenders) and Section 11.1(c)(Amendments, Waivers, Etc.), the receipt by the Administrative Agent from the assignee of an assignment fee in the amount of $3,500 from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Revolving Credit Lender and, if such Revolving Credit Lender were an Issuer, of such Issuer hereunder and thereunder, (ii) the Revolving Credit Notes (if any) corresponding to the Loans assigned thereby shall be transferred to such assignee by notification in the Register and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Revolving Credit Lender’s rights and obligations under the Loan Documents, such Revolving Credit Lender shall cease to be a party hereto).

(c) The Administrative Agent shall maintain at its address referred to in Section 11.8 (Notices, Etc.) a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recording of the names and addresses of the Lenders and the Revolving Credit Commitments of and principal amount of the Loans, Letter of Credit Obligations owing to, and the Synthetic Tranche Credit-Linked Deposits of, each Lender from time to time (the “Register”). Any assignment pursuant to this Section 11.2 shall not be effective until such assignment is recorded in the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Notwithstanding anything to the contrary contained in clause (b) above, the Loans (including the Revolving Credit Notes evidencing such Loans) and the Synthetic Tranche Credit-Linked Deposits are registered obligations and the right, title, and interest of the Lenders and their assignees in and to such Loans and Credit-Linked Deposits shall be transferable only upon notation of such transfer in the Register. A Revolving Credit Note shall only evidence the Lender’s or an assignee’s right, title and interest in and to the related Loan, and in no event is any such Revolving Credit Note to be considered a bearer instrument or obligation. This Section 11.2 shall be construed so that the Loans are at all times maintained in “registered form”

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within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (or any successor provisions of the Internal Revenue Code or such regulations). Solely for purposes of this and for tax purposes only, the Administrative Agent shall act as the Borrower’s agent for purposes of maintaining such notations of transfer in the Register.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Revolving Credit Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record or cause to be recorded the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent, new Revolving Credit Notes to the order of such assignee in an amount equal to the Revolving Credit Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assigning Revolving Credit Lender has surrendered any Revolving Credit Note for exchange in connection with the assignment and has retained Revolving Credit Commitments hereunder, new Revolving Credit Notes to the order of the assigning Revolving Credit Lender in an amount equal to the Revolving Credit Commitments retained by it hereunder. Such new Revolving Credit Notes shall be dated the same date as the surrendered Revolving Credit Notes and be in substantially the form of Exhibit B (Form of Revolving Credit Note).

(f) In addition to the other assignment rights provided in this Section 11.2, each Revolving Credit Lender may do each of the following:

(i) grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Revolving Credit Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Revolving Credit Lender to make such Loans thereunder, provided, however, that (x) nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement) and (y) such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain responsible to the other parties for the performance of its obligations under the terms of this Agreement and shall remain the holder of the Obligations for all purposes hereunder; and

(ii) assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) without notice to or consent of the Administrative Agent or the Borrower, any Federal Reserve Bank (pursuant to Regulation A of the Federal Reserve Board) and (B) without consent of the Administrative Agent or the Borrower, (1) any holder of, or trustee for the benefit of, the holders of such Revolving Credit Lender’s Securities and (2) any Special Purpose Vehicle to which such Revolving Credit Lender has granted an option pursuant to clause (i) above;

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provided, however, that no such assignment or grant shall release such Revolving Credit Lender from any of its obligations hereunder except as expressly provided in clause (i) above and except, in the case of a subsequent foreclosure pursuant to an assignment as collateral, if such foreclosure is made in compliance with the other provisions of this Section 11.2 other than this clause (f) or clause (g) below. Each party hereto acknowledges and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, such party shall not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations). The terms of the designation of, or assignment to, such Special Purpose Vehicle shall not restrict such Lender’s ability to, or grant such Special Purpose Vehicle the right to, consent to any amendment or waiver to this Agreement or any other Loan Document or to the departure by the Borrower from any provision of this Agreement or any other Loan Document without the consent of such Special Purpose Vehicle except, as long as the Administrative Agent and the Lenders, Issuers and other Secured Parties shall continue to, and shall be entitled to continue to, deal solely and directly with such Lender in connection with such Lender’s obligations under this Agreement, to the extent any such consent would reduce the principal amount of, or the rate of interest on, any Obligations, amend this clause (f) or postpone any scheduled date of payment of such principal or interest. Each Special Purpose Vehicle shall be entitled to the benefits of Sections 2.15 (Capital Adequacy) and 2.16 (Taxes) and of Section 2.14(d) (Illegality) as if it were such Lender; provided, however, that anything herein to the contrary notwithstanding, no Borrower shall, at any time, be obligated to make under Section 2.15 (Capital Adequacy), 2.16 (Taxes) or 2.14(d) (Illegality) to any such Special Purpose Vehicle and any such Lender any payment in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest if such Special Purpose Vehicle had not been assigned the rights of such Lender hereunder.

(g) Each Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Revolving Loans, Letters of Credit and in the case of a Synthetic Tranche Lender, its Synthetic Tranche Credit-Linked Deposit). The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or (ii) result in the release of all or substantially all of the Collateral other than in accordance with Section 10.8(b) (Concerning the Collateral and the Collateral Documents). In the event of the sale of any participation by any Lender, (w) such Lender’s obligations under the Loan Documents shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (y) such Lender shall remain the holder of such Obligations for all purposes of this Agreement and (z) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Sections 2.15 (Capital Adequacy) and 2.16 (Taxes) and of Section 2.14(d) (Illegality) as if it were

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a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to make under Section 2.15 (Capital Adequacy), 2.16 (Taxes) or 2.14(d) (Illegality) to the participants in the rights and obligations of any Lender (together with such Lender) any payment in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest had such participation not been sold.

(h) Any Issuer may at any time assign its rights and obligations hereunder to any other Lender by an instrument in form and substance satisfactory to the Borrower, the Administrative Agent, such Issuer and such Lender. If any Issuer ceases to be a Lender hereunder by virtue of any assignment made pursuant to this Section 11.2, then, as of the effective date of such cessation, such Issuer’s obligations to Issue Letters of Credit pursuant to Section 2.4 (Letters of Credit) shall terminate and such Issuer shall be an Issuer hereunder only with respect to outstanding Letters of Credit issued prior to such date.

Section 11.3 Costs and Expenses

(a) The Borrower agrees upon demand to pay, or reimburse the Administrative Agent for, all of the Administrative Agent’s reasonable internal audit and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of the Administrative Agent’s counsel, Weil, Gotshal & Manges LLP, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents) incurred by the Administrative Agent in connection with any of the following: (i) the Administrative Agent’s audit and investigation of the Borrower and its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document or the Administrative Agent’s periodic audits of the Borrower or any of its Subsidiaries, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions To Loans And Letters Of Credit)), any Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iii) the creation, perfection or protection of the Liens under any Loan Document (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions), (iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries, this Agreement or any other Loan Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation and execution of the same.

(b) The Borrower further agrees to pay or reimburse the Administrative Agent and each of the Lenders and Issuers upon demand for all out-of-pocket costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by the Administrative Agent, such Lenders or such Issuers in connection with any of the following: (i) in enforcing any Loan Document or Obligation or any security

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therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

Section 11.4 Indemnities

(a) The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Arranger, each Lender and each Issuer (including each Person obligated on a Hedging Contract that is a Loan Document if such Person was a Lender or Issuer at the time of it entered into such Hedging Contract) and each of their respective Affiliates, and each of the directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions To Loans And Letters Of Credit)) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not such investigation, litigation or proceeding is brought by any such Indemnitee or any of its directors, security holders or creditors or any such Indemnitee, director, security holder or creditor is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Letter of Credit, or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any liability under this Section 11.4 to an Indemnitee with respect to any Indemnified Matter that has resulted primarily from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Without limiting the foregoing, “Indemnified Matters” include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the Borrower or any of its Subsidiaries involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning the Borrower or any of its Subsidiaries, (iii) any costs or liabilities incurred in connection with any Environmental Lien and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including CERCLA and RCRA and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Borrower or any of its Subsidiaries, or the owner, lessee or operator of any property of the Borrower or any of its Subsidiaries by virtue

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of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure by the Administrative Agent, any Lender or any Issuer, or the Administrative Agent, any Lender or any Issuer having become the successor in interest to the Borrower or any of its Subsidiaries and (y) attributable solely to acts of the Administrative Agent, such Lender or such Issuer or any agent on behalf of the Administrative Agent, such Lender or such Issuer.

(b) The Borrower shall indemnify the Administrative Agent, the Lenders and each Issuer for, and hold the Administrative Agent, the Lenders and each Issuer harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, the Lenders and the Issuers for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(c) The Borrower shall have the right, and at the request of any Indemnitee, shall have the obligation, to defend against any investigation, litigation or proceeding or requested Remedial Action, in each case contemplated in clause (a) above, and the Borrower, in any event, may participate in the defense thereof with legal counsel of the Borrower’s choice. In the event that such Indemnitee requests the Borrower to defend against such investigation, litigation or proceeding or requested Remedial Action, the Borrower shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Borrower’s obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

(d) The Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 11.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

Section 11.5 Limitation of Liability

(a) The Borrower agrees that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). The Borrower hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(b) IN NO EVENT SHALL ANY AGENT AFFILIATE HAVE ANY LIABILITY TO ANY LOAN PARTY, LENDER, ISSUER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

OR EXPENSES (WHETHER IN TORT OR CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY OR ANY AGENT AFFILIATE’S TRANSMISSION OF APPROVED ELECTRONIC COMMUNICATIONS THROUGH THE INTERNET OR ANY USE OF THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT SUCH LIABILITY OF ANY AGENT AFFILIATE IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FORM SUCH AGENT AFFILIATE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 11.6 Right of Set-off

Upon the occurrence and during the continuance of any Event of Default each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 11.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

Section 11.7 Sharing of Payments, Etc.

(a) If any Revolving Credit Lender (directly or through an Affiliate thereof) obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off (including pursuant to Section 11.6 (Right of Set-off) or otherwise) of the Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 11.3 (Costs and Expenses) or 11.4 (Indemnities) (other than payments pursuant to Sections 2.14 (Special Provisions Governing Eurodollar Rate Loans), 2.15 (Capital Adequacy) or 2.16 (Taxes)) or otherwise receives any Collateral or any “Proceeds” (as defined in the Pledge and Security Agreement) of Collateral (other than payments pursuant to Sections 2.14 (Special Provisions Governing Eurodollar Rate Loans), 2.15 (Capital Adequacy) or 2.16 (Taxes)) (in each case, whether voluntary, involuntary, through the exercise of any right of set-off or otherwise (including pursuant to Section 11.6 (Right of Set-off)) in excess of (i) at any time when no Trigger Event has occurred and is continuing, in the case of a Synthetic Tranche Lender, its Synthetic Tranche Ratable Portion or in the case of Direct Tranche Lender, its Direct Tranche Ratable Portion of payments of such Obligations obtained, respectively, from all Synthetic Tranche Lenders or all Direct Tranche Lenders as applicable, or (ii) following the occurrence of a Trigger Event while it is continuing, its Ratable Portion of all payments of such Obligations obtained by all the Revolving Credit Lenders, such Revolving Credit Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of the Synthetic Tranche Lenders, the Direct Tranche Lenders or all Revolving Credit Lenders, as applicable.

(b) If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.

(c) The Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 11.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 11.8 Notices, Etc.

(a) Addresses for Notices. All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i) if to the Borrower:

THE PREMCOR REFINING GROUP INC.

1700 East Putnam Avenue, Suite 400

Old Greenwich, CT 06870

Attention: Larry A. Katz

Telecopy no: (203) 637 6167

E-Mail Address: larry.katz@premcor.com

with a copy to:

STROOCK & STROOCK & LAVAN LLP

180 Maiden Lane,

New York, New York 10038

Attention: Martin H. Neidell

Telecopy no: (212) 806 7836

E-Mail Address: mneidell@stroock.com

(ii) if to any Revolving Credit Lender, at its Domestic Lending Office specified opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the signature page of any applicable Assignment and Acceptance;

(iii) if to any Issuer, at the address set forth under its name on Schedule II (Applicable Lending Offices and Addresses for Notices); and

(iv) if to the Administrative Agent or the Swing Loan Lender:

CITICORP NORTH AMERICA, INC.

388 Greenwich Street, 19th Floor

New York, New York 10013

Attention: Michael M. Schadt

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

Telecopy no: (212) 816 2613

E-Mail Address: michael.m.schadt@citigroup.com

with a copy to:

WEIL, GOTSHAL & MANGES LLP

767 Fifth Avenue,

New York, New York 10153-0119

Attention: Daniel S. Dokos

Telecopy no: (212) 310-8007

E-Mail Address: daniel.dokos@weil.com

or at such other address as shall be notified in writing (x) in the case of the Borrower, the Administrative Agent and the Swing Loan Lender, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.

(b) Effectiveness of Notices. All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, 3 days after being deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device, when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above; provided, however, that notices and communications to the Administrative Agent pursuant to Article II (The Facility) or X (The Administrative Agent) shall not be effective until received by the Administrative Agent.

(c) Use of Electronic Platform. Notwithstanding clauses (a) and (b) above (unless the Administrative Agent requests that the provisions of clause (a) and (b) above be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of, any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications electronically (in a format acceptable to the Administrative Agent) to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Borrower. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender or Issuer to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement.

Section 11.9 No Waiver; Remedies

No failure on the part of any Lender, Issuer or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

Section 11.10 Binding Effect

This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender and Issuer that such Lender or Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and Issuer and, in each case, their respective successors and assigns; provided, however, that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 11.11 Governing Law

This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 11.12 Submission to Jurisdiction; Service of Process

(a) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York located in the City of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b) Nothing contained in this Section 11.12 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower or any other Loan Party in any other jurisdiction.

(c) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter.

SECTION 11.13 Waiver of Jury Trial

EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE ISSUERS AND THE BORROWER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

Section 11.14 Marshaling; Payments Set Aside

None of the Administrative Agent, any Lender or any Issuer shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent, the Lenders or the Issuers or any such Person receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.15 Section Titles

The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error. If any reference to the number of a Section (but not to any clause, sub-clause or subsection thereof) is followed immediately by a reference in parenthesis to the title of a Section, the title reference shall govern in case of direct conflict absent manifest error.

Section 11.16 Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission or by posting on the Approved Electronic Platform shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.

Section 11.17 Entire Agreement

This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern.

CREDIT AGREEMENT

THE PREMCOR REFINING GROUP INC.

Section 11.18 Confidentiality

Each Lender and the Administrative Agent agree to use all reasonable efforts to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender’s or the Administrative Agent’s, as the case may be, customary practices and agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and not disclose any such information other than (a) to such Lender’s or the Administrative Agent’s, as the case may be, employees, officers, directors, representatives, Affiliates and agents that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes legally available to such Lender or the Administrative Agent, as the case may be, on a non-confidential basis from a source other than the Borrower or any other Loan Party, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors or (d) to current or prospective assignees, participants and Special Purpose Vehicles grantees of any option described in Section 11.2(f) (Assignments and Participations), contractual counterparties in any Hedging Contract permitted hereunder and to their respective legal or financial advisors, in each case and to the extent such assignees, participants, grantees or counterparties agree to be bound by, and to cause their advisors to comply with, the provisions of this Section 11.18. Notwithstanding any other provision in this Agreement, the Borrower and the Arranger hereby agree that each of the Borrower, the Lenders, the Administrative Agent and the Arranger (and each of their respective employees, representatives and agents and each of the officers, directors, employees, accountants, attorneys and other advisors of any of them) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Facilities and the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to each of them relating to such U.S. tax treatment and U.S. tax structure.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE PREMCOR REFINING GROUP INC.,
as Borrower

By:	/s/ Dennis R. Eichholz
Name: Dennis R. Eichholz
Title: Senior Vice President—Finance and Controller

CITICORP NORTH AMERICA, INC.,
as Administrative Agent, Swing Loan Lender and Lender

By:	/s/ Michael M. Schadt
Name: Michael M. Schadt
Title: Vice President – Asset Based Finance

CITIBANK, N.A.,
as Issuer

By:	/s/ Michael M. Schadt
Name: Michael M. Schadt
Title: Vice President – Asset Based Finance

[SIGNATURE PAGE TO CREDIT AGREEMENT]

FLEET NATIONAL BANK,
as Syndication Agent, Lender and Issuer

By:	/s/ H. Louis Bailey
Name: H. Louis Bailey
Title: Managing Director

BANK ONE, NA,
as Co-Documentation Agent and Lender

By:	/s/ Beverly J. Gray
Name: Beverly J. Gray
Title: Portfolio Manager

SUNTRUST BANK,
as Co-Documentation Agent and Lender

By:	/s/ Mark Pickering
Name: Mark Pickering
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Other Lenders:

UBS LOAN FINANCE LLC,

By:	/s/ Wilfred V. Saint
Name: Wilfred V. Saint
Title: Director – Banking Products Services, US

By:	/s/ Saltoz Sikka
Name: Saltoz Sikka
Title: Associate Director – Banking Products Services, US

BNP PARIBAS,

By:	/s/ Larry Robinson
Name: Larry Robinson
Title: Director

By:	/s/ Mark A. Cox
Name: Mark A. Cox
Title: Director

CONGRESS FINANCIAL CORPORATION,

By:	/s/ Robert H. Milhorat
Name: Robert H. Milhorat
Title: Vice President

By:	/s/ Scott Jared
Name: Scott Jared
Title: Account Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BARCLAYS BANK PLC,

By:	/s/ John Giannone
Name: John Giannone
Title: Director

BAYERISCHE HYPO – UND VEREINSBANK, AG, NEW YORK BRANCH,

By:	/s/ Yoram Dankner
Name: Yoram Dankner
Title: Managing Director

By:	/s/ William W. Hunter
Name: William W. Hunter
Title: Director

BAYERISCHE LANDESBANK,

By:	/s/ Christopher Stolarski
Name: Christopher Stolarski
Title: First Vice President

By:	/s/ James H. Boyle
Name: James H. Boyle
Title: Vice President

MERRILL LYNCH CAPITAL,

By:	/s/ Tom Bukowski
Name: Tom Bukowski
Title: Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

THE BANK OF NEW YORK,

By:	/s/ John N. Watt
Name: John N. Watt
Title: Vice President

THE BANK OF NOVA SCOTIA,

By:	/s/ V. Gibson
Name: V. Gibson
Title: Assistant Agent

UFJ BANK LIMITED,

By:	/s/ Clyde L. Redford
Name: Clyde L. Redford
Title: Senior Vice President

WASHINGTON MUTUAL,

By:	/s/ Terri K. Lins
Name: Terri K. Lins
Title: Vice President

UNION BANK OF CALIFORNIA, N.A.,

By:	/s/ Sean Murphy
Name: Sean Murphy
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CREDIT LYONNAIS NEW YORK BRANCH,

By:	/s/ Olivier Audemard
Name: Olivier Audemard
Title: Senior Vice President

LASALLE BUSINESS CREDIT, LLC,

By:	/s/ Daniel K. Clancy
Name: Daniel K. Clancy
Title: First Vice President

CREDIT SUISSE FIRST BOSTON,

By:	/s/ James Moran
Name: James Moran
Title: Director

By:	/s/ Denise Alvarez
Name: Denise Alvarez
Title: Associate

FOOTHILL INCOME TRUST II, LP,

By:	/s/ Dennis R. Ascher
Name: Dennis R. Ascher
Title: Managing Member

SIEMENS FINANCIAL SERVICES, INC.,

By:	/s/ Frank Amodio
Name: Frank Amodio
Title: Vice President — Credit

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SOVEREIGN BANK,

By:	/s/ Robert D. Lanigan
Name: Robert D. Lanigan
Title: Senior Vice President

TEXTRON FINANCIAL CORPORATION,

By:	/s/ Ron Eckhoff
Name: Ron Eckhoff
Title: Vice President

UNITED OVERSEAS BANK LTD., NEW YORK AGENCY,

By:	/s/ Kwong Yew Wong
Name: Kwong Yew Wong
Title: Agent & General Manager

By:	/s/ Philip Cheong
Name: Philip Cheong
Title: VP & Deputy General Manager

NATEXIS BANQUES POPULAIRES,

By:	/s/ Daniel Payer
Name: Daniel Payer
Title: Vice President

By:	/s/ Louis P. Laville, III
Name: Louis P. Laville, III
Title: Vice President & Manager

[SIGNATURE PAGE TO CREDIT AGREEMENT]

N M ROTHSCHILD & SONS LIMITED,

By:	/s/ David Street
Name: David Street
Title: Director

By:	/s/ Christopher Coleman
Name: Chrisptopher Coleman
Title: Managing Director

PB CAPITAL CORPORATION,

By:	/s/ Michael Bedore
Name: Michael Bedore
Title: Vice President

By:	/s/ Kevin Braddish
Name: Kevin Braddish
Title: Managing Director

WEBSTER BUSINESS CREDIT CORPORATION,

By:	/s/ Alan F. McKay
Name: Alan F. McKay
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

i

(CONTINUED)

(CONTINUED)

(CONTINUED)

(CONTINUED)

v

(CONITNUED)

SCHEDULES

Schedule I	-	Revolving Credit Commitments
Schedule II	-	Applicable Lending Offices and Addresses for Notices
Schedule 1.1(a)	-	Eligible Carriers
Schedule 1.1(b)	-	Approved Account Debtors
Schedule 1.1(c)	-	Permitted Investments
Schedule 2.4	-	Existing Letters of Credit
Schedule 4.2	-	Consents
Schedule 4.3	-	Ownership of Subsidiaries
Schedule 4.7	-	Litigation
Schedule 4.15	-	Labor Matters
Schedule 4.16	-	List of Plans
Schedule 4.17	-	Environmental Matters
Schedule 8.1(b)	-	Existing Indebtedness
Schedule 8.1(n)	-	Net Capital Contributions
Schedule 8.2	-	Existing Liens
Schedule 8.3(a)	-	Existing Investments
Schedule 8.3(k)	-	PACC Committed Investments
Schedule 8.4(g)	-	Permitted Asset Sales
Schedule 8.10	-	Restrictions on Subsidiary Distributions

EXHIBITS
Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Revolving Credit Note
Exhibit C	-	Form of Notice of Borrowing
Exhibit D	-	Form of Swing Loan Request
Exhibit E	-	Form of Letter of Credit Request
Exhibit F	-	Form of Notice of Conversion or Continuation
Exhibit G	-	Form of Opinion of Counsel for the Loan Parties
Exhibit H	-	Form of Guaranty
Exhibit I	-	Form of Pledge and Security Agreement
Exhibit J	-	Form of Borrowing Base Certificate
Exhibit K	-	Form of PACC Security Agreement

vi